Exhibit (a)(8)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended to seek financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other appropriate independent financial adviser, who, if you are resident in Ireland, is authorised or exempted under the European Communities (Markets in Financial Instruments) Regulations (Nos 1 to 3) 2007 (as amended) of Ireland, or the Investment Intermediaries Act 1995 of Ireland or, who, if you are resident in the United Kingdom, is authorised under the Financial Services and Markets Act 2000 of the United Kingdom or who, if you are resident outside of Ireland or the UK, from an appropriately authorised independent financial advisor.

If you sell or have sold or otherwise transferred all of your Elan Shares please send this document to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission as soon as possible. If you sell or have sold or otherwise transferred only part of your holding of Elan Shares you should retain this document and consult your stockbroker, bank or other agent through whom the sale or transfer was effected immediately as to the action you should take.

Shareholders resident in jurisdictions outside of Ireland or the United Kingdom should consult their legal and/or financial advisors in their respective jurisdictions to ensure compliance with local securities law.

Your attention is drawn in particular to Part 5 of this document which sets out and describes certain risk factors that you should carefully consider when deciding whether or not to vote in favour of the Resolutions to be proposed at the Extraordinary General Meeting to be held on 17 June 2013. Investors should read the whole of this document.

Unless otherwise stated, defined terms in this document have the meanings given to them in Part 9 Definitions.

ELAN CORPORATION, PLC

(Incorporated and registered in Ireland under the Companies Acts 1963 to 2012 with registered number 30356)

PROPOSED ROYALTY PARTICIPATION AGREEMENT WITH THERAVANCE

PROPOSED PURCHASE OF AOP

PROPOSED DISPOSAL OF ELND005

PROPOSED SHARE REPURCHASE PROGRAM
AND
NOTICE OF EXTRAORDINARY GENERAL MEETING

Your attention is drawn to the letter from the Chairman of Elan on pages 5 to 7 of this document, which contains the recommendation of the Board to Shareholders to vote in favour of the Resolutions described herein. You should read this document in its entirety and consider whether to vote in favour of the Resolutions in light of the information contained in this document.

Notice of an Extraordinary General Meeting of Elan, to be held at 10.00 a.m. (Irish time) on 17 June 2013 at the O’Callaghan Davenport Hotel, 8/10 Merrion Street Lower, Dublin 2, Ireland is set out at the end of this document. Shareholders will find enclosed a Form of Proxy for use at the Extraordinary General Meeting. Shareholders are requested to complete and return the Form of Proxy whether or not they intend to be present at the meeting. To be valid, Forms of Proxy should be completed and signed in accordance with the instructions printed thereon and returned by post or by hand so as to reach the Registrars, Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, as soon as possible and, in any event, by no later than 10.00 a.m. (Irish time) on 15 June 2013. Return of a Form of Proxy will not preclude a holder of Ordinary Shares from attending and voting at the meeting in person. Holders of ADSs wishing to appoint a proxy, should complete and sign the Form of Proxy and return it to the Company’s ADS Depositary, Citibank N.A., P.O. Box 43099, Providence, Rhode Island 02940-5000, United States, as soon as possible, but in any event so as to be received no later than 3.00 p.m. (New York time) on 13 June 2013.

IMPORTANT INFORMATION: Elan, at this time, is not offering to the public any Elan Shares, or any other securities in connection with the Transactions. This document is not a prospectus, nor is it a document containing information regarded by the Central Bank of Ireland as being equivalent to that of a prospectus. This document is intended only to provide Elan Shareholders with sufficient information so as to enable them to make an informed decision as to the manner in which to exercise their voting rights in respect of the Resolutions proposed for consideration at the Extraordinary General Meeting.

Davy and Davy Corporate Finance each of which are regulated in Ireland by the Central Bank of Ireland, are acting for Elan and no one else in relation to the matters referred to herein. In connection with such matters, Davy and Davy Corporate Finance, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this document or any matter referred to herein.

Morgan Stanley & Co. International plc, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser to Elan and for no one else in relation to the matters referred to herein. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this document or any matter referred to herein.

Ondra LLP, which is regulated by the Financial Conduct Authority in the United Kingdom, is acting for Elan and no one else in relation to the matters referred to herein. In connection with such matters, Ondra LLP, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this document or any matter referred to herein.

Citigroup Global Markets Inc, which is a member of the Securities Investor Protection Corporation and is a registered broker-dealer regulated by the Securities and Exchange Commission and Citigroup Global Markets Limited, which is authorised by the Prudential Regulation Authority and regulated by the Prudential Regulation Authority and the Financial Conduct Authority, are acting for Elan and no one else in relation to the Revised Offer. In connection with such matters, Citigroup Global Markets Inc and Citigroup Global Markets Limited, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the Revised Offer described in this document.

The Company has a secondary listing on the Irish Stock Exchange. For this reason, the Company is not subject to the same on-going regulatory requirements as those which would apply to an Irish company with a primary listing on the Irish Stock Exchange including the requirement that certain transactions require the approval of shareholders. The Extraordinary General Meeting is being convened in order to comply with the requirements of the Irish Takeover Rules. For further information, Shareholders should consult their own financial adviser. The contents of this document have not been, and are not required to be, approved by the Irish Stock Exchange.

No person has been authorized to give any information or make any representations other than those contained in this Circular and, if given or made, such information or representations must not be relied on as having been so authorized. The delivery of this Circular shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Circular or that the information in it is correct as of any subsequent time.

This document has been prepared in accordance with the requirements of Irish law and is subject to disclosure and procedural requirements that may be different from those under US law. Any financial figures included or incorporated in this document may have been prepared in accordance with non-US accounting standards that may or may not be comparable to the financial statements of a US company.

Any holder of 1% or more of any class of relevant securities of Elan or of Royalty Pharma may have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2007 (as amended).

This Circular contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate”, “estimate”, “project”, “target”, “intend”, “plan”, “will”, “believe”, “expect” and other words and terms of similar meaning in

2

connection with any discussion of future financial performance or events. Among the factors that could cause actual results to differ materially from those described or projected herein are the following: risks related to delays or difficulties encountered in obtaining, or the failure to obtain, the approval of Elan’s Shareholders of the Theravance, AOP and ELND005 Transactions and the Share Repurchase Program, the possibility that intervening events could arise which could alter the timing, or the ability to consummate the Theravance, AOP or the ELND005 Transactions or the Share Repurchase Program even if Elan Shareholder approval is obtained, the risk that third parties could challenge any or all of the Transactions, even if the Transactions are approved by Elan Shareholders and consummated, risks that the Transactions do not provide the benefits to Elan that are anticipated, and whether Elan can satisfy the escrow conditions with respect to its debt financing; as Elan’s principal source of revenue may remain a royalty on sales of Tysabri, the potential of Tysabri, which may be severely constrained by increases in the incidence of serious adverse events (including death) associated with Tysabri (in particular, by increases in the incidence rate for cases of PML), or by competition from existing or new therapies (in particular, oral therapies), and the potential for the successful development and commercialization of products, whether internally or by acquisition, especially given the separation of the Prothena business which left Elan with no material pre-clinical research programs or capabilities; Elan’s ability to maintain sufficient cash, liquid resources, and investments and other assets capable of being monetized to meet its liquidity requirements; the success of our development activities, and R&D activities in which Elan retains an interest, including, in particular, the impact of the announced discontinuation of the development of bapineuzumab intravenous in mild to moderate Alzheimer’s disease; failure to comply with anti-kickback, bribery and false claims laws in the United States, Europe and elsewhere; difficulties or delays in manufacturing and supply of Tysabri; trade buying patterns; the impact of potential biosimilar competition, the trend towards managed care and health care cost containment, including Medicare and Medicaid; legislation and other developments affecting pharmaceutical pricing and reimbursement (including, in particular, the dispute in Italy with respect to Tysabri sales), both domestically and internationally; failure to comply with Elan’s payment obligations under Medicaid and other governmental programs; exposure to product liability (including, in particular, with respect to Tysabri) and other types of lawsuits and legal defense costs and the risks of adverse decisions or settlements related to product liability, patent protection, securities class actions, governmental investigations and other legal proceedings; Elan’s ability to protect its patents and other intellectual property; claims and concerns that may arise regarding the safety or efficacy of Elan’s product candidates; interest rate and foreign currency exchange rate fluctuations and the risk of a partial or total collapse of the euro; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; whether Elan is deemed to be an investment company or a passive foreign investment company; general changes in United States and International generally accepted accounting principles; growth in costs and expenses; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items. A further list and description of these risks, uncertainties and other matters can be found in Elan’s Annual Report on Form 20-F for the fiscal year ended 31 December 2012, and in its Reports of Foreign Issuer on Form 6-K filed with the SEC. Elan assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Nothing in this document other than the Profit Forecast (as defined in Part 8) is intended to be a profit forecast and no statement in this document should be interpreted to mean that the earnings per Elan Share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period. Capitalised terms in this document, unless otherwise stated, are defined in Part 9 of this document.

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EXPECTED TIMETABLE OF PRINCIPAL EVENTS(1)(2)

Issue of this document	27 May 2013

Closing of Bond Offer and placing of proceeds into Escrow	31 May 2013

Latest time and date for receipt of proxies representing	13 June 2013
registered holders of ADSs(3)	at 3.00 p.m. (New York time)

Latest time and date for receipt of proxies representing	15 June 2013
registered holders of Ordinary Shares(4)	at 10.00 a.m. (Irish time)

Extraordinary General Meeting of Elan	17 June 2013
at 10.00 a.m. (Irish time)

Expected Completion of the Theravance Transaction	18 June 2013

Expected Release of proceeds of Bond Offer from Escrow(5)	by 21 June 2013

Expected Completion of the ELND005 Transaction	28 June 2013

Expected Completion of the AOP Transaction	1 August 2013

Full details of the timetable will be published by way of announcements on the Regulatory Information Service.

Notes:

(1)	Each of the times and dates in the above timetable is based on current expectations and is subject to change.

(2)	All references in this document are to Irish time unless otherwise stated.

(3)	Receipt by the ADS Depositary, Citibank N.A.

(4)	Receipt by the Registrar, Computershare Investor Services (Ireland) Limited.

(5)	Assumes satisfaction of the escrow release conditions set out in Part 4 of this Circular.

4

PART 1

LETTER FROM THE CHAIRMAN

ELAN CORPORATION, PLC

(Registered in Ireland under the Companies Acts 1963 to 2012 with registered number 30356)

Directors:	Registered Office

Robert A. Ingram (Chairman)	Treasury Building
Kelly Martin (Executive Director, CEO)	Lower Grand Canal Street
Gary Kennedy (Director)	Dublin 2
Patrick Kennedy (Director)	Ireland
Giles Kerr (Director)*
Kieran McGowan (Director)
Kyran McLaughlin (Director)
Donal O’Connor (Director)
Richard Pilnik (Director)
Dennis Selkoe (Director)*
Andrew Von Eschenbach (Director)

* indicates that the director will be retiring at the 2013 Annual General Meeting to be held on 30 May 2013

URGENT: PROTECT YOUR INVESTMENT IN ELAN
VOTE “YES” ON THE RESOLUTIONS TODAY

Dear Shareholder,

On behalf of the Board of Directors, I am writing to ask for your support at the Company's Extraordinary General Meeting (EGM) to be held on June 17, 2013. This meeting is especially important and could have a major impact on the value of your investment in Elan.

ELAN HAS A PROVEN TRACK RECORD

Over the past decade, Elan has made tremendous progress on our goal of building a profitable biotechnology company with strong cash flow, de-risking our business and balance sheet, and returning value to Shareholders. Consider that Elan’s current management team and Board has:

•	Delivered revenues of $1.2 billion(1) in 2012, 150% higher than 2004, and 2012 Adjusted EBITDA(2) of positive $194 million, versus negative $197 million in 2004

•	Paid off all debt (subject to the 2021 Notes issuance), which stood at $2.4 billion in 2006

•	Launched the blockbuster MS treatment Tysabri, twice

•	Significantly reduced clinical risk in our Alzheimer’s program through the establishment of Janssen AI with Johnson & Johnson in 2009

•	Successfully divested our EDT business in 2011, generating $1 billion of capital

•	Completed the separation of our drug discovery business, Prothena, in 2012, providing investors additional choice and investment clarity

•	And – with the restructuring of our Tysabri collaboration with Biogen Idec earlier this year – returned $1 billion to shareholders through the “Dutch Auction” Tender Offer buyback, and established a cash dividend that directly links shareholder value to the long-term performance and cash flow generation of Tysabri.

(1)	Revenue of continuing and discontinued operations under U.S. GAAP. As a result of the restructuring of our collaboration agreement with Biogen Idec the results of Tysabri that are included in the 2012 Consolidated Income statement are presented as a discontinued operation.

(2)	Adjusted EBITDA on a total operations basis.

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WE BELIEVE ELAN’S NEW PLATFORM WILL DELIVER SUPERIOR
VALUE FOR SHAREHOLDERS

With the completion of the Tysabri restructuring – in addition to returning $1 billion to Shareholders – we have transformed Elan’s strategic platform to provide for continued growth and value creation. The new platform is built on three strong pillars:

1.	Tysabri Royalty: Elan maintains a highly valuable royalty on this established blockbuster product in a large and growing therapeutic category. In 2012, global in-market net sales of Tysabri exceeded $1.6 billion and constituted approximately 12% of the global MS market by value, and the number of patients using Tysabri increased by 12% last year. We have little-to-no related R&D expenses and largely fixed corporate infrastructure. Tysabri should continue as a strong income generator for the Company and Shareholders through the dividend directly linked to Tysabri’s performance.

2.	Theravance Royalty Participation: The transaction we announced on May 13, 2013 provides Elan and our Shareholders with a participation interest in potential future royalty payments related to four respiratory programs partnered by Theravance and Glaxo Group Limited, including BREOTM ELLIPTATM 100/25 mcg which was recently approved by the U.S. Food and Drug Administration as an inhaled long-term, once daily maintenance treatment of airflow obstruction in patients with chronic obstructive pulmonary disease (COPD). The respiratory market is expected to grow to approximately $31 billion by 2025 (+40% from 2012), driven by an aging population, increased prevalence in emerging markets, earlier treatment intervention globally and treatment guidelines recommending longer-acting therapies. Products developed by Glaxo under previous respiratory programs (in which Elan does not have a participation interest) had more than a 40% share of the respiratory market in 2012, and Glaxo is expected to maintain its leading position for years to come, with its strong late-stage pipeline in collaboration with Theravance.

The Board believes that the Theravance Transaction provides Elan and Shareholders with potential long-term, high quality cash flow with significant after-tax margin and has contractually agreed to recommend it to Shareholders. As with Tysabri, Shareholders will benefit directly – as 20% of the payments received by Elan will be paid to Shareholders as a dividend.

As summed up by one leading analyst team: “We find the Theravance transaction impressive for: 1) immediate EPS accretion, 2) immediate return of capital to shareholders, 3) virtually 100% pure net profit, 4) long duration assets, 5) partnered with premier respiratory companies, 6) no operational risk, and 7) positive NPV.”

3.	AOP Orphan: The agreement to acquire Austria-based AOP Orphan, which we announced on May 20, 2013, is consistent with our strategy to diversify our business and to gain access to attractive late stage pipeline assets with geographic presence in a growing region of the world. AOP has a strong regional presence in the high growth field of orphan and rare diseases. AOP, a pioneer in this field, has been successfully growing its business in the double digits since inception and continues to focus on unmet needs in a broad array of therapeutic areas. The $80 billion Eastern and Central European pharma market, which is AOP’s focus, is expected to double in size over the next 10 years.

On May 20, 2013, we also announced an investment in NewBridge Pharmaceuticals, a regulatory and marketing partner for the global industry in some of the world’s fastest-growing and most under-served regions of the world, particularly the Middle East and Africa.

The Board believes that AOP Orphan and NewBridge together create a highly unique business. The geographic markets in which they operate are characterized by underlying growth and demand for health care products, broad economic development and increased patient and caregiver knowledge in disease areas such as oncology, cardiovascular-pulmonology, hematology, gastroenterology, neurology and a variety of rare and orphan diseases. Both businesses are headed by strong, experienced leaders, who will remain in place.

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CONTINUED COMMITMENT TO FINANCIAL DISCIPLINE
AND RETURNING VALUE TO SHAREHOLDERS

Our commitment to lower risk growth, capital structure and cost discipline, and returning value to shareholders is as strong as ever.

On May 20, 2013, we announced the divestiture of our ELND005 asset to an independent company, Speranza Therapeutics. This allows Elan to eliminate the operating activities associated with the development of the drug (2013 estimated spend:~ $80 million), while at the same time maintaining a share of the potential upside.

We have also announced our plan for an additional $200 million share repurchase program, which would be in addition to the $1 billion buyback already completed and the dividends linked directly to Tysabri and Theravance royalties.

ROYALTY PHARMA OFFER SUBSTANTIALLY UNDERVALUES ELAN TODAY

Despite the progress we have made and strong potential for future growth, Royalty Pharma has made an opportunistic offer to acquire Elan at $12.50 per share, and stated that if Elan’s Shareholders vote in favour of any of the compelling transactions we have announced, including Theravance and AOP, its offer will lapse. As announced on May 23, 2013 your Board of Directors, after careful review and consideration and with the assistance of its executive management team as well as outside financial and legal advisors, has determined that the Royalty Pharma revised offer substantially undervalues the company.

Your Board includes former top-tier executives at leading pharmaceutical companies and healthcare organizations, including GlaxoSmithKline, Eli Lilly & Co, Athena Neurosciences, Harvard Medical School, the former Commissioner of the FDA and Director of the National Cancer Institute – as well as highly experienced financial executives. We take our fiduciary responsibilities to Shareholders very seriously, and URGE YOU TO REJECT THE ROYALTY PHARMA OFFER.

VOTE YES ON THE RESOLUTIONS AT THE JUNE 17 SHAREHOLDER MEETING

At Elan’s EGM to be held on June 17, 2013:

•	Vote YES on the Theravance Resolution to approve the Theravance Transaction

•	Vote YES on the AOP Resolution to approve the AOP Transaction

•	Vote YES on the ELND005 Resolution to approve the ELND005 Transaction

•	Vote YES on the Share Repurchase Resolution to approve the Share Repurchase Program

The Board unanimously recommends all Shareholders to vote in favour of the Resolutions, as the Directors intend to do in respect of their own beneficial holdings, amounting in aggregate to 823,341 Elan Shares, representing approximately 0.16% of the existing issued share capital of Elan.

You can vote by telephone, by Internet, or by signing, dating and returning the enclosed Form of Proxy in the postage-paid envelope provided.

If you need assistance, or have questions, and you hold ordinary shares contact Computershare Investor Services (Ireland) Limited on the dedicated Helpline number +353 1 447 5107 or see www.eproxyappointment.com.

Holders of American Depositary Shares should contact Innisfree M&A Incorporated as follows:

Toll-free from the US and Canada: 1-877-750-9498

Free-phone from Ireland and the UK: 00-800-4664-7000

Call collect: 212-750-5833 (Banks, brokers and others)

We thank you for your continued support of Elan.

Sincerely,

Robert A. Ingram

Chairman

27 May 2013

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PART 2

DESCRIPTION OF THE TRANSACTIONS

Transactions

As part of the first phase of investment under its new strategy, Elan has announced four strategic Transactions:

Theravance Transaction

On 12 May 2013, the Company entered into the Theravance Royalty Participation Agreement pursuant to which the Company will purchase a participation interest in potential future royalty payments related to certain Royalty Interest Products each of which is a treatment or a potential treatment for COPD and/or asthma. Under the terms of the Theravance Royalty Participation Agreement, the Company will make a one-time cash payment of $1.0 billion to Theravance in exchange for a 21% participation interest in the potential future royalty payments from the Royalty Interest Products earned by Theravance when, as and if received.

On 10 May 2013, the FDA approved BREO™ ELLIPTA™ as an inhaled long-term, once-daily maintenance treatment of airflow obstruction in patients with COPD. RELVAR™ ELLIPTA™ (the chemical equivalent of BREO ELLIPTA with a different brand name for markets outside the USA) for the treatment of COPD and asthma patients is currently under review by the European Medicines Agency and in Japan. In addition, a new drug application for ANORO™ ELLIPTA™ was accepted by the FDA in February 2013, and the Prescription Drug User Fee Act goal date was set as 18 December 2013. MABA ‘081 is an investigational, single molecule bifunctional bronchodilator with both muscarinic antagonist and beta2 receptor agonist activities, which Glaxo and Theravance have announced they plan to advance into Phase 3 during 2013. Vilanterol (VI) monotherapy, a component of BREO ELLIPTA/RELVART ELLIPTA and ANORO ELLIPTA, as a monotherapy is the fourth Royalty Interest Product. Glaxo is one of the world's largest pharmaceutical companies and a leader in the development and commercialization of respiratory products. BREO™ ELLIPTA™ and RELVAR™ ELLIPTA™ (in which Elan has a participation interest) are aimed at succeeding Glaxo's Advair(r)/Seretide™ franchise, which had reported 2012 net sales of approximately $8 billion. BREO™ ELLIPTA™ and RELVAR™ ELLIPTA™ are unique, however, in that they are a once daily therapy.

The Theravance Transaction is subject to the satisfaction or waiver of certain conditions, including (i) the approval of Elan Shareholders, (ii) the absence of laws or governmental orders that prevent the closing of the Theravance Transaction, (iii) the establishment of a Theravance subsidiary that will receive the covered royalty payments, and (iv) other customary conditions.

If Elan Shareholder approval is not obtained, Elan breaches any of its undertakings relating to the holding of the shareholder meeting, or certain other conditions are not met (including if the closing of the Theravance Transaction is prevented by a law or governmental order), then Elan will be required to pay Theravance a $10.0 million break fee.

The Theravance Royalty Participation Agreement includes an undertaking by Elan that this Circular contain a recommendation from the Board to Shareholders, to vote in favour of the Theravance Transaction and that such recommendation will not be withdrawn, modified or altered in any way without Theravance’s prior written consent. If the Company was to breach this provision of the Theravance Royalty Participation Agreement, Elan could be exposed to a claim for damages for breach of contract. Notwithstanding and independent of this contractual undertaking, the Board believes that the Theravance Transaction is in the best interests of Elan and the Shareholders, and has recommended that Shareholders vote to approve the transaction.

If Shareholder approval is obtained and the other closing conditions are met or waived, the Theravance Transaction is expected to close shortly after the EGM.

AOP Transaction

On May 19, 2013, Elan and SASR, a newly formed subsidiary of Elan, entered into the AOP Share Purchase Agreement for its pending purchase of AOP. AOP researches, develops, produces and distributes innovative drugs and administration methods for rare diseases. AOP focuses on

8

haematology and oncology, cardiology and pulmonology, neurology and psychiatry, and metabolic and genetic disorders.

AOP is currently a privately owned company and is controlled by its founder and chief executive officer, Dr. Rudolf Stefan Widmann. It is based in Vienna and its sales in Austria, Poland and the Czech Republic account for over 60% of AOP’s revenues. AOP’s EBITDA was €17.6 million (approximately $23 million) (preliminary and unaudited) for the year ended 31 December 2012 and €15.7 million (approximately $20 million) for the year ended 31 December 2011, in both cases excluding estimated amounts attributable to AOP’s current generic products business, which is not being acquired.

AOP’s five most significant products, by revenue, for the year ended 31 December 2012, were:

Subject to transfer of
Name	Indication Used	License

Remodulin®	Pulmonary arterial hypertension	Yes
Thromboreductin®	Essential thrombocythemia	No
Tetmodis®	Huntington’s disease	Yes
Busilvex®	Conditioning before stem cell transplantation	Yes
Canemes®	Chemotherapy-induced nausea & vomiting (CINV)	Yes

Sales of these five products represented approximately 97% of AOP’s revenues of €59 million (approximately $76 million) (preliminary and unaudited) in the year ended 31 December 2012 and sales of two of those, Remodulin® and Thromboreductin®, represented approximately 93% of AOP’s revenues in that year.

The consideration payable under the AOP Share Purchase Agreement consists of an initial purchase price of €263.5 million (approximately $339 million), composed of €175.7 million in cash (approximately $226 million) and €87.8 million (approximately $113 million) of Elan Ordinary Shares, each deliverable at closing. There are also potential post-close milestone payments of up to €270 million (approximately $347 million) that will become payable by Elan on the advancement of certain late stage clinical programs to filing and regulatory acceptance (2014-2018 time frame).

The AOP Share Purchase Agreement contains customary representations and warranties from the seller, Dr. Widmann, about the business and some limited representations and warranties from Elan. Dr. Widmann also undertakes not to compete with AOP for three years from closing.

Completion of the AOP Transaction is subject to a number of conditions precedent, including (i) the approval of Elan Shareholders, (ii) that there have been no material adverse events between signing of the AOP Share Purchase Agreement and closing of the AOP Transaction, (iii) obtaining certain third-party consents and (iv) delivery of audited financial statements for AOP for the year ended 31 December 2012. The AOP Transaction is subject to termination if these conditions are not fulfilled by 1 August 2013. Elan is entitled to waive any of these conditions at its sole discretion, other than the receipt of Elan Shareholder approval.

If closing does not occur by 1 August 2013 due to a failure by Elan to obtain Shareholder approval, Elan will be required to pay to Dr. Widmann a break fee of €5 million (approximately $6 million) as reimbursement for his costs and expenses in connection with the AOP Transaction.

Under the terms of the AOP Transaction, each party is responsible for its own costs and expenses. The agreement is governed by Austrian law.

The EBITDA amounts noted above are prepared under Austrian GAAP. The 2012 EBITDA is preliminary and unaudited.

ELND005 Transaction

On 19 May 2013 Elan, through its wholly owned subsidiary, EPIL, entered into the ELND005 Transaction Agreement with Nerano (an Irish incorporated company controlled by Mr. Seamus Mulligan) pursuant to which Elan agreed to transfer the intellectual property and other assets related to ELND005 (scyllo-inositol) to a newly-formed company, Speranza Biopharma.

Pursuant to the ELND005 Transaction Agreement, Elan will also transfer the Transition Collaboration Agreement to Speranza Biopharma. Elan has agreed to contribute $63.0 million to Speranza Biopharma, which may only be used to fund the ELND005 Business, and to advance a further $7.0 million to Speranza Biopharma as a 10 year interest free loan. Nerano will also extend a

9

$20.0 million 10 year interest free loan to Speranza Biopharma. Pursuant to the ELND005 Transaction Agreement, EPIL will retain liabilities and claims relating to the ELND005 Business arising prior to the closing of the ELND005 Transaction and Speranza Biopharma will assume liabilities and claims relating to the ELND005 Business arising after the closing of the ELND005 Transaction. Elan will also remain responsible for up to $3.0 million in retention bonuses or severance payments made by Speranza Biopharma within 18 months of the ELND005 Transaction.

Speranza Therapeutics owns 100% of Speranza Biopharma. Pursuant to the ELND005 Transaction Agreement, Elan will subscribe for 18% of the shares in Speranza Therapeutics. Nerano will hold 62% of Speranza Therapeutics shares and the remaining 20% will be issued to senior management who work on the ELND005 Business and who will transfer from Elan to Speranza Biopharma. Elan’s share ownership in Speranza Therapeutics cannot be diluted below 18% or increased above 18%.

Pursuant to the ELND005 Transaction Agreement, Elan will receive royalty payments in the amount of 3% of worldwide sales of all ELND005 products (subject to reduction in the case of generic competition and other limited circumstances) as well as an option to receive exclusive commercialization rights to ELND005 products in certain territories. Elan may also receive two one-time $200.0 million milestone payments on the occurrence of each of the following events: (i) any sale, transfer or other disposal of the Speranza Group or all or substantially all of its business (which milestone will be subject to a deduction for all future milestone payments paid to Transition by Speranza Biopharma, the maximum amount of which would be $93 million); and (ii) attainment by the Speranza Group of worldwide annual net income of $1.5 billion.

The ELND005 Transaction is subject to certain conditions, including (i) the approval of Elan’s Shareholders, (ii) receipt of required governmental approvals or clearances, (iii) absence of laws or governmental orders preventing completion of the ELND005 Transaction and (iv) agreement and execution of certain ancillary agreements. Either party may terminate the ELND005 Transaction Agreement if the conditions are not satisfied on or before 1 August 2013.

Nerano will nominate all members of the Speranza Therapeutics board of directors. Elan and Nerano have agreed to adopt a business purpose plan for Speranza Therapeutics, within 90 days of the consummation of the ELND005 Transaction, which will provide a general framework for Speranza Therapeutics’ business activities. However, Nerano will be responsible for all operating and financial decisions on the development and commercialization of the ELND005 compound. If the Speranza Group requires additional funding to implement the business plan, it will have the ability to require Elan and Nerano to contribute a further $10.0 million to Speranza Biopharma to complete any clinical activities or obtain any regulatory approvals necessary under the business plan, with Elan to contribute 78% of this amount and Nerano to contribute the remaining 22%.

On or before the date that is 15 months after the consummation of the ELND005 Transaction, Elan and Nerano may terminate the business because it is not viable due to a clinical event or other determination. If this occurs, the initial shareholder loans will be repaid in the amounts of $7.0 million to Elan and $20.0 million to Nerano, with any remaining surplus to be paid to Elan. At any time after the date that is 15 months after the consummation of the ELND005 Transaction, if Elan and Nerano terminate the business because it is not viable, then 22% of Speranza Biopharma’s remaining net cash will be used to repay any loan made by Nerano and 78% of the remaining net cash of Speranza Biopharma will be used to repay any loan made by Elan, with any remaining surplus to be paid to Elan.

The ELND005 Transaction Agreement prohibits Speranza Biopharma from actions not in the ordinary course of business without the consent of Elan, including the following:

•	material changes of business purpose or the business purpose plan;

•	significant acquisitions or disposals of assets;

•	alteration of share capital or of the constitutional documents of the company;

•	dissolution or winding up;

•	use of the initial funding for matters not related to ELND005 or contemplated by the business purpose plan; and

•	dividends or distributions.

Share Repurchase Program

Elan currently has Shareholder authority to conduct market purchases of its Shares and is seeking Shareholder approval at its forthcoming annual general meeting for a renewal of that authority. As

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announced on 20 May 2013, the Company intends to launch a share repurchase program in an amount of up to $200 million (assuming the granting of the relevant authority at the annual general meeting).

The Share Repurchase Program will be conducted in accordance with relevant US and Irish securities laws, the existing Shareholder authority and any renewal of that authority at the annual general meeting to be held on 30 May 2013.

As the Company is in an Offer Period, the execution of the Share Repurchase Program in the Offer Period requires Shareholder approval under Rule 4.1(f) of the Irish Takeover Rules. Accordingly Shareholders are being asked to approve the Share Repurchase Program and the purchase of Shares by the Company in the Offer Period in accordance with existing and future Shareholder authorities granted pursuant to the provisions of Part XI of the Irish Companies Act 1990.

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PART 3

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS

Introduction

To help you understand what is involved in the Transactions the following are answers to some of the questions you may have as an Elan Shareholder regarding the Transactions. These questions and answers only highlight some of the information contained in this Circular. They may not contain all the information that is important to you. You should read carefully this entire Circular to understand fully the proposed Transactions and the voting procedures for the EGM.

Q:	Why am I receiving this Circular?

A:	Elan has entered into certain agreements that are described in this Circular with respect to the Transactions.

Pursuant to Rule 21 of the Irish Takeover Rules, during the Royalty Pharma Offer Period, Elan is required to obtain Shareholder approval of the Transactions at an EGM of the Company. In the event that the Offer Period has ended, Shareholder approval of the Transactions will not be required and the Company may decide not to proceed with the EGM in those circumstances.

This document and the enclosed materials summarize the Transactions and provide information as to how to appoint a proxy or vote your Elan Shares by mail, telephone or internet.

Your vote is very important.

Elan encourages you to submit your proxy or vote your Elan Shares by mail, telephone or internet as soon as possible.

Q:	What are the proposals on which I am being asked to vote?

A:	You are being asked to vote to approve the (i) Theravance Transaction; (ii) AOP Transaction; (iii) ELND005 Transaction; and (iv) Share Repurchase Program.

Q:	What are the reasons for the Transactions?

A:	As announced on 20 May 2013, the Transactions are designed to create a balance of risk (science, molecules, regulatory and reimbursement) with the benefit of diversification (therapeutics, geographies, science and operational constructs) to produce long-term growth in income and value, that allows for participation in various parts of the industry value chain for the direct benefit of Shareholders.

Q:	What is the position of the Elan Board of Directors regarding the proposals being put to a vote at the EGM?

A:	The Elan Board of Directors believes that the Transactions are fair and in the best interests of Elan and its Shareholders. The Elan Board of Directors recommends that Elan Shareholders vote “FOR” the Resolutions to approve the Transactions.

Q:	When are the Transactions expected to be completed?

A:	As of the date of this Circular, the Transactions are expected to complete as soon as possible following the EGM and in any event by the third quarter of 2013. However, no assurance can be provided as to when or if the Transactions will complete. The required vote of Elan Shareholders to approve the Transactions at the EGM, as well as the necessary regulatory consents and approvals, must first be obtained and certain other conditions specified in the Transaction documents must be satisfied or, to the extent permissible, waived.

Q:	If any of the Resolutions to approve the Transactions are passed, what happens to the Royalty Pharma Offer?

A:	If any of the Resolutions are passed, Royalty Pharma has stated in its Revised Offer Document that its Offer will lapse and will therefore cease to be capable of acceptance.

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Q:	What will happen if the Transactions are not approved by Shareholders?

A:	(i)	In the event the Theravance Resolution is not passed by Shareholders, the Theravance Transaction will not be put into effect and a break fee of $10 million will be payable to Theravance;

(ii)	In the event that the ELND005 Resolution is not passed by Shareholders, the ELND005 Transaction will not be put into effect;

(iii)	In the event that the AOP Resolution is not passed by Shareholders, the AOP Transaction will not be put into effect and a break fee of €5 million (approximately $6 million) will be payable to Dr. Widmann (the current shareholder of AOP);

(iv)	In the event that the Share Repurchase Resolution is not passed by Shareholders, the Share Repurchase Program will not be put into effect; and

(v)	If any of the Transactions (other than the Share Repurchase Program) are not approved the 2021 Notes issued in the Bond Offer will be redeemed and the proceeds of the Bond Offer will be released from escrow back to the 2021 Noteholders together with accrued and unpaid interest of approximately $3 million on the 2021 Notes from the Issue Date up to, but not including, the date of special mandatory redemption.

Q:	When and where will the EGM be held?

A:	Elan will hold an EGM of the Company on 17 June 2013 at 10.00 a.m. (Irish time) at the O’Callaghan Davenport Hotel, 8/10 Merrion Street Lower, Dublin 2, Ireland.

Q:	What vote is required to approve the Resolutions?

A:	Approval of the Resolutions requires the affirmative vote of a majority of the votes cast by holders of Elan Shares outstanding at the Voting Record Date and entitled to vote, assuming a quorum is present at the EGM. Consequently, as long as a quorum is present, a failure to vote, an abstention from voting or a broker non-vote will have no effect on the proposal to approve the Resolutions.

Q:	Is it possible to approve each of the AOP Transaction, the Theravance Transaction, the ELND005 Transaction and the Share Repurchase Program individually?

A:	Yes, it is possible to individually approve the Theravance Transaction, the ELND005 Transaction, the AOP Transaction and the Share Repurchase Program. Each Resolution is separate and none are interconditional.

Q:	Who is entitled to vote?

A:	The Company, pursuant to Section 134A of the Companies Act, 1963, specifies that only those holders of Ordinary Shares registered in the Register as of the Voting Record Date (or in the case of an adjournment at close of business two days before the time fixed for the adjourned meeting) shall be entitled to attend and vote at the meeting in respect of the number of shares registered in their names at the time. Changes in the Register after that time will be disregarded in determining the right of any person to attend and/or vote at the meeting. Holders of Elan Ordinary Shares of the Voting Record Date are entitled to receive notice of and to vote at the EGM and any adjournments and postponements thereof.

If your shares are held in “street name” (by a bank, broker or other nominee), then you are not the registered owner of the shares and you should refer to the question “If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee, vote my shares for me?” for details on how to vote your shares.

Q:	How do I vote?

A:	If you are an Elan Shareholder of record, you may vote your Shares at the EGM in one of the following ways:

•	Proxies representing registered holders of Ordinary Shares must be received by the Registrar, Computershare Investor Services (Ireland) Limited, at Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, no later than 10.00 a.m. (Irish time) on 15 June 2013. Completion and return of a Form of Proxy will not preclude holders of Ordinary Shares from attending and voting at the meeting in person should they so wish. Details of how to vote over the Internet are provided on the Form of Proxy.

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•	Proxies representing registered holders of ADSs must be returned so that they are received by the ADS Depositary, Citibank N.A., P.O. Box 43099, Providence, Rhode Island 02940-5000, United States, no later than 3.00 p.m. (New York time) on 13 June 2013. Details of how to vote by telephone or over the internet are provided on the Form of Proxy.

Holders of ADSs in nominee accounts should follow the instructions provided by their bank or broker custodian.

Q:	If my shares are held in “street name” by my bank, broker or other nominee will my bank, broker or other nominee, vote my shares for me?

A:	Only if you provide your bank, broker or other nominee with instructions on how to vote your shares. Therefore, you should instruct your bank, broker or other nominee to vote your shares, by following the directions your bank, broker or other nominee provides. If you do not instruct your bank, broker or other nominee, your bank, broker or other nominee will generally not have the discretion to vote your shares.

Q:	How many votes do I have?

A:	Registered holders of Ordinary Shares are entitled to one vote for each Elan Share that they own. Registered holders of ADSs will be entitled to one vote for every ADS held up until the cut-off time of 3.00 p.m. (New York time) on 13 June 2013.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this Circular, please fill out and sign the Form of Proxy, and then mail your completed and signed Form of Proxy in the enclosed prepaid envelope as soon as possible so that your Elan Shares may be voted at the EGM, or you may follow the instructions on the proxy card and vote your Elan Shares by telephone or over the internet. Your Form of Proxy or your telephone or internet directions will instruct the persons identified as your proxy to vote your shares at the EGM.

If you sign and send in your Form of Proxy and do not indicate how you want to vote, your proxy will be voted “FOR” each Resolution.

Q:	What documents have I been sent?

A:	This Circular, (which includes the Notice of EGM) and (i) in the case of a registered holder of Ordinary Shares a Form of Proxy; and (ii) in the case of a holder of ADSs the Depositary’s Notice and a Form of Proxy.

Q:	What if I have any more questions?

A:	If you have read this document and still have questions:

•	If you hold Ordinary Shares contact Computershare Investor Services (Ireland) Limited on the dedicated Shareholder Helpline number +353 1 447 5107 or see www.eproxyappointment.com.

•	Holders of American Depositary Shares should contact Innisfree M&A Incorporated as follows:

Toll-free from the US and Canada: 1-877-750-9498

Free-phone from Ireland and the UK: 00-800-4664-7000

Call collect: 212-750-5833 (Banks, brokers and others)

For legal reasons the above helpline will not provide advice on the merits of the Transactions or give any financial, investment, legal or taxation advice. For financial, investment, legal or taxation advice, you should consult your own financial, investment, legal or taxation adviser who, if you are based in Ireland, is authorised or exempted under the European Communities (Markets in Financial Instruments) Regulations (Nos 1 to 3) 2007 (as amended) of Ireland, or the Investment Intermediaries Act 1995 of Ireland or, who, if you are resident in the United Kingdom, is authorised under the Financial Services and Markets Act 2000 of the United Kingdom, or who, if you are resident outside of Ireland or the UK, from an appropriately authorised independent financial advisor.

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PART 4

BOND OFFER AND OTHER MATTERS

Bond Offer

As announced on 20 May 2013, the Company, through its wholly owned subsidiaries, Elan Finance plc and Elan Finance Corp, intends to raise $850,000,000 through the issuance of 6.25% senior notes due 2021. The 2021 Notes will mature on 15 June 2021. Upon satisfaction of the escrow release conditions (as set out below) and the release of funds from escrow, the Company expects to use the net proceeds from the Bond Offer for general corporate purposes, including working capital requirements, capital expenditures, acquisitions and share repurchases. The Company and certain of its existing and future material restricted subsidiaries (other than the Issuers, and following completion of the AOP Transaction, AOP) will fully and unconditionally guarantee the 2021 Notes on a senior unsecured basis.

The 2021 Notes will be the Company’s senior unsecured obligations and will rank equally in right of payment with all of its existing and future senior unsecured indebtedness, and senior to its existing and future subordinated indebtedness. The 2021 Notes will be effectively subordinated to all of the Company’s secured indebtedness to the extent of the value of the assets securing that indebtedness.

The guarantee of the 2021 Notes by each guarantor, including the Company, will be the senior unsecured obligation of such guarantor and will rank equally in right of payment with all existing and future senior unsecured indebtedness of such guarantor, and senior to the existing and future subordinated indebtedness of such guarantor. The guarantee of the 2021 Notes by each guarantor will be effectively subordinated to all secured indebtedness of such guarantor, to the extent of the value of the assets securing that indebtedness.

The 2021 Notes will bear interest at the rate of 6.25% per annum, paid every six months in arrears on 15 June and 15 December of each year, commencing on 15 December 2013. Interest on the 2021 Notes will accrue from the Issue Date, which is expected to be 31 May 2013.

On the Issue Date, the Issuers, the Trustee and the Escrow Agent will enter into the Escrow Agreement. Pursuant to the Escrow Agreement, the Issuers will deposit or cause to be deposited the gross proceeds of the Bond Offer, (after deduction of the Initial Purchasers’ discounts), together with additional amounts sufficient to redeem the 2021 Notes in connection with a special mandatory redemption on 21 June 2013, subject to extension until 31 July 2013, if a special mandatory redemption were to occur on such date, into a segregated escrow account, until the date that the escrow release conditions described below are satisfied or a special mandatory redemption is required.

In addition, the Escrow Agreement will provide that, on or before 20 June 2013 (unless the escrowed funds have already been released), the Issuers will deposit (or cause to be deposited) into the escrow account an amount of cash that, when taken together with the escrowed funds then held in the escrow account, will be sufficient to fund a special mandatory redemption on the second Business Day following 31 July 2013. If the Issuers fail to deposit (or cause to be deposited) such amounts into the escrow account on or before 25 June 2013, a special mandatory redemption will be triggered (as set out below).

The Issuers will be entitled to obtain release of the escrow funds upon delivery to the Escrow Agent on or before 21 June 2013, or if the escrow is extended, 31 July 2013, of an officers’ certificate to the effect that:

•	requisite approval of the Shareholders for consummation of the Theravance Transaction, the AOP Transaction and the ELND005 Transaction has been obtained;

•	all conditions precedent to the consummation of the Theravance Transaction have been satisfied or waived and (ii) the Theravance Transaction will be consummated on substantially the same terms set forth in the Theravance Royalty Participation Agreement concurrently with the release of funds on deposit with the Escrow Agent; and

•	no default or event of default shall have occurred and be continuing under the Indenture.

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The Escrow Agent will release the escrowed funds to the Trustee to effect a special mandatory redemption if:

•	the Escrow Agent has not received the officer’s certificate described above on or before 21 June 2013 or, if the escrow is extended, 31 July 2013;

•	the Issuers deliver a certificate to the Escrow Agent certifying that the Issuers will not pursue the consummation of the Theravance Transaction; or

•	the Issuers fail to timely deposit (or cause to be timely deposited) additional interest required to extend the escrow period as described above.

The special mandatory redemption price for the Notes is equal to the sum of 100% of the gross proceeds of the Notes issued on the Issue Date together with accrued and unpaid interest on the Notes from the Issue Date to, but not including, the date of special mandatory redemption.

The Bond Offer is not subject to Shareholder approval. However, if Shareholder approval is not obtained for the Theravance Transaction, the AOP Transaction and the ELND005 Transaction, the proceeds of the Bond Offer will be released from escrow to the 2021 Noteholders together with accrued and unpaid interest on the 2021 Notes from the Issue Date up to, but not including, the date of special mandatory redemption.

In addition to the foregoing, upon the occurrence of certain change of control events of the Company, each 2021 Noteholder will have the right to require that the Issuers repurchase all or a portion (equal to $200,000 or an integral multiple of $1,000 in excess thereof) of such 2021 Noteholder’s 2021 Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase.

Pursuant to the terms of the Indenture that will govern the 2021 Notes, following a change of control event (which includes a change of control of the Company), the Company will be restricted from making certain payment transactions including the payment of dividends, the repurchase of Shares, the repayment of subordinated debt and the making of certain investments (other than permitted investments under the terms of the Indenture).

Dividend Policy

On 4 March 2013, Elan announced the initiation of a cash dividend program directly linked to Tysabri market performance, calculated as a percentage of the Tysabri royalties paid to Elan by Biogen Idec pursuant to the Tysabri Transaction. Initially, Elan expects that the percentage of Tysabri royalties to be paid to Elan Shareholders pursuant to the Tysabri Dividend Program will be 20%. Elan expects to make these dividend payments in twice-yearly installments, with the first dividend expected to be paid in the fourth quarter of 2013.

On 13 May 2013, Elan announced that, upon the close of the Theravance Transaction, Elan will initiate a cash dividend program directly linked to royalty participation interest payments received by Elan pursuant to the Theravance Transaction. Initially, Elan expects that the percentage of the royalty participation interest payments to be paid to its Shareholders pursuant to the Theravance Dividend Program will be 20%. Elan expects to make these dividend payments to its Shareholders in twice-yearly installments following the closing of the Theravance Transaction. For additional information about the Theravance Transaction, see “Theravance Transaction” set out in Part 2 of this Circular.

Debt Redemption

On 2 April 2013, Elan announced that it had issued an irrevocable notice of redemption to redeem all of the $600 million in aggregate principal amount of the 2019 Notes. The total redemption payment on the 2019 Notes was $706.7 million plus accrued and unpaid interest. The redemption was completed on 2 May 2013. In connection with the redemption, Elan will record a net charge on debt retirement of approximately $119 million in the second quarter of 2013, including a non-cash write-off of approximately $11 million related to unamortized deferred financing costs.

NewBridge Transaction

On 4 April 2013, Elan invested $40 million in preferred stock of NewBridge a speciality pharmaceutical company, headquartered in Dubai, UAE, specializing in in-licensing, acquiring, registering and commercializing drugs approved by the FDA, the European Medicines Agency and Japanese

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Pharmaceuticals and Medical Devices Agency to treat diseases with high regional prevalence in the Middle East, Africa, Turkey and the Caspian region (the “NewBridge Transaction”).

Elan acquired a 48.3% equity interest in NewBridge and has the right to nominate two directors to the board of the company. Under the terms of the investment Elan also has an option, exercisable from 1 January 2014 to 15 March 2015, to acquire the shares of certain other significant investors for an aggregate price of approximately $240 million, which would represent, together with Elan’s current holdings, approximately 95% of the equity interest in NewBridge. Elan agreed not to acquire any additional equity of NewBridge prior to the exercise of the option without consent of the board of directors.

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PART 5

RISK FACTORS

Risk Factors Relating to the Transactions

The following risk factors should be considered carefully by Shareholders when deciding whether or not to vote in favour of the Resolutions. The risk factors should be read in conjunction with all other information relating to the Transactions contained in this document. The risks and uncertainties set out below are those which the Directors believe are material risks relating to the Transactions. Additional risks and uncertainties are not currently known to the Directors, or which the Directors currently consider to be immaterial, may also have a material adverse effect on the Transactions.

Risks Related to the Theravance Transaction

The Theravance Transaction may not complete.

On 12 May 2013, Elan entered into the Theravance Royalty Participation Agreement for the Theravance Transaction, pursuant to which Elan will purchase a participation interest in potential future royalty payments related to the Royalty Interest Products. Under the terms of the Theravance Royalty Participation Agreement, Elan will make a one-time cash payment of $1.0 billion to Theravance in exchange for a 21% participation interest in the potential future royalty payments from the Royalty Interest Products earned by Theravance when, as and if received.

For RELVAR™ ELLIPTA™/BREO™ ELLIPTA™ and vilanterol VI monotherapy, Theravance is entitled to receive royalties from Glaxo of 15% of the first $3.0 billion of combined annual global net sales, and 5% of combined annual global net sales above $3.0 billion. If ANORO™ ELLIPTA™ is approved and commercialized, royalties on annual global net sales are upward tiering and range from the 6.5% digits to 10%. If MABA ‘081 is successfully developed and commercialized as monotherapy, Theravance is entitled to receive royalties from Glaxo of between 10% and 20% of the first $3.5 billion of annual global net sales, and 7.5% of all annual global net sales above $3.5 billion.

The Theravance Transaction is subject to the satisfaction or waiver of certain conditions, including (i) the approval of Elan Shareholders, (ii) the absence of laws or governmental orders that prevent the closing of the Theravance Transaction, (iii) the establishment of a Theravance subsidiary that will receive the covered royalty payments, and (iv) other customary conditions.

The Theravance Transaction agreement may be terminated by Theravance prior to closing if the required Elan Shareholder approval is not obtained by 18 June 2013 or if the required EGM of Elan Shareholders to approve the Theravance Transaction is not held on or before 17 June 2013. If Shareholder approval is not obtained or certain other conditions are not met, then Elan will be required to pay Theravance a $10.0 million break fee.

The Company cannot guarantee whether the closing conditions for the Theravance Transaction will be satisfied or whether any of the conditions under which Theravance is permitted to terminate the agreement will occur. As a result, the Company cannot assure you that the Theravance Transaction will be completed on a timely basis, or at all. If the Theravance Transaction is not completed, the market price of Elan Ordinary Shares could decline, Elan would nevertheless remain liable for the significant expenses incurred related to the Theravance Transaction and the $10.0 million break fee, and a special mandatory redemption will occur pursuant to the terms of the Bond Offer.

Elan’s revenues pursuant to the Theravance Transaction will be substantially dependent on revenues generated by Glaxo with respect to the Royalty Interest Products, and on Glaxo’s development, manufacturing and marketing efforts in relation to those products.

If the Theravance Transaction is consummated, the amount Elan earns will be dependent on Glaxo’s development, manufacturing and commercialization efforts in relation to the four respiratory programs involved in the Theravance Transaction. Any negative developments relating to those programs, such as safety, efficacy or reimbursement issues, the introduction or greater acceptance of competing products, or adverse regulatory or legislative developments, may reduce Glaxo’s royalty payments, if any, to Theravance, and accordingly the amount generated by Elan’s 21% participation interest therein, which would impact Elan’s revenues and adversely affect its results of operations. In the event Glaxo ceases to develop or commercialize any such products, or otherwise chooses to terminate its rights to any such products, Elan’s potential revenue stream would cease for such products.

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The Royalty Interest Products may not generate sales revenue.

Only one product of the four potential products covered by the Theravance Royalty Participation Agreement has received regulatory approval for commercialization, and none of the programs have generated any sales revenue and there can be no assurance that they will in the future. On 10 May 2013, the FDA approved BREO™ ELLIPTA™ as an inhaled long-term, once-daily maintenance treatment of airflow obstruction in patients with COPD. However, the remaining three potential products covered by the Theravance Royalty Participation Agreement have not received FDA or other regulatory approval necessary for commercialization and there can be no assurance that they will. Sales, if any, of BREO™ ELLIPTA™, or of the other three Royalty Interest Products, if they are successfully developed and receive regulatory approval for marketing, may be adversely affected by a number of factors. The regulatory approval for BREO™ ELLIPTA™ contains restrictions on use and significant safety warnings related to asthma-related death with vilanterol based products to be provided on the product label, which could limit sales. If any of the other product candidates that contain vilanterol are successfully developed and approved for marketing, they may carry similar restrictions. Furthermore, incidence of side effects with respect to the approved product or to the three product candidates, if they are successfully developed and approved, could adversely affect sales, prompt regulatory review, require significant changes to product labels or result in market withdrawal. BREO™ ELLIPTA™ may compete, with respect to some or all indications, with existing drugs in the market, including drugs, such as Advair, sold by Glaxo. New competing products, including products developed by Theravance and/or Glaxo, may enter the market with respect to BREO™ ELLIPTA™ or any of the nonapproved Royalty Interest Products if they are approved for marketing in the future. If any competing product has a similar or more attractive profile in terms of efficacy, convenience or safety, future sales under the programs covered by the Theravance Royalty Participation Agreement could be limited. Competitive products may be developed by Theravance, Glaxo or another pharmaceutical company. In addition, the Theravance Royalty Participation Agreement does not include any other drugs made using different combinations of the chemical compounds composing the Royalty Interest Products, any other products based on partly the same molecules, or any other products developed or to be developed in the future by Theravance and/or Glaxo. For example, the Theravance Transaction does not include any royalty participation interest associated with UMEC/VI/FF, an investigational medicine also in development under the LABA collaboration between Theravance and Glaxo, nor any such interest associated with MABA ‘081 in combination with any other therapeutically active component, including an inhaled corticosteroid, or with any other MABA compound as monotherapy or in combination. Any such indications or products, if successfully developed and marketed, may compete with the Royalty Interest Products, and reduce their sales and resulting royalty payments. As a result of any such competitive products, Theravance’s and Glaxo’s management attention and resources may also be diverted from the Royalty Interest Products and their financial interest in the marketing of the Royalty Interest Products may not be wholly aligned with Elan’s.

Any or all of the above factors could lead to volatility in the number of patients who begin or continue to use the products under these programs or discontinue the use of such products in any period, or affect the prices at which the Royalty Interest Products can be sold or even affect whether the Royalty Interest Products generate any sales at all – all of which would negatively impact Elan’s revenues from the Theravance Transaction.

The patents underlying the Royalty Interest Products may be challenged or may not protect the Royalty Interest Products.

Elan does not own or control any of the intellectual property associated with the Royalty Interest Products, including the underlying delivery systems. In addition to any patents relevant to the Royalty Interest Products themselves, they are expected to be marketed for use with a delivery system developed by Glaxo. The patents covering the technology underlying or used in connection with the Royalty Interest Products may be challenged, and if successful, a challenge may prevent or decrease future sales of the patented product. Third parties may make claims of infringement against the Royalty Interest Products or other technology used in connection therewith, including delivery systems, or obtain patents that prevent the sale or use of those products, all of which may negatively impact sales and therefore Elan’s revenues.

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Three of the Royalty Interest Products are not approved for marketing and are at different stages of development. Any delay in the development or approval of these products could decrease Elan’s expected revenues from the Theravance Transaction.

Three of the Royalty Interest Products ((1) ANORO™ ELLIPTA™, (2) MABA 081 monotherapy, and (3) vilanterol (VI) monotherapy) have not to date received the approval of any regulatory authority, whether in the United States or in any other country. Product candidates must undergo extensive non-clinical and clinical studies as a condition to regulatory approval. Product development and commercialization involve a high degree of risk. Only a small number of development programs result in the commercialization of a product. Success in preclinical work or early stage clinical trials does not ensure that later stage or larger scale clinical trials will be successful. Even if later stage clinical trials are successful, product candidates may not receive marketing approval if regulatory authorities disagree with the product candidate sponsor’s view of the data, or require additional studies.

The commencement and completion of clinical studies for those product candidates may be delayed and programs may be terminated due to many factors, including, but not limited to:

•	lack of effectiveness of product candidates during clinical studies;

•	adverse events, safety issues or side effects relating to the product candidates or their formulation into medicines;

•	inability of Glaxo or its collaborators or licensees to manufacture or obtain from third parties materials sufficient for use in non-clinical and clinical studies;

•	governmental or regulatory delays and changes in regulatory requirements, policy and guidelines;

•	failure of Glaxo to advance product candidates through clinical development;

•	delays in patient enrollment and variability in the number and types of patients available for clinical studies;

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•	varying regulatory requirements or interpretations of data among the FDA and foreign regulatory authorities; and

•	a regional disturbance where patients are enrolled in clinical trials, such as a pandemic, terrorist activities or war, political unrest or a natural disaster.

If these studies are substantially delayed or fail to prove the safety and effectiveness of the unapproved Royalty Interest Products, these products may not receive regulatory approval and Elan’s revenue prospects will be materially harmed.

Theravance may in the future become insolvent or bankrupt or otherwise cease its activities, which may jeopardize Elan’s rights and interests under the Theravance Transaction.

Under the Theravance Royalty Participation Agreement, Theravance undertakes to assign a 21% beneficial interest in its entitlement to receive royalty payments from Glaxo for the Royalty Interest Products to an English limited liability partnership that will be a subsidiary of Theravance. An English law governed trust will be declared immediately prior to the closing of the Theravance Transaction over the royalty payments earned by the Theravance subsidiary when, as and if received, and the beneficial interest in such English law governed trust will be sold to Elan at the close of the Theravance Transaction. It is expected that, after closing of the Theravance Transaction, Theravance will direct any future amounts payable to Elan under the Theravance Royalty Participation Agreement to be made directly to a bank account controlled by the trust. However, if Theravance were to become insolvent or bankrupt, there is a risk that a court may include the royalty payments from Glaxo as assets of Theravance available to its creditors. If a court were to do so, Elan may not receive its interest in any royalty payments at the time or in the amounts foreseen by the royalty participation agreement or at all.

Risks Related to the AOP Transaction

Available financial information related to AOP is subject to significant limitations.

AOP is based in Austria and is currently a privately owned company. As a result, the available financial information regarding AOP is subject to significant limitations. In particular, EBITDA data presented in Appendix I of this Circular (and the financial information on which Elan has based its investment

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decision in agreeing to purchase AOP) and the financial information extracted from the 2011 AOP Financial Statements, included in Appendix I have been prepared under Austrian GAAP without reconciliation to IFRS or U.S. GAAP and are, thus, not prepared on the same basis as Elan’s financial information. Conversion of this information may result in changes. In addition, AOP’s financial information at, and in respect of the year ended, 31 December 2012 has not yet been audited, and audit of that information could result in significant changes. The financial information extracted from the 2011 AOP Financial Statements present the entire AOP business and do not separately carve out the estimated amounts attributable to AOP’s generics business which is not being acquired. The EBITDA reported elsewhere in this Circular excludes approximately e6.7 million (approximately $8.5 million) of costs associated with the AOP current generics products business, which is not being acquired. In addition, the 2011 AOP Financial Statements have been prepared in German and translated to English using an external translator. Further, AOP has not been subject to auditor independence requirements that would apply to a U.S. reporting issuer, and its auditors would not be considered independent under those standards.

Finally, AOP’s historical financial information may not be representative of its results following the AOP Acquisition Transaction due to its conversion from a privately owned company to a portion of the operations of a publicly owned company. In particular, compensation expense may increase as a result of revisions to compensation arrangements with AOP’s chief executive officer as he ceases to own AOP.

If the AOP Transaction disrupts AOP’s operations or results in the loss of key employees, or if we fail to coordinate those operations effectively with our existing operations, our business and results of operations could be negatively affected.

AOP is currently a privately owned company. It is possible that the AOP Transaction and the integration of AOP with Elan’s other operations could result in the loss of key employees, errors or delays in systems implementation, the disruption of our ongoing business or the acquired business or inconsistencies in standards, controls, procedures and policies that could adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the AOP Transaction. If any key employees, particularly AOP’s founder and chief executive officer, left, the resulting loss of access to critical knowledge, abilities and ties to research-oriented physicians could materially and adversely affect the value of AOP.

The AOP Transaction may not complete.

Completion of the AOP Transaction is subject to a number of conditions precedent, including (i) the approval of Shareholders, (ii) that there have been no material adverse events between signing of the AOP Share Purchase Agreement and completion of the AOP Transaction, (iii) the obtaining of third-party consents and (iv) delivery of audited financial statements for AOP for the year ended 31 December 2012. The AOP Transaction is subject to termination if these conditions are not fulfilled by 1 August 2013. No assurance can be given that the closing conditions for the AOP Transaction will be satisfied or whether any of the conditions under which the purchase agreement for the AOP Transaction may be terminated will not occur. As a result, the AOP Transaction may not be completed on a timely basis, or at all.

If closing does not occur by 1 August 2013 due to a failure by Elan to obtain Shareholder approval, Elan will be required to pay a break fee of E5.0 million (approximately $6 million).

A failure to complete the AOP Transaction could also result in claims for damages, negative publicity and a negative impression of Elan in the investment community. The occurrence of any of these events could materially and adversely affect Elan.

AOP’s revenues are substantially dependent on a limited number of products.

Sales of five products represent approximately 97% of AOP’s revenues and sales of two of those, Remodulin® and Thromboreductin®, represent approximately 93% of AOP’s revenues. Any negative developments relating to those products, such as safety, efficacy or reimbursement issues, the introduction or greater acceptance of competing products, or adverse regulatory or legislative developments may reduce revenues from these products and adversely affect Elan’s results of operations. In addition, as various sources of exclusivity expire in relation to relevant AOP products (including Thromboreductin® in 2014), revenues for the relevant products may fall significantly. There can be no assurance that AOP will successfully develop new products in time to replace such revenues.

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If AOP fails to fulfil related obligations, it could lose exclusivity rights in respect of products subject to orphan drug provisions prior to scheduled expiration of those rights.

Grants of exclusive rights to commercialization of a given drug and indication combination under orphan drug provisions are subject to the on-going fulfilment of related obligations by the holder of the rights. If AOP fails to meet such obligations imposed upon AOP by its orphan drug marketing authorization, it could lose exclusivity rights in respect of products subject to orphan drug provisions prior to scheduled expiration of those rights.

Risks Related to the ELND005 Transaction

The ELND005 Transaction may not complete.

On 19 May 2013, Elan, through its wholly owned subsidiary, EPIL, entered into the ELND005 Transaction Agreement, pursuant to which Elan agreed to effect the ELND005 Transaction to transfer the intellectual property and other assets related to ELND005 to a newly-formed company, Speranza Biopharma. The ELND005 Transaction is subject to conditions and is described in more detail in Part 2 of this document. No assurance can be given that the closing conditions for the ELND005 Transaction will be satisfied on a timely basis, if at all. The ELND005 Transaction may not be completed. If the ELND005 Transaction is not completed, Elan would remain liable for the significant expenses incurred related to the ELND005 Transaction and would remain directly liable for the ongoing expenses associated with the development and commercialization of the ELND005 compound.

Following the ELND005 Transaction, Elan will continue to have an indirect economic interest in, and potential funding obligations for the ELND005 Business.

If the ELND005 Transaction is consummated, Elan will continue to have an indirect economic interest in, and potential funding obligations of up to $7.8 million for, the ELND005 Business, but will not control the ELND005 Business. Elan will be dependent for any returns on its initial funding of Speranza Biopharma, including repayment of its loans, and any future royalties from sales of ELND005 upon the efforts of Nerano to continue to develop and commercialize the ELND005 compound.

There is limited clinical data showing that ELND005 would be effective in any indication and thus, there can be no assurance that ELND005 can be successfully developed or commercialized. Even if ELND005 is successfully developed and commercialized, any negative developments relating to ELND005, such as safety, efficacy or reimbursement issues, the introduction or greater acceptance of competing products, or adverse regulatory or legislative developments, may reduce the amount of any royalties to which Elan may be entitled pursuant to the ELND005 Transaction. Similarly, if ELND005 does receive approval for commercialization, many factors could limit any future revenues and royalties due to Elan, including third party royalties, restrictions on use and safety warnings in product labels and incidence of side effects.

General Transactions

Rejection of certain of the Transactions (other than the Share Repurchase Program) by Shareholders will result in break fees being payable by Elan and rejection of any of the Transactions (other than the Share Repurchase Program) will result in the proceeds of the Bond Offer being returned to the 2021 Note holders with accrued and unpaid interest on the 2021 Notes

Under the terms of the Theravance Royalty Participation Agreement, if the Shareholders do not approve the Theravance Transaction a break fee of $10 million will be payable to Theravance. Under the terms of the AOP Share Purchase Agreement, if closing does not occur by 1 August 2013, due to a failure by Elan to obtain Shareholder approval a break fee of €5 million will also be payable to Dr. Widman. In addition, though the Bond Offer is not expressly subject to Shareholder approval, in the event that any of the Transactions (other than the Share Repurchase Program) are not approved by Shareholders, the escrow release conditions will not have been fulfilled and accordingly, the proceeds of the Bond Offer will be returned to the 2021 Note holders with accrued and unpaid interest on the 2021 Notes of approximately $3 million.

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PART 6

FINANCIAL IMPACT OF THE TRANSACTIONS

1.	Financial Impact of the Transactions

The Theravance Transaction

Under the terms of the Theravance Royalty Participation Agreement, Elan will make a one-time cash payment of $1.0 billion to Theravance in exchange for a 21% participation interest in the potential future royalty payments from the Royalty Interest Products earned by Theravance when, as and if received.

The accounting treatment of the royalty participation interest to be acquired by Elan in the Theravance Transaction depends on whether the underlying program has been approved for marketing. At closing, the Company will capitalize an asset equal to the portion of the purchase price allocated to the approved drug, BREO™ ELLIPTA™. The unapproved programs will be accounted for as in-process R&D and the Company will take a one-time charge equal to the purchase price allocated to those programs. The Company currently anticipates that the in-process R&D charge related to the Theravance Transaction is expected to be more than half the purchase price of the acquired royalty participation interest.

If Elan Shareholder approval is not obtained, Elan breaches any of its undertakings relating to the holding of the shareholder meeting, or certain other conditions are not met (including if the closing of the Theravance Transaction is prevented by a law or governmental order), then Elan will be required to pay Theravance a $10.0 million break fee.

ELND005 Transaction

Elan expects to recognize a charge of more than of $60 million upon the close of the ELND005 Transaction, related to the excess of the $63.0 million Elan contribution and the $7.0 million ten-year interest free loan over the initial fair value of Elan’s 18% equity stake in Speranza.

Assuming the completion of the ELND005 Transaction by 1 July 2013, Elan expects aggregate SG&A and R&D expenses to reduce by approximately $35 million to $45 million as a result.

The AOP Transaction

AOP’s EBITDA was €17.6 million (approximately $23 million) (preliminary and unaudited) for the year ended 31 December 2012 and €15.7 million (approximately $20 million) for the year ended 31 December 2011, in both cases excluding estimated amounts attributable to AOP’s current generic products business, which is not being acquired.

AOP’s five most significant products, by revenue, for the year ended December 31, 2012, were:

Name	Indication Used	Subject to License

Remodulin®	Pulmonary arterial hypertension	Yes
Thromboreductin®	Essential thrombocythemia	No
Tetmodis®	Huntington’s disease	Yes
Busilvex®	Conditioning before stem cell transplantation	Yes
Canemes®	Chemotherapy-induced nausea & vomiting (CINV)	Yes

Sales of these five products represented approximately 97% of AOP’s revenues of €59.0 million (approximately $76 million) (preliminary and unaudited) in the year ended 31 December 2012 and sales of two of those, Remodulin® and Thromboreductin®, represented approximately 93% of AOP’s revenues in that year.

The fair value of the consideration for the AOP Transaction will include an estimate of the fair value of the milestone payments at the close of the transaction. Elan expects that the total fair value of the consideration will be in excess of €380 million (approximately $488 million). The excess, if any, of the fair value of the consideration paid over the fair value of the identifiable assets acquired less the fair value of the liabilities assumed will be recognized as goodwill.

If closing does not occur by 1 August 2013 due to a failure by Elan to obtain Shareholder approval, Elan will be required to pay to Dr. Widmann a break fee of €5 million (approximately $6 million) as reimbursement for his costs and expenses in connection with the AOP Transaction.

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PART 7

ADDITIONAL INFORMATION

1.	Material Contracts

1.1.	AOP Transaction Documents

AOP Share Purchase Agreement

On 19 May 2013, the Company and SASR, a newly formed subsidiary of the Company, entered into a share purchase agreement for its pending purchase of AOP Orphan Pharmaceuticals Aktiengesellschaft. AOP researches, develops, produces and distributes innovative drugs and administration methods for rare diseases. AOP focuses on haematology and oncology, cardiology and pulmonology, neurology and psychiatry, and metabolic and genetic disorders.

The consideration payable under the AOP Share Purchase Agreement consists of an initial purchase price of €263.5 million (approximately $339 million), composed of €175.7 million (approximately $226 million) in cash and €87.8 million (approximately $113 million) of Elan Ordinary Shares, each deliverable at closing. There are also potential post-close milestone payments of up to €270 million (approximately $347 million) that will become payable by Elan on the advancement of certain clinical programs to filing and regulatory acceptance.

The AOP Share Purchase Agreement contains customary representations and warranties from the seller, Dr. Widmann, about the business and some limited representations and warranties from Elan. Dr. Widmann also undertakes not to compete with AOP for three years from closing.

Completion of the AOP Transaction is subject to a number of conditions precedent, including (i) the approval of Elan Shareholders, (ii) that there have been no material adverse events between signing of the AOP Share Purchase Agreement and completion of the AOP Transaction, (iii) the obtaining of certain third-party consents and (iv) delivery of audited financial statements for AOP for the year ended 31 December 2012. The AOP Transaction is subject to termination by joint action of the purchaser and seller if these conditions are not fulfilled by 1 August 2013. These conditions, with the exception of number (i) can be waived by Elan in its sole discretion.

If closing does not occur by 1 August 2013 due to a failure by Elan to obtain Shareholder approval, Elan will be required to pay to Dr. Widmann a break fee of €5.0 million (approximately $6 million) as reimbursement for his costs and expenses in connection with the transaction. Under the terms of the AOP Transaction, each party is responsible for its own costs and expenses. The agreement is governed by Austrian law.

The Company has guaranteed the obligations of SASR arising under the AOP Share Purchase Agreement.

1.2.	Theravance Transaction Documents

Theravance Royalty Participation Agreement

On 12 May 2013, the Company entered into Theravance Royalty Participation Agreement pursuant to which it will purchase a participation interest in potential future royalty payments related to the Royalty Interest Products, each of which is a treatment or a potential treatment for COPD or asthma.

Under the terms of the Theravance Royalty Participation Agreement, the Company will make a one-time cash payment of $1.0 billion to Theravance in exchange for a 21% participation interest in the potential future royalty payments from the Royalty Interest Products earned by Theravance when, as and if received.

The Theravance Transaction is subject to the satisfaction or waiver of certain conditions, including (i) the approval of Elan Shareholders, (ii) the absence of laws or governmental orders that prevent the closing of the Theravance Transaction, (iii) the establishment of a Theravance subsidiary that will receive the covered royalty payments and (iv) other customary conditions.

If Shareholder approval is not obtained, or the Company breaches any of its undertakings relating to the holding of the EGM, or certain other conditions are not met (including if the

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closing is prevented by a law or governmental order), then Elan will be required to pay Theravance a $10.0 million break fee.

If Shareholder approval is obtained and the other closing conditions are met or waived, the Theravance Transaction is expected to close shortly after the EGM.

1.3.	ELND005 Transaction Documents

ELND005 Transaction Agreement

On 19 May 2013, EPIL and Nerano entered into the ELND005 Transaction Agreement to govern the proposed ELND005 Transaction. Pursuant to that agreement, the parties agreed that completion of the ELND005 Transaction was conditional on Elan Shareholder approval having been obtained (or the Offer Period having ended), the parties agreeing the final form of certain ancillary documentation, all required governmental or regulatory approvals having being obtained and there being no injunction or order restraining the completion of the transaction. EPIL agreed that it would use all commercially reasonable endeavours to ensure that the Elan Shareholder approval would be obtained (or the Offer Period ended) by 28 June 2013. The parties agreed that they would use all commercially reasonable endeavours to ensure that they agreed the final form of certain ancillary documentation related to the ELND005 Transaction for execution and delivery on completion. Pursuant to the ELND005 Transaction Agreement, on completion, the parties or certain of their affiliates will enter into the following key agreements to give effect to the ELND005 Transaction on substantially the forms agreed at signing:

1.3.1.	ELND005 Business Transfer Agreement

Pursuant to the ELND005 Business Transfer Agreement, EPIL will transfer the assets relating to the ELND005 Business to Speranza Biopharma. The consideration for the sale will be satisfied by the payment of US$1.00 by Speranza Biopharma to EPIL and its assumption of the burden of the contracts relating to the ELND005 Business. EPIL will remain liable for all liabilities and claims relating to the ELND005 Business arising prior to completion. Speranza Biopharma will be liable for all liabilities and claims relating to the Speranza Business arising after completion. Speranza Biopharma will indemnify EPIL against all losses that EPIL incurs as a result of a failure by Speranza Biopharma to perform any of the obligations assumed by it relating to the Speranza Business. EPIL will be obliged to discharge all of its obligations in relation to the Speranza employees transferring to Speranza Biopharma and to indemnify Speranza Biopharma for certain claims which may be made by any of the Speranza employees and EPIL will remain responsible for up to $3.0 million in retention bonuses or severance payments made by Speranza within 18 months of completion.

1.3.2.	Speranza Share Purchase Agreement

Pursuant to the Speranza Share Purchase Agreement EPIL will transfer its 100% shareholding in Speranza Biopharma to Speranza Therapeutics for $1.00. EPIL will provide customary warranties to Speranza Therapeutics in relation to the ELND005 Business. Claims for a breach of the warranties provided by EPIL will be limited such that Speranza Therapeutics must notify EPIL of any claim for breach of warranty within eighteen months from completion and the total liability in respect of all warranty claims is limited to $15,000,000. Speranza Therapeutics cannot succeed for a warranty claim unless the amount recoverable in respect of the warranty claims exceeds $250,000 in the aggregate. EPIL has also provided indemnities to Speranza Therapeutics in respect of certain contractual and employee matters which are not subject to limitations.

1.3.3.	Speranza Shareholders’ Agreement

Following completion, Elan will hold 18% of Speranza Therapeutics, 62% will be held by Nerano, and the remaining 20% will be issued to senior management who work on the ELND005 programs and who will transfer from Elan to Speranza Biopharma. On completion, the parties shall enter into the Speranza Shareholders’ Agreement and shall agree a business purpose plan for the Speranza Group within 90 days, relating to the initial clinical goals for the Speranza Business. Speranza will operate the Speranza Business in accordance with the business purpose plan which will continue in effect until the end of 2015. In order to provide funding for the development of the Speranza Business (i) Elan

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will make a capital contribution of $63 million to Speranza Biopharma; (ii) Elan will provide Speranza Biopharma with a $7 million, ten year interest-free loan; and (iii) Nerano will provide Speranza Biopharma with a ten year $20 million interest-free loan. If the Speranza Group requires additional funding to implement the business plan, it will have the ability to require Elan and Nerano to contribute a further $10.0 million to the Speranza Group to complete any clinical activities or obtain any regulatory approvals necessary under the business plan, with Elan to contribute 78% of this amount and Nerano to contribute the remaining 22%.

If either Nerano or Elan believes that the ELND005 Business is no longer commercially viable then it can notify the other that a termination event has occurred. If it is terminated within 15 months of completion, then the two loans provided by Elan and Nerano will be repaid in full and Elan will receive the balance. If it is terminated on a date that is 15 months after completion, then the parties will receive a proportionate return of the balance of the initial funding, with Nerano receiving two-ninths and Elan receiving seven-ninths.

Elan has customary minority shareholder protection rights under the agreement to protect its investment. Elan also has anti-dilution rights whereby its shareholding cannot be diluted below 18% without its consent. The agreement contains a restriction on the parties’ ability to transfer their shares and neither Nerano nor Elan are permitted to transfer their shares, without the other’s consent, until either the later of the end of 2015 or when the initial funding is expended. There are similar transfer restrictions on the Speranza employees with respect to their shareholding. The shareholders’ agreement also contains customary offer round, drag and tag provisions.

1.3.4.	Speranza Royalty and Option Agreement

On completion, Elan will be granted a 3% royalty on worldwide sales of any Speranza products and an option to commercialize Speranza products in certain territories pursuant to the royalty and option agreement. Elan will also receive two once-off $200,000,000 milestone payments on the occurrence of each of the following events: (i) any sale, transfer or other disposal of the Speranza Group or all or substantially all of its business (which milestone will be subject to a deduction for all future milestone payments paid to Transition by Speranza, the maximum amount of which would be $93 million); and (ii) attainment by the Speranza Group of worldwide annual net income of US$1,500,000,000.

Speranza Therapeutics may not commercialize in those option territories for which Elan has exercised its option. Where Elan does take up the option for only some of the option territories those countries that are not chosen will remain part of the pool of countries where Speranza may commercialize the Speranza product. When the option is exercised the parties will execute a license agreement which will provide for an exclusive license for Elan in relation to the commercialization of the Speranza products and any patents and know-how regarding same in the selected option territories.

1.4.	Bond Documents

1.4.1.	Purchase agreement

On 23 May 2013, Elan entered into a purchase agreement with the Subsidiary Note Guarantors, the Issuers, and the Initial Purchasers. Under the terms of the Purchase Agreement the Issuers agreed to sell to the Initial Purchasers on or about 31 May 2013 (being the closing date) US$850,000,000 principal amount of 6.25% senior notes due 2021 and the Initial Purchasers agreed to purchase the Securities from the Issuers at the purchase price upon the basis of the representations and warranties provided, and subject to the conditions set out, in the Purchase Agreement. Elan, the Issuers and the Subsidiary Note Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the US Securities Act of 1933, as amended, or contribute to payments that the Initial Purchasers may be required to make in respect of indemnification.

The Securities will be issued pursuant to an Indenture, to be dated as of the 31 May 2013 among the Issuers, Elan, the Subsidiary Note Guarantors and The Bank of New York Mellon, London Branch, as trustee, and will be unconditionally guaranteed on a joint and several and unsecured basis by Elan and the Subsidiary Note Guarantors.

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2.	Interests, Short Positions and Dealings in Elan Securities

2.1.	Terms defined in paragraph 5.1 to 5.1.14 (inclusive) of Appendix I of the Defence Document have the same meaning in this paragraph 2, save that in this paragraph 2 the “disclosure period” means the period commencing on 14 May 2013 and ended on the Latest Practicable Date and “disclosure date” means 14 May 2013.

2.2.	The following dealings took place during the dates below which were not included in paragraph 5.25 of Appendix I of the Defence Document but were publicly disclosed for the purposes of Rule 8.1 of the Irish Takeover Rules:

			Number of
		Nature of	relevant Elan	Price/Price
Name	Date of dealing	transaction	securities	Range

Morgan Stanley Securities Ltd	16 April 2013	Acquisition of Ordinary Shares	26,751	$11.72

Morgan Stanley Securities Ltd	22 April 2013	Sale of Ordinary Shares	9,200	€8.90

Morgan Stanley Securities Ltd	28 April 2013	Acquisition of Ordinary Shares	9,200	€9.02

2.3.	During the disclosure period, the dealings in relevant Elan securities by Morgan Stanley or persons (other than exempt market makers or exempt fund managers) controlling or under the same control as Morgan Stanley were as follows:

			Number of
		Nature of	relevant Elan	Price/Price
Name	Date of dealing	transaction	securities	Range

Morgan Stanley Securities Ltd	14 May 2013	Acquisition of Ordinary Shares	559	€8.80

2.4.	During the disclosure period, there has been no change to the information in paragraphs 5.2 – 5.24 (inclusive) and 5.26 – 5.34 (inclusive) of Appendix I of the Defence Document.

2.5.	To the best of Elan’s knowledge, the Directors, executive officers or affiliates do not intend, in respect of their own beneficial holdings of securities, to accept the Revised Offer.

3.	Interests, Short Positions and Dealings in Relevant Royalty Pharma Securities

3.1.	During the disclosure period, there has been no change to the information in paragraphs 6.1 – 6.6 (inclusive) of Appendix 1 of the Defence Document.

4.	Consents

4.1.	Davy Corporate Finance, has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context which they appear and to the inclusion herein of the Financial Advisors’ report on the Profit Forecast set out in Part 8.

4.2.	Morgan Stanley, has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context which they appear and to the inclusion herein of the Financial Advisors’ report on the Profit Forecast set out in Part 8.

4.3.	Ondra, has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context which they appear and to the inclusion herein of the Financial Advisors’ report on the Profit Forecast set out in Part 8.

4.4.	Citi, has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context which they appear and to the inclusion herein of the Financial Advisors’ report on the Profit Forecast set out in Part 8.

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4.5.	KPMG, has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context which they appear and to the inclusion herein of the Accountant’s Report on the Profit Forecast set out in Part 8.

4.6.	The Company published unaudited financial information for the three month period ended 31 March 2013 in an announcement dated 24 April 2013 (“Quarterly Financial Information”). In accordance with the requirements of Rule 28.6(d) of the Irish Takeover Rules, the Financial Advisors and KPMG provided a report on the Quarterly Financial Information in Appendix II of the Defence Document. For the purposes of Rule 28.5 of the Irish Takeover Rules only, the Directors confirm that the Quarterly Financial Information remains valid. The Financial Advisers and KPMG also confirm that they have no objection to their reports on the Quarterly Financial Information continuing to apply. These confirmations are provided solely in connection with Rule 28.5 of the Irish Takeover Rules and for no other purpose.

5.	Irish Takeover Rules

The following information is included as required by Rule 21.1(b) of the Irish Takeover Rules.

On 20 May 2013, Royalty Pharma issued an announcement under the Irish Takeover Rules pursuant to which it revised its Offer to acquire the entire issued and to be issued share capital of the Company. On 23 May 2013, Royalty Pharma issued the Revised Offer Document proposing an offer price of US$12.50 for each ADS and Ordinary Share. In addition, the Revised Offer Document provides that on the Extended Closing Date (as such term is defined in the Revised Offer Document), Royalty Pharma will waive down the acceptance threshold for the Revised Offer from 90% to 50% plus one Elan Share subject to, amongst other things, the Board recommending that the Theravance Transaction is approved by Shareholders at the EGM.

As announced by the Company on 23 May 2013, the Board reiterated that it unanimously, and without reservation, recommends that you reject the Revised Offer by taking no action.

As the Company is in an Offer Period, for the purposes of the Irish Takeover Rules, the Company must obtain Shareholder approval for certain corporate actions including the Transactions.

6.	Documents on Display

6.1.	In addition to the display documents identified in the Defence Document, copies of the following documents are available for inspection during normal business hours on any Business Day at the offices of A&L Goodbody, IFSC, North Wall Quay, Dublin 1, Ireland for as long as the Offer remains open for acceptance:

6.1.1.	this document;

6.1.2.	the material contracts identified at paragraph 1 of this Part 7;

6.1.3.	the report of the Financial Advisors and the Profit Forecast and the consents of KPMG and the Financial Advisors, to the inclusion of the report in the form and context in which they are included in this Circular; and

6.1.4.	copies of any report, letter, valuation, announcement or other document, any part of which is exhibited or referred to in any document issued by, or on behalf of, the Company during the course of the Offer and pursuant to Rule 26(b)(iv) of the Irish Takeover Rules.

7.	No Material Change

Other than (i) the Transactions and the Bond Offer which are described in this document, (ii) the material contracts set forth in paragraph 1 of this Part 7 and (iii) the interests and dealings information set forth in paragraph 2 of this Part 7, the Directors of Elan are not aware of any material change in information previously published by Elan, or on its behalf.

8.	Responsibility Statement

The Directors of Elan accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

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9.	Sources and Bases of Calculation

The relevant bases of calculation and sources of information are set out below. Where such information is repeated in the document the underlying sources and bases are not repeated.

Unless otherwise stated in this document:

9.1.	All financial information relating to Elan has been extracted or derived (without any adjustments) from either the annual reports and accounts of Elan, or other information made publicly available by Elan.

9.2.	All information relating to the Theravance, AOP and ELND005 Transactions, the Bond Offer, the Share Repurchase Program and the NewBridge Transaction has been extracted or derived from publicly available information and, where the context so requires, the internal records of Elan.

9.3.	All information regarding the Offer is sourced from the Royalty Pharma Offer Document dated 2 May 2013, the Revised Offer Announcement, dated 20 May 2013, the Revised Offer Document dated 23 May 2013 and any other material made publicly available by Royalty Pharma.

9.4.	Any references to announcements and dates of announcements have been taken from public materials and press releases made by Elan and Royalty Pharma.

9.5.	Values stated throughout this document have been rounded and are stated to the given number of decimal places.

9.6.	The Profit Forecast is based on internal financial information of the Company and has been reported on in accordance with the Irish Takeover Rules.

9.7.	Where amounts are expressed in euro and a US dollar equivalent has been provided, all such equivalents are calculated using the average U.S. Federal Reserve non buying rate for the relevant period.

9.8.	Reference in the Chairman’s letter to the data relating to the restructuring of the Tysabri collaboration with Biogen Idec has been sourced from the Company’s August 2012 investor presentation, fourth quarter 2012 earnings press release, and 20 May 2013 investor presentation, slide 4.

9.9.	Reference in the Chairman’s letter to global in-market net sales of Tysabri exceeded $1.6 billion last year has been sourced from the Company’s 20-F filing, 2012, page 20.

9.10.	Reference in the Chairman’s letter to the growth in the respiratory market has been taken from Wall Street research, ‘The Global Use of Medicines’: Outlook Through 2015, IMS Institute for Healthcare Information.

9.11.	Reference in the Chairman’s letter to the quote by one leading analyst team which states “we find the Theravance Transaction impressive for: (1) immediate EPS accretion, (2) immediate return of capital to shareholders, (3) virtually 100% pure net profit, (4) long duration assets, (5) partnered with premier respiratory companies, (6) no operational risk, and (7) positive NPU” has been taken from the analysis issued by Jefferies LLC, company update note on USA healthcare pharmaceutical dated 13 May 2013.

9.12.	Reference to the $80 billion Eastern and Central European pharma market, has been taken from ‘The World Pharmaceuticals Markets Factbook 2012’, Espicom Business Intelligence.

9.13.	Reference to the GlaxoSmithKline/Theravance respiratory program having more than 40% share of the market, has been taken from the Bank of America Merrill Lynch company update on GlaxoSmithKline, ‘Respiratory pivots approaching’ dated 28 February 2013.

29

PART 8

PROFIT FORECAST AND REPORT OF KPMG AND THE FINANCIAL ADVISORS

1.	BACKGROUND

In the absence of any unforeseen circumstances and on the basis of preparation and principal assumptions set out below the Directors make the following forecast of profitability for the year ending 31 December 2013 (the Profit Forecast):

1.1.	Elan expects Tysabri in-market sales to increase by approximately 15% in 2013 over the $1.6 billion recorded in 2012.

1.2.	Excluding Tysabri, and ELND005, from completion of the ELND005 Transaction, aggregate SG&A and R&D expenses are expected to be in the range of $130 million to $150 million.

1.3.	Elan expects to contribute approximately $60-$80 million to Janssen Alzheimer Immunotherapy during 2013.

This profit forecast was originally made by the Company as part of its guidance issued in its statement of fourth quarter and full year 2012 financial results published on 6 February 2013 and is subsequently updated to take account of the effect of the ELND005 Transaction based on the assumptions below.

As the Profit Forecast constitutes a profit forecast for the purposes of the Irish Takeover Rules, the Irish Takeover Rules requires that the Profit Forecast be reported on by Elan’s reporting accountants and financial advisors in accordance with Rule 28 of the Irish Takeover Rules.

2.	THE ASSUMPTIONS

The principal assumptions on which the Profit Forecast are based are set out below.

2.1.	There will be no material change in the ownership and control of Elan prior to 31 December 2013.

2.2.	Savings to aggregate R&D and SG&A spend in the range of $35 million to $45 million are expected post completion of the ELND005 Transaction, based on the Elan estimate of full year spend for ELND005 and assuming the completion of the ELND005 Transaction by 1 July 2013.

2.3.	Save for the Theravance Transaction, which was announced by Elan on 13 May 2013 and which, on completion, is not expected to impact the validity of the Profit Forecast, save for the ELND005 Transaction which was announced by Elan on 20 May 2013 and the expected impact of which has been reflected in the updated Profit Forecast, there will be no additional material acquisitions or disposals by Elan during the profit forecast period. In respect of the AOP Transaction, which was announced by Elan on 20 May 2013, no assumption has been made in relation to completion timeline or impact on the Profit Forecast.

2.4.	There will be no material restructuring activities or reduction in work force announced by Elan prior to 31 December 2013.

2.5.	There will be no material adverse change in economic conditions in the markets in which the Elan Group operates.

2.6.	Rates of interest, taxation, inflation and foreign currency exchange rates will not change significantly during the forecast profit period.

2.7.	Any changes in relevant legislation, healthcare reimbursement and reform, governmental policy or other regulatory requirements will not materially affect the results of the Elan Group.

2.8.	There will be no significant adverse impact on Tysabri in-market sales from new competing products in the multiple sclerosis market.

2.9.	There will be no significant delay in the manufacture or supply of Tysabri or in the supply of raw materials for Tysabri which would adversely affect Tysabri in-market sales.

2.10.	There will be no material adverse change to financial forecasts for Janssen Alzheimer Immunotherapy during the forecast period.

2.11.	There will be no material unprovided costs arising from litigation, legislative or regulatory requirements of which the Elan Group is not yet aware.

30

3.	ACCOUNTANT’S REPORT ON PROFIT FORECAST

The Directors

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street
Dublin 2

Ireland

Davy Corporate Finance	Citigroup Global Markets Limited
Davy House	33 Canada Square
49 Dawson Street	Canary Wharf
Dublin 2	London E14 5LB
Ireland	United Kingdom

Morgan Stanley & Co. International plc	Ondra LLP
25 Cabot Square	125 Old Broad Street
Canary Wharf	London EC2N 1AR
London E14 4QA	United Kingdom
United Kingdom

27 May 2013

Dear Sir or Madam:

Accountant’s report on profit forecast

Elan Corporation, plc

We report on the profit forecast comprising a forecast of Tysabri in-market sales for 2013, aggregate SG&A and R&D expenses (excluding Tysabri and assuming the completion of the ELND0005 transaction on or prior to 1 July 2013) for 2013 and the expected contribution to Janssen Alzheimer Immunotherapy to be incurred by Elan Corporation, plc (the ‘Company’) and its subsidiary undertakings (the ‘Group’) for the year ending 31 December 2013 (the ‘Profit Forecast’). The Profit Forecast, and the material assumptions upon which it is based, are set out in Part 8 of the Shareholders Circular (the ‘Document’) dated 27 May 2013. This report is required by Rule 28.3(a) of the Irish Takeover Panel Act, 1997, Takeover Rules, 2007 (the ‘Takeover Rules’) and is given for the purpose of complying with that rule and for no other purpose. Accordingly, we assume no responsibility in respect of this report to the offeror or to any person connected to, or acting in concert with, the offeror, or to any other person who is seeking or may in future seek to acquire control of the Company (an ‘Alternative Offeror’) or to any person connected to, or acting in concert with, an Alternative Offeror.

Responsibilities

It is the responsibility of the directors of the Company (the ‘Directors’) to prepare the Profit Forecast in accordance with the requirements of the Takeover Rules.

It is our responsibility to form an opinion as required by the Takeover Rules as to the proper compilation of the profit forecast and to report that opinion to you.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in accordance with this report or our statement, required by and given solely for the purposes of complying with Rule 28.4 of the Takeover Rules, consenting to its inclusion in the Document.

Basis of Preparation of the Profit Forecast

The Profit Forecast has been prepared on the basis stated on page 30 of the Document and is based on the unaudited interim financial results for the three months ended 31 March 2013, and a forecast for the nine months to 31 December 2013. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the Group.

31

Basis of opinion

We conducted our work in accordance with Standards for Investment Reporting issued by the Auditing Practices Board of the United Kingdom and Ireland. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast are based are solely the responsibility of the Directors, we considered whether anything came to our attention to indicate that any of the assumptions adopted by the Directors which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed or if any material assumption made by the Directors appears to us to be unrealistic.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated.

Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion the Profit Forecast, so far as the accounting policies and calculations are concerned, has been properly compiled on the basis of the assumptions made by the Directors and the basis of accounting used is consistent with the accounting policies of the Group.

Yours faithfully

KPMG

Chartered Accountants

Dublin, Ireland

32

4.	REPORT OF THE FINANCIAL ADVISORS

Morgan Stanley & Co.	Davy Corporate	Citigroup Global	Ondra LLP
International plc	Finance	Markets Limited	125 Old Broad Street
25 Cabot Square	Davy House,	Citigroup Centre	London EC2N 1AR
London	49 Dawson Street	33 Canada Square	United Kingdom
E14 4AD	Dublin 2, Ireland	Canary Wharf
United Kingdom		London E14 5LB
United Kingdom

Registered in England and	Registered in Ireland	Registered in England and	Registered in England and
Wales No. 2068222	No. 127823	Wales No. 01763297	Wales No. OC340822

Authorised by the Prudential	Regulated by the Central	Authorised by the Prudential	Regulated by the Financial
Regulation Authority and	Bank of Ireland	Regulation Authority and	Conduct Authority
regulated by the Financial		regulated by the Financial
Conduct Authority and the		Conduct Authority
Prudential Regulation
Authority

Board of Directors

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

27 May 2013

Dear Sirs

Report on the Profit Forecast of Elan Corporation, plc (the “Company”)

We refer to the profit forecast of the Company and its subsidiaries for the 12 months ending 31 December 2013 which provides that:

1.1.	Elan expects Tysabri in-market sales to increase by approximately 15% in 2013 over the $1.6 billion recorded in 2012.

1.2.	Excluding Tysabri, and ELND005, from completion of the ELND005 Transaction, as such term is defined in the circular to shareholders dated 27 May 2013 (the “Circular”) aggregate SG&A and R&D expenses are expected to be in the range of $130 million to $150 million.

1.3	Elan expects to contribute approximately $60-$80 million to Janssen Alzheimer Immunotherapy during 2013 (collectively the “Profit Forecast”).

The material assumptions upon which the Profit Forecast is based are set out in Part 8 to the Circular.

We have discussed the Profit Forecast and the bases and assumptions on which it is made with you and with KPMG, the Company’s reporting accountants. We have also discussed the accounting policies and bases of calculation for the Profit Forecast with you and with KPMG. We have also considered KPMG’s letter of 27 May 2013 addressed to you and to us on these matters. We have relied upon the accuracy and completeness of all the financial and other information discussed with us and have assumed such accuracy and completeness for the purposes of providing this letter.

On the basis of the foregoing, we consider that the Profit Forecast, for which you, as directors of the Company are solely responsible, has been made with due care and consideration.

This letter is provided to you solely in connection with Rule 28.3(a) and Rule 28.4 of the Irish Takeover Rules and for no other purpose. No person other than the directors of the Company can rely on the contents of this letter and to the fullest extent permitted by law, we exclude all liability to any other person other than to you, the directors of the Company, in respect of this letter or the work undertaken in connection with this letter.

Yours faithfully,

Morgan Stanley & Co.	Davy Corporate	Citigroup Global	Ondra LLP
International plc	Finance	Markets Limited

33

5.	QUARTERLY FINANCIAL INFORMATION

The Financial Advisers and KPMG also confirm that they have no objection to their reports on the Quarterly Financial Information, as set out in Appendix II of the Defence Document, continuing to apply. These confirmations are provided solely in connection with Rule 28.5 of the Irish Takeover Rules and for no other purpose.

34

PART 9

DEFINITIONS

The following definitions apply throughout this document, unless the context requires otherwise:

"2011 AOP Financial Statements"	extracts from the audited financial statements of AOP for the year ended 31 December 2011, prepared under Austrian GAAP

"2019 Notes"	the $600 million in aggregate principal amount of the then outstanding 6.25% senior notes due 2019 issued in October 2012 by the Company’s wholly-owned subsidiaries, Elan Finance public limited company and Elan Finance Corp

"2021 Noteholders"	the holders of 2021 Notes

"2021 Notes"	Senior notes due 2021 to be issued pursuant to the Bond Offer

"Act"	the Irish Companies Acts 1963-2012 and every statutory extension, modification or re-enactment thereof from time to time in force

"ADR(s)"	American depositary receipt(s) representing ADS(s)

"ADSs" or "American Depositary Shares"	American depositary share(s), each of which represents one Ordinary Share in Elan

"ADS Depositary" or "Depositary"	Citibank, N.A., in its capacity as depositary bank for the ADSs pursuant to the Deposit Agreement

"ADS Holders"	holders of ADSs

"AOP" or "AOP Orphan"	AOP Orphan Pharmaceuticals Aktiengesellschaft, an Austrian pharmaceutical company specialising in orphan and rare diseases

"AOP Resolution"	the ordinary resolution with respect to the approval of the AOP Transaction

"AOP Share Purchase Agreement"	share purchase agreement dated 19 May 2013 between Elan, Dr. Rudolf Stefan Widmann and SASR to purchase the entire issued share capital of AOP Orphan

"AOP Transaction"	the agreement by the Company to purchase the entire issued share capital of AOP Orphan

"Biogen Idec"	Biogen Idec Inc.

"Board" or "Directors"	the board of directors of Elan from time to time

"Bond Offer"	the offer of the 2021 Notes by Elan Finance plc and Elan Finance Corp. as more particularly described in a preliminary offering memorandum dated 20 May 2013

"Business Days"	a day, not being a Saturday, Sunday or public holiday, on which banks in Dublin and New York are open for business

"Central Bank"	the Central Bank of Ireland

"Circular"	this document dated 27 May 2013

"Citi"	Citigroup Global Markets Inc. and, or, Citigroup Global Markets Limited, as relevant in the context

"Citibank"	Citibank N.A.

"COPD"	chronic obstructive pulmonary disease

35

"CREST"	the relevant system (as defined in the Companies Act 1990 (Uncertificated Securities) Regulations 1996 of Ireland (as amended)), enabling title to securities to be evidenced and transferred in dematerialised form operated by CrestCo Limited

"Davy"	J&E Davy, trading as Davy, registered office Davy House, 49 Dawson Street, Dublin 2, Ireland

"Davy Corporate Finance"	an Irish incorporated unlimited liability company with registered number 127823 and having its registered office at Davy House, 49 Dawson Street, Dublin 2, Ireland

"Debt Redemption"	the redemption of all of the $600 million in aggregate principal amount of the 2019 Notes

"Defence Document"	the document dated 15 May 2013 issued by the Company to its Shareholders in response to the Royalty Pharma Offer

"Deposit Agreement"	means the Amended and Restated Deposit Agreement dated 3 February 2012, among Elan, Citibank and the holders and beneficial owners of ADSs issued thereunder

"Depositary"	Citibank, N.A.

"Depositary's Notice"	the Depositary’s notice of the EGM to holders of ADSs

"EBITDA"	earnings before interest, taxes, depreciation and amortization

"EDT"	Elan Drug Technologies

"Elan" or the "Company"	Elan Corporation, plc, a public limited company incorporated in Ireland with registered number 30356

"Elan Group"	Elan and its subsidiaries and subsidiary undertakings and where the context so requires, its associated undertakings

"Elan Share(s)" or "Share(s)"	Elan Ordinary Shares and Elan ADSs

"ELND005 Business" or "Speranza Business"	the research, development, manufacture and commercialization of ELND005

"ELND005 Business Transfer Agreement"	the business transfer agreement between EPIL and Speranza Biopharma pursuant to which EPIL agrees to transfer all of the assets relating to the ELND005 Business to Speranza Biopharma and to be entered into on completion of the ELND005 Transaction

"ELND005 Resolution"	the ordinary resolution with respect to the approval of the ELND005 Transaction

"ELND005 Royalty and Option Agreement" or "Speranza Royalty and Option Agreement"	the royalty and option agreement between EPIL and Speranza Biopharma in order to regulate the commercialisation of certain ELND005 products to be entered into on completion of the ELND005 Transaction

"ELND005 Share Purchase Agreement" or "Speranza Share Purchase Agreement"	the share purchase agreement between EPIL and Speranza Therapeutics to be entered into on completion of the ELND005 Transaction and pursuant to which EPIL agrees to sell the entire issued share capital of Speranza Biopharma to Speranza Therapeutics

"ELDN005 Shareholders Agreement" or "Speranza Shareholders' Agreement"	the subscription and shareholders’ agreement between ES1, Nerano, Speranza Therapeutics and ELND005 management to regulate the parties’ relationship as shareholders of Speranza Therapeutics and to be entered into on completion of the ELND005 Transaction

"ELND005 Transaction"	the disposal by the Company of the ELND005 Business

36

"ELND005 Transaction Agreement"	the transaction agreement dated 19 May 2013 between Elan and Nerano to dispose of the ELND005 Business

"EPIL"	Elan Pharma International Limited

"ES1"	Elan Science One Limited

"Escrow Agent"	the Bank of New York Mellon

"Escrow Agreement"	an escrow agreement among the Bank of New York Mellon, London Branch, as trustee, the Escrow Agent and the Issuers, pursuant to which the Issuers will deposit the gross proceeds of the Bond Offer (after deduction of the Initial Purchasers discounts), together with additional amounts sufficient to redeem the 2021 Notes in connection with a special mandatory redemption on 21 June 2013 subject to extension until 31 July 2013, if a special mandatory redemption were to occur on such date, into a segregated escrow account

"Euro" or "€"	the legal currency of Ireland

"Exchange Act"	Securities Exchange Act of 1934, as amended

"Extraordinary General Meeting" or "EGM"	the extraordinary general meeting of the Company to be held on 17 June 2013 at 10.00 a.m. (Irish time) at the O’Callaghan Davenport Hotel, 8/10 Merrion Street Lower, Dublin 2, Ireland (and any adjournment thereof) convened by way of the Notice

"FDA"	United States Food and Drug Administration

"Financial Advisors"	Citi, Davy Corporate Finance, Ondra and Morgan Stanley

"Form of Proxy"	the form of proxy to be mailed with the Notice for use by Shareholders in connection with the EGM

"Glaxo"	Glaxo Group Limited

"Guarantors"	Elan and the Subsidiary Note Guarantors

"Indenture"	Indenture governing the 2021 Notes

"Initial Purchasers"	Morgan Stanley & Co. LLC and J&E Davy

"Investment Company"	as that term is described in the Investment Company Act of 1940

"Irish Stock Exchange"	The Irish Stock Exchange Limited

"Irish Takeover Rules" or "Takeover Rules"	the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended)

"Issue Date"	the date of issue of the 2021 Notes

"Issuers"	Elan Finance plc and Elan Finance Corp. in connection with the 2021 Notes

"Janssen AI"	Janssen Alzheimer Immunotherapy

"Latest Practicable Date"	23 May 2013, being the latest practicable date before the publication of this document

"Listing Rules"	the listing rules of the Irish Stock Exchange

"Morgan Stanley"	Morgan Stanley & Co. International plc

"MS"	Multiple Sclerosis

"Nerano"	Nerano Pharma Limited

"NewBridge"	NewBridge Pharmaceuticals

37

"Notice"	the notice of Extraordinary General Meeting set out at the end of this document

"Offer Period"	the period commencing on, and including, 25 February 2013 and ending on such date as the Irish Takeover Rules provide or the Irish Takeover Panel otherwise may decide

"Ondra"	Ondra LLP, trading as Ondra Partners

"Ordinary Shareholder"	a holder of Ordinary Shares

"Ordinary Shares"	ordinary shares of €0.05 each in the capital of the Company

"Overseas Shareholder"	a Shareholder who is resident in, or a citizen of jurisdictions outside Ireland or custodians, nominees or trustees for persons who are citizens or nationals of, or residents in jurisdictions outside Ireland

"Panel" or "Irish Takeover Panel"	the Irish Takeover Panel

"Prothena"	Prothena Corporation plc

"Purchase Agreement"	the purchase agreement dated 23 May 2013 among Elan, its subsidiaries, Elan Finance public limited company, Elan Finance Corp, and certain of Elan’s other subsidiaries and Morgan Stanley & Co. LLC whereby the Issuers agree to sell the securities to Morgan Stanley & Co. LLC, as representative of the Initial Purchasers

"R&D"	research and development

"Register"	the register of members of the Company

"Registrars"	the Company’s registrar, being Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland

"Regulatory Information Service"	any of the services set out in Schedule 12 of Appendix 2 of the Listing Rules and/or the company announcement of The Irish Stock Exchange

"Resolutions"	the Theravance Resolution, the ELND005 Resolution, the AOP Resolution and the Share Repurchase Resolution, each being a “Resolution”

"Revised Offer"	the revision to the Royalty Pharma Offer the details of which are set forth in the Revised Offer Announcement and in the Revised Offer Document

"Revised Offer Announcement"	the announcement by Royalty Pharma dated 20 May 2013 revising the Royalty Pharma Offer

"Revised Offer Document"	the revised offer document issued by Royalty Pharma dated 23 May 2013

"Royalty Interest Products"	the four respiratory programs under partnership between Theravance and Glaxo, being (1) RELVAR™ ELLIPTA™/BREO™ ELLIPTA™, (2) ANORO™ ELLIPTA™, (3) MABA ’081, and (4) vilanterol (VI) monotherapy

"Royalty Pharma"	RP Management, LLC or Echo Pharma Acquisition Limited as the context so requires

"Royalty Pharma Offer" or "Offer"	the offer made by Royalty Pharma on 2 May 2013 to acquire the entire issued and to be issued share capital of Elan as revised by the Revised Offer Announcement (on the terms, and subject to the conditions, set out in the Royalty Pharma Offer Document and the Revised Offer Document) including where the context so

38

requires, any subsequent revision, variation, extension or renewal of such offer

"Royalty Pharma Offer Document"	the document dated 2 May 2013 sent by Royalty Pharma to Shareholders containing the terms and conditions of the Offer

"Royalty Pharma Offer Period" or "Offer Period"	or the period commencing on, and including, 25 February 2013 and ending on such date as the Irish Takeover Rules provide or the Irish Takeover Panel otherwise may decide

"SASR"	SASR Neunundvierzigste Beteiligungsverwaltung GmbH

"SEC"	the United States Securities and Exchange Commission

"Securities"	US$850,000,000 principal amount of 6.25% senior notes due 2021

"SG&A"	selling, general and administrative

"Shareholders"	holders of Ordinary Shares and/or ADSs

"Shareholder Helpline"	the dedicated helpline telephone number +353 1 447 5107 for Elan Ordinary Shareholders

"Share Repurchase Program"	a share repurchase program with respect to the Shares of the Company, in an amount of up to $200 million

"Share Repurchase Resolution"	the ordinary resolution with respect to the approval of the Share Repurchase Program

"Speranza Biopharma"	Speranza Biopharma Limited

"Speranza Group" or "Speranza"	Speranza Therapeutics Limited together with Speranza Biopharma Limited

"Speranza Therapeutics"	Speranza Therapeutics Limited

"Subsidiary Note Guarantors"	certain of Elan’s subsidiaries (as set out in Schedule II to the Purchase Agreement)

"Tender Offer"	the repurchase by the Company of 88,888,888 Ordinary Shares (including Ordinary Shares represented by ADSs) from Davy for $11.25 each for an aggregate purchase price of approximately $1 billion

"Theravance"	Theravance, Inc.

"Theravance Dividend Program"	a cash dividend program directly linked to royalty participation interest payments received by Elan pursuant to the Theravance Transaction

"Theravance Resolution"	the ordinary resolution with respect to the approval of the Theravance Transaction set out in the Notice

"Theravance Royalty Participation Agreement"	the Royalty participation agreement between Elan and Theravance dated 12 May 2013 pursuant to which Elan will purchase a participation interest in potential future royalty payments

"Theravance Transaction"	the transaction with Theravance pursuant to which Elan will make a one-time cash payment of $1.0 billion to Theravance in exchange for a 21% participation interest in the potential future royalty payments from the Royalty Interest Products earned by Theravance, when, as and if received

"Transactions"	the AOP Transcation, the Theravance Transaction, the ELND005 Transaction, the Share Repurchase Program, each being a "Transaction"

39

"Transition"	Transition Therapeutics, Inc.

"Transition Collaboration Agreement"	collaboration agreement between Elan and Waratah Pharmaceuticals dated 25 September 2006, as amended

"Trustee"	The Bank of New York Mellon, London Branch

"Tysabri Dividend Program"	a cash dividend program directly linked to Tysabri market performance, calculated as a percentage of the Tysabri royalties paid to Elan by Biogen Idec pursuant to the Tysabri Transaction

"Tysabri Transaction"	the transfer to Biogen Idec International Holding Ltd., an affiliate of Biogen Idec, of all of Elan’s interest in the intellectual property and other assets related to the development, manufacturing and commercialization of Tysabri

"uncertificated" or "in uncertificated form"	with respect to Ordinary Shares, recorded on the Register as being held in uncertificated form in CREST and title to which, by virtue of the Uncertified Securities Regulations, may be transferred by means of CREST

"United States" or "US"	the United States of America, its territories and possessions, any State of the United States and the District of Columbia

"US dollar" or "USD" or "US$"	the lawful currency of the United States

"Voting Record Date"	close of business on 15 June 2013

40

Appendix I

1.	AOP FINANCIALS

The extracts from the AOP 2011 Financial Statements, as set out in this Appendix I, which have been prepared and audited under Austrian GAAP, present the entire AOP business and do not separately carve out the estimated amounts attributable to AOP’s current generics business which is not been acquired. The EBITDA reported elsewhere in this Circular excludes approximately €6.7 million (approximately $8.5 million) of costs associated with the AOP current generics products business, which is not being acquired. Please refer to “Part 5 – Risk Factors – Available financial information related to AOP is subject to significant limitations” for a further discussion on how the AOP 2011 Financial Statements were prepared.

41

2.	AOP Financials

AOP Orphan Pharmaceuticals AG

Balance sheet

as at 31.12.2011

		31.12.2011	31.12.2011	31.12.2010
ASSETS		EUR	EUR	EUR
A.	Fixed assets
I.	Intangible assets
	1. Industrial property rights and similar rights/benefits		284,287.07	48,707.28
II.	Tangible assets
	1. Installations in third-party buildings	426,197.31		471,719.80
	2. Other facilities, factory and office equipment	1,007,883.62		895,406.17
			1,434,080.93	1,367,125.97
III.	Financial assets
	1. Investments in affiliated companies	35,001.00		35,001.00
	2. Participations	56,647.37		56,647.17
	3. Investment securities (book-entry securities) of the fixed assets	1,939,834.22		2,698,792.78
	4. Other loans	1,197,264.72		1,044,360.67
			3,228,747.11	3,834,801.62
			4,947,115.11	5,250,634.87
B.	Current assets
I.	Stocks
	1. Raw materials and supplies	2,864,820.08		2,104,186.94
	2. Unfinished products	509,212.60		222,185.10
	3. Finished products and goods	6,700,207.94		4,695,835.90
			10,074,240.62	7,022,207.94
II.	Receivables and other financial assets
	1. Trade accounts receivable	13,489,933.58		12,326,989.19
	2. Receivables from affiliated companies	720.00		9,166.39
	3. Other receivables and financial assets	3,653,464.23		5,084,555.98
			17,144,117.81	17,420,711.56
III.	Securities and shares
	1. Other securities and shares		1,566,652.47	1,456,354.07
IV.	Cash on hand and at banks		8,857,652.94	4,430,597.93
			37,642,663.84	30,329,871.50
C.	Accrued and deferred items		598,399.03	336,900.73
TOTAL ASSETS			43,188,177.98	35,917,407.10

		31.12.2011	31.12.2011	31.12.2010
LIABILITIES		EUR	EUR	EUR
A.	Shareholders’ equity
I.	Share capital		200,000.00	200,000.00
II.	Capital reserves
	1. Free		980,627.20	980,627.20
III.	Retained earnings
	1. Legal reserves	20,000.00		20,000.00
	2. Other reserves (free reserves)	2,802,750.86		2,802,750.86
			2,822,750.86	2,822,750.86

IV.	Unappropriated profit (unappropriated loss)		22,499,035.67	18,579,365.43
	of which accumulated profit		18,579,365.43	14,604,746.06
			26,502,413.73	22,582,743.49
B.	Reserves
	1. Reserves for severance payments	258,679.10		251,485.22
	2. Reserves for pensions	441,523.81		371,171.98
	3. Tax reserves	0.00		848,355.49
	4. Other provisions	5,216,977.26		5,379,224.45
			5,917,180.17	6,850,237.14
C.	Liabilities
	1. Liabilities to banks	118,186.37		334,999.99
	2. Trade accounts payable	8,213,181.72		4,412,324.38
	3. Liabilities to affiliated companies	400,800.00		105,600.00
	4. Other liabilities	2,036,415.99		1,631,502.10
	of which taxes	149,599.81		180,580.34
	of which as part of social security contributions	36,921.72		36,690.56
			10,768,584.08	6,484,426.47
D.	Accrued and deferred items		0.00	0.00
TOTAL LIABILITIES			43,188,177.98	35,917,407.10

[Signature] [Signature]

42

AOP Orphan Pharmaceuticals AG
		Profit and loss statement
		01.01.2011 to 31.12.2011
		2011 (EUR)	2010 (EUR)
1.	Sales	57,072,918.32	45,024,583.22
2.	Change to the stock of finished and unfinished products	565,471.51	(192,238.00)
3.	Other operating income
	a) Income from the disposal of fixed assets	16,546.31	50.00
	b) Income from the releasing of reserves	1,198,252.69	404,559.42
	c) Other	2,681,689.19	1,689,398.77
		3,896,488.19	2,094,008.19
4.	Expenses for material and other manufacturing services purchased
	a) Cost of materials	19,201,693.60	13,956,297.79
	b) Expenses for services purchased	3,213,913.78	2,115,544.21
		22,415,607.38	16,071,842.00
5.	Personnel expenses
	a) Salaries	5,901,212.13	4,437,179.40
	b) Expenses for severance payments	53,982.75	71,264.15
	c) Expenses for pensions	77,071.83	73,454.71
	d) Expenses for statutory social insurance contributions, payroll-related levies and compulsory contributions	1,227,701.72	940,128.55
	e) Other social benefits	104,306.19	60,107.84
		7,364,274.62	5,582,134.65
6.	Depreciations
	a) of fixed tangible and intangible assets	577,982.42	465,947.15
7.	Other operating expenses
	a) Taxes other than income tax and earnings tax	794,113.78	208,889.97
	b) Other	21,969,522.18	17,865,340.27
		22,763,635.96	18,074,230.24
8.	Subtotal from Lines 1 to 7 (operating profit)	8,413,377.64	6,732,199.37
9.	Income from other securities and loans in financial assets	82,691.59	60,830.77
10.	Other interest and similar income
	Interest income from bank deposits	45,162.98	46,786.03
	Income from securities held as current assets	0.00	0.00
	Interest income from loans issued	54,764.22	8,627.81
		99,927.20	55,413.84
11.	Income from the disposal and appreciation in value of financial assets and securities held as current assets
	Income from the disposal of current asset securities	373,316.16	1,620.66
	Income from option business	30,423.71	30,637.48
		403,739.87	32,258.14
12.	Expenses from financial assets and securities held as current assets
	Expenses from financial assets and securities held as current assets	3,955,428.75	1,433,985.92
	of which depreciations on financial assets	2,565,883.95	1,412,584.96
	of which depreciations on securities held as current assets	387,430.20	14,826.68
	Expenses from option business	39,279.60	164,776.25
		3,994,708.35	1,598,762.17

43

		Profit and loss statement
		01.01.2011 to 31.12.2011
		2011 (EUR)	2010 (EUR)
13.	Interest and similar expenses
	Debit interest	208,575.87	51,310.47
14.	Subtotal from Lines 9 to 13 (financial income)	(3,616,925.56)	(1,501,569.89)
15.	Earnings from normal business activities	4,796,452.08	5,230,629.48
16.	Taxes on income and profit	876,781.84	1,256,010.11
17.	Annual net profit	3,919,670.24	3,974,619.37
18.	Release of retained earnings
	a) Legal reserves	0.00	0.00
19.	Annual profit	3,919,670.24	3,974,619.37
20.	Earnings carried forward from the previous year	18,579,365.43	14,604,746.06
21.	Balance sheet profit	22,499,035.67	18,579,365.43

[Signature]       [Signature]

44

NOTES

Financial statements for the year ending 31 December 2011

ACCOUNTING AND VALUATION METHODS

General principles

The financial statements were prepared in compliance with generally accepted accounting principles and in compliance with the general standard of providing the most accurate possible representation of the company’s net worth, financial position and earnings.

The annual financial statements were compiled according to the principle of completeness.

The principle of individual valuation was observed when valuing the various assets and debts, and the going concern principle was assumed.

The principle of prudence was taken into account by reporting only those earnings actually realised as at the balance sheet date. All recognisable risks and impending losses were taken into account.

Fixed assets

Intangible assets

Acquired intangible assets were valued at the purchasing or manufacturing cost and, where subject to depreciation, reduced in value according to the planned depreciation model.

Scheduled depreciation is calculated using the straight-line method and is based on the following useful lives:

Asset group	Useful life
IT software	2-5 years
Internet presence	3 years

Property, plant and equipment

Tangible assets were valued at the purchasing or manufacturing cost and, where subject to depreciation, reduced in value according to the planned depreciation model.

Scheduled depreciation is calculated using the straight-line method and is based on the following useful lives for each individual asset group:

Asset group	Useful life
Investment in third-party buildings	4-10 years
Plant and office equipment	3-10 years
Vehicles	4 years

Low-value assets for the financial year were written down immediately and in full in the year of acquisition.

Financial assets

Financial assets were valued at the cost of acquisition and, where necessary, subjected to unscheduled write-downs.

Unscheduled write-downs were only made when the impairment is expected to be permanent.

Current assets

Inventories

Inventories were valued at the purchasing or manufacturing cost or at the lower fair value.

Social security contributions and interest on borrowed capital were not taken into account when determining manufacturing costs.

Receivables and other assets

Receivables and other assets were recognised at their nominal value.

45

Receivables in foreign currency were valued either at the rate of the transaction date or, if lower, at the exchange rate of the balance sheet date.

In the case of discernible specific risks, the lower applicable value was used.

Current asset securities were valued at the cost of acquisition or at the lower stock exchange price at the balance sheet date.

Provisions

Provision for severance payments

Severance provisions were calculated according to actuarial principles based on an interest rate of 4% and the legal retirement age.

No deduction for fluctuation was applied when calculating provisions.

Pension provisions

Pension provisions were calculated according to actuarial principles based on the present value method, using an interest rate of 5%.

Other provisions

All risks recognisable at the date of preparation of the financial statement, together with contingent liabilities of uncertain amount or unclear cause, were taken into account in the amount of other provisions according to the principle of reasonable business appraisal.

Liabilities

Liabilities are calculated at the repayable amount in accordance with the principle of prudence.

46

NOTES ON THE BALANCE SHEET

Development of fixed assets

The development of the individual items included in fixed assets and the analysis of depreciation and amortisation charges (Sect. 226, Para. 1) are shown in the assets schedule (Appendix IV).

Inventories

Inventories are as follows. Figures from the previous year are shown in brackets:

	Change in inventories (in EUR)	Final inventory 31.12 (in EUR)
Raw materials	+ 760,633.14	2,864,820.08
	(2010: - 151,356.50)	(2010: 2,104,186.94)
Unfinished products	+ 286,972.80	509,212.60
	(2010: + 47,545.11)	(2010: 222,185.10)
Finished products	+ 278,498.71	1,713,138.61
	(2010: - 239,783.11)	(2010: 1,434,782.78)
Merchandise	+ 1,732,195.51	4,987,069.33
	(2010: + 1,232,846.57)	(2010: 3,261,053.12)

Receivables and other assets

The table below shows the remaining terms of the assets on the balance sheet:

	Total (EUR)	Of which due within 1 year (EUR)	Of which due within 1 to 5 years (EUR)
Trade receivables	13,489,933.58	12,642,900.58	847,033.00
	(2010: 12,326,989.19)	(2010: 12,326,989.19)	(2010: 0.00)
Receivables from affiliated	720.00	720.00	0.00
companies	(2010: 9,166.39)	(2010: 9,166.39)	(2010: 0.00)
Other receivables and assets	3,653,464.23	3,103,838.28	549,625.95
	(2010: 5,084,555.98)	(2010: 2,816,427.11)	(2010 2,268,127.87)
Total receivables	17,144,117.81	15,747,458.86	1,396,658.95
	(2010: 17,420,711.56)	(2010: 14,054,088.59)	(2010: 2,268,127.87)

Other receivables and assets

The item “Other receivables and assets” includes significant amounts that will only produce cash additions/outflows after the balance sheet date. These relate to an advance payment for a research project, receivables from tax authorities and the research premiums for 2010 and 2011.

Equity

The company has positive equity of EUR 26,502,413.73 (2010: EUR 22,582,743.49).

The share capital of €200,000.00 is divided into 20,000 shares of nominal value €10.00.

Provisions

An analysis of provisions is shown in Appendix V.

47

Liabilities

The following table provides the terms of liabilities on the balance sheet:

		Of which due	Of which due
	Total	within 1 year	within 1 to 5 years
	(EUR)	(EUR)	(EUR)
Liabilities due to credit institutions	118,186.37	118,186.37	0.00
	(2010: 334,999.99)	(2010: 223,000.00)	(2010: 111,999.99)
Liabilities from trade receivables	8,213,181.72	8,213,181.72	0.00
	(2010: 4,412,324.38)	(2010: 4,412,324.38)	(2010: 0.00)
Liabilities due to affiliated
companies	400,800.00	400,800.00	0.00
	(2010: 105,600.00)	(2010: 105,600.00)	(2010: 0.00)
Other liabilities	2,036,415.99	2,036,415,99	0.00
	(2010: 1,631,502.10)	(2010: 1,631,502.10)	(2010: 0.00)
Total liabilities	10,768,584.08	10,768,584.08	0.00
	(2010: 6,484,426.47)	(2010: 6,312,426.48)	(2010: 111,999.99)

Other liabilities

The item “Other liabilities” includes significant amounts that will be recorded as expenses but will only produce cash additions/outflows in the following year. These relate to premiums in accordance with the premium agreements for 2011.

48

NOTES TO THE PROFIT AND LOSS STATEMENT

The income statement was structured according to the nature of expense method detailed in Sect. 231, Para. 2.

Sales

The breakdown of sales revenue by geographical market is as follows:

Sales in Austria	EUR	20,633,896.59
Sales in the EU (other than Austria)	EUR	30,126,889.76
Sales in third countries (non-EU)	EUR	6,312,131.97
Total sales:	EUR	57,072,918.32

Expenses for severance payments

In 2011, a total of EUR 53,982.75 was spent on severance payments, of which EUR 46,788.87 was for contributions to company-sponsored employee provision funds.

Information about the effects of income and revenue taxes on the POA

Taxes on income and revenue totalled EUR 876,781.84 and impacted the profit on ordinary activities by 18.28%.

OTHER MANDATORY DISCLOSURES

Information on participating companies

The information in accordance with Sect. 238 line 2 may be omitted as the reporting company owns less than 20% of the shares.

Number of employees

The average number of employees arranged according to wage earners and salaried staff (Sect. 239, Para. 1, line 1) is as follows:

	2011	2010
Wage earners	0	0
Salaried staff	98	73
Total	98	73

Information on the members of the Board of Directors

Management:	Name	since
	Dr Georg Fischer	27.06.2008
	Dr Christoph Wachter	27.06.2008
	Dr Rudolf Widmann	15.08.2003

Information on the members of the Supervisory Board

In the 2011 business year, the following people were members of the Supervisory Board.

Dr Heinz Russwurm (Chairman)

Mag Heinrich Friedrich (Deputy Chairman)

Dr Ingrid Aichinger-Widmann

Vienna, September 2012

[Signature]	[Signature]

Dr Rudolf Widmann CEO

24.09.2012

49

AOP Orphan Pharmaceuticals AG	Statement of assets as at 31.12.2011

		Change in purchasing and manufacturing costs					Depreciation trend					Book values
		As at		Reclassi-		As at	As at				As at	As at	As at
		01.01.2011	Addition	fication	Disposal	31.12.2011	01.01.2011	Addition	Disposal	Attribution	31.12.2011	31.12.2010	31.12.2011
		in EUR	in EUR	in EUR	in EUR	in EUR	in EUR	in EUR	in EUR	in EUR	in EUR	in EUR	in EUR
A.	Fixed assets
I.	Intangible assets
	Industrial property rights and similar
1.	Rights and benefits
	Data processing program	125,696.85	197,937.66	0.00	7,181.00	316,453.51	76,989.37	41,911.57	7,181.00	0.00	111,720.14	48,707.28	204,733.37
	Online presence	0.00	80,750.00	0.00	0.00	80,750.00	0.00	1,195.30	0.00	0.00	1,196.30	0.00	79,553.70
		125,696.85	278,687.66	0.00	7,181.00	397,203.51	76,989.57	43,107.87	7,181.00	0.00	112,916.44	48,707.28	204,287.07
II.	Tangible assets
1.	Installations in third-party buildings (Baul. lnv. Frmd. Belr.-u. Geschg.)	562,867.70	12,481.65	0.00	0.00	575,349.35	91,147.90	58,004.14	0.00	0.00	149,152.04	471,719.80	426,197.31
2.	Other equipment, factory and office equipment Vehicles	1,050,885.67	454,929.20	0.00	162,626.05	1,343,188.82	463,731.64	281,969.32	137,104.43	0.00	603,596.73	587,153.83	734,592.09
	Office machinery, EDP systems	425,496.63	50,245.24	0.00	76,356.12	399,385.75	205,858.03	71,160.66	75,300.04	0.00	201,718.65	219,638.60	197,667.10
	Office equipment	210,785.42	8,394.93	0.00	17,624.18	201,556.17	122,171.68	20,498.67	16,738.61	0.00	125,931.74	88,613.74	75,624.43
	Low-value assets	0.00	103,241.76	0.00	103,241.76	0.00	0.00	103,241.76	103,241.76	0.00	0.00	0.00	0.00
		1,687,167.72	616,811.13	0.00	359,848.11	1,944,130.74	791,761.55	476,870.41	332,384.84	0.00	936,247.12	895,406.17	1,007,883.62
		2,250,035.42	629,292.73	0.00	359,848.11	2,519,480.03	882,909.45	534,874.55	332,384.84	0.00	1,085,399.16	1,367,125.97	1,434,030.93
III.	Financial assets
1.	Investments in affiliated companies
	Investments in related companies	35,001.00	0.00	0.00	0.00	35,001.00	0.00	0.00	0.00	0.00	0.00	35,001.00	35,001.00
2.	Participations
	Other participations	56,647.17	0.00	0.00	0.00	56,647.17	0.00	0.00	0.00	0.00	0.00	56,647.17	56,647.17
3.	Fixed asset securities	4,152,670.34	2,057,250.00	0.00	2,488,356.10	3,721,564.24	1,453,877.55	368,085.10	40,232.64	0.00	1,781,730.02	2,698,792.78	1,939,834.22
4.	Other loans
	Loans	837,360.67	29,798.60	0.00	121,094.40	746,064.87	0.00	0.00	0.00	0.00	0.00	837,360.67	746,064.87
	Loans issued	207,000.00	2,441,998.72	0.00	0.00	2,648,998.72	0.00	2,197,798.85	0.00	0.00	2,197,798.85	207,000.00	451,199.87
		1,044,360.67	2,471,797.32	0.00	121,094.40	3,395,063.59	0.00	2,197,798.85	0.00	0.00	2,197,798.85	1,044,360.67	1,197,264.74
		5,203,679.18	4,529,047.32	0.00	2,609,450.50	7,208,276.00	1,453,877.56	2,565,883.95	40,232.64	0.00	3,979,528.87	3,834,801.62	3,228,747.13
TOTAL ANALYSIS OF ASSETS		7,664,411.45	5,437,027.76	0.00	2,976,479.61	10,124,959.60	2,413,776.58	3,143,866.37	379,798.48	0.00	5,177,844.47	5,250,634.87	4,947,115.13

[Signature] [Signature]
24.09.2012
Notes/Appendix IV

50

AOP Orphan Pharmaceuticals AG	Reserves as at 31.12.2011

	As at				As at
	31.12.2010	Use	Liquidation	Allocation	31.12.2011
	(in EUR)	(in EUR)	(in EUR)	(in EUR)	(in EUR)
Reserves for severance payments	251,485.22	0.00	0.00	7,193.88	258,679.10
Reserves for pensions	371,171.98	0.00	0.00	70,351.83	441,523.81
Tax reserves	848,355.49	848,355.49	0.00	0.00	0.00
Reserves for procedural costs	142,000.00	0.00	20,000.00	566,953.10	688,953.10
Reserve for bonuses	60,779.77	60,779.77	0.00	187,533.54	187,533.54
Reserve for holidays	156,008.35	0.00	0.00	21,888.76	177,897.11
Reserve for anniversary bonuses	85,298.21	0.00	0.00	16,310.59	101,608.80
Reserve for audit expenses	45,000.00	0.00	0.00	0.00	45,000.00
Reserve for contingent losses	373,448.27	0.00	5,295.20	945,000.00	1,313,153.07
Reserves for research & development	4,516,689.85	1,117,273.60	1,156,374.72	459,790.11	2,702,831.64
Total reserves	6,850,237.14	2,026,408.86	1,181,669.92	2,275,021.81	5,917,180.17

[Signature] [Signature]
24.09.2012
Notes/Appendix V

51

Appendix 1a

Summary of uncorrected misstatements

Company: AOP Orphan Pharmaceuticals AG

Reporting date: 31.12.2011

	Balance sheet		Income statement		Tax effect
Basis of
Description of difference	Target	Credit	Target	Credit	assessment	Tax
Error in the annual statement

Incorrect identity in the annual statement

Deviations in assessments and valuations

Total errors and deviations:

Tax effect (tax rate... %)

[signature] [signature]
[signature]
24.09.2012

52

4.	Audit opinion

Report on the annual financial statements

We have audited the enclosed annual financial statements of

AOP Orphan Pharmaceuticals AG, Vienna,

for the financial year 1 January 2011 to 31 December 2011 including the accounts. These annual financial statements include the balance sheet to 31 December 2011, the profit and loss statement for the financial year ending 31 December 2011, and the notes.

Our responsibility and liability is limited in accordance with Sect. 275(2) UGB (Liability regulations for auditing small- and medium-sized companies) to the company and third parties in the amount of 2 million euros.

Responsibility of legal representative for the annual financial statements and accounts

The legal representatives of the company are responsible for the accounts and for the preparation the annual financial statements, which must provide the most accurate possible representation of the asset, financial and earnings position of the company in compliance with Austrian company regulations. This responsibility includes the formation, implementation and maintenance of an internal control system, insofar as this is important for preparing the annual financial statements and giving the most accurate possible presentation of the company’s assets, financial and earnings position, so as to avoid material misstatements, whether through intentional or unintentional error; the selection and application of suitable accounting and valuation methods; and the use of estimates which appear appropriate based on the given framework conditions.

Responsibility of the auditors and description of the nature and scope of the statutory audit

We are responsible for providing an opinion on these annual financial statements based on our audit. We have carried out our audit in accordance with the legal regulations and principles of proper accounting in Austria. These principles require us to abide by a code of conduct and plan and execute the audit such that we can form an opinion with adequate certainty as to whether the annual financial statements are free from material misstatement.

An audit involves the performance of tests to obtain proof regarding the amounts and other information stated in the annual financial statements. The selection of tests is at the discretion of the auditor, based on his assessment of the risk of occurrence of material misstatements, whether due to intentional or unintentional error. When carrying out this risk assessment, the auditor takes into account the internal control system, insofar as this is of significance for the preparing of the annual financial statements and the conveying of an accurate image of the assets, financial and earnings position of the company, so as to define appropriate tests based on the framework conditions, but not to give a judgement on the effectiveness of the company’s internal controls. The audit further involves assessing the appropriateness of the accounting and valuation methods applied and the material estimates carried out by the legal representatives, as well as an evaluation of the overall presentation of the annual financial statements.

We are of the opinion that we have obtained sufficient and suitable proof for our audit to give a sufficiently reliable basis for our audit opinion.

Audit opinion

Our audit revealed no objections. Based on the findings obtained from our audit, we believe that the annual financial statements satisfy the legal regulations and supplementary requirements of the Articles of Association, and give the most accurate possible presentation of the asset and financial position of the company as at 31 December 2011 and the earnings position of the company for the financial year 1 January 2011 to 31 December 2011, in compliance with the Austrian principles of proper accounting.

Statements on the management report

The management report is to be reviewed on the basis of legal regulations to ensure that it mirrors the annual financial statements and that the information contained in the management report does not give rise to an incorrect representation of the company’s position. The audit opinion must also contain a statement as to whether the management report is in compliance with the annual financial statements.

53

In our opinion the management report is in compliance with the annual financial statements.

Vienna, 24.09.2012

[Signature]

SMP

Wirtschaftsprüfungsgesellschaft m.b.H. [Audit firm]

The publication or disclosure of the annual financial statements with our audit opinion may only be carried out in the version confirmed by us. This audit opinion refers exclusively to the German version and full annual financial statements including management report. Any other versions shall be subject to the provisions of Sect. 281(2) UGB.

54

SMP WIRTSCHAFTSPRÜFUNG

Bericht über die
Prüfung des Jahresabschlusses
zum 31. Dezember 2011

der

AOP Orphan Pharmaceuticals AG

1160 Wien , Wilhelminenstraße 91/II f

SMP
Wirtschaftsprüfungsgesellschaft m.b.H.

1010 Wien, Franz-Josefs-Kai 53

Exemplar 1

SMP Wirtschaftsprüfungsgesellschaft mbH
1010 Wien, Austria · Franz-Josefs-Kai 53 · T +43 1 535 50 25-0 · F -24 · office@steirer-mika.at · www.steirer-mika.at
Rechtsform: Gesellschaft m.b.H. · FN 40217v · HG Wien · UID ATU 43449808 · Member of MGI · www.mgiworld.com

55

Inhaltsverzeichnis

1. Prüfungsvertrag und Auftragsdurchführung 1

2. Aufgliederung und Erläuterung von wesentlichen Posten des Jahresabschlusses 2
   2.1. Aktiva 2
   2.2. Passiva 4
   2.3. Gewinn- und Verlustrechnung 5

3. Zusammenfassung des Prüfungsergebnisses 8
   3.1. Feststellungen zur Gesetzmäßigkeit von Buchführung, Jahresabschluss und Lagebericht 8
   3.2. Erteilte Auskünfte 8
   3.3. Stellungnahme zu Tatsachen nach § 273 Abs 2 und Abs 3 UGB (Ausübung der Redepflicht) 8

4. Bestätigungsvermerk 9

Beilagenverzeichnis:

Jahresabschluss und Lagebericht

- Bilanz zum 31. Dezember 2011 I
- Gewinn- und Verlustrechnung für das Geschäftsjahr 2011 II
- Anhang für das Geschäftsjahr 2011 III
- Anlagenspiegel IV
- Lagebericht für das Geschäftsjahr 2011 V

sonstige Beilagen

Allgemeine Auftragsbedingungen für Abschlussprüfungen (AAB AP) VI

56

Prüfungsvertrag und Auftragsdurchführung

AOP Orphan Pharmaceuticals AG

An die Mitglieder des Vorstands und des Aufsichtsrats der
AOP Orphan Pharmaceuticals AG
Wien

Wir haben die Prüfung des Jahresabschlusses zum 31. Dezember 2011 der

AOP Orphan Pharmaceuticals AG ,
Wien,

(im Folgenden auch kurz "Gesellschaft" genannt)

abgeschlossen und erstatten über das Ergebnis dieser Prüfung den folgenden **Bericht**:

1. Prüfungsvertrag und Auftragsdurchführung

In der Hauptversammlung vom 19.09.2011 der AOP Orphan Pharmaceuticals AG, Wien, wurden wir zum Abschlussprüfer für das Geschäftsjahr 2011 gewählt. Die Gesellschaft, vertreten durch den Aufsichtsrat, schloss mit uns einen **Prüfungsvertrag**, den Jahresabschluss zum 31. Dezember 2011 unter Einbeziehung der Buchführung und den Lagebericht gemäß den §§ 269 ff UGB zu prüfen.

Bei der Gesellschaft handelt es sich um eine **mittelgroße Kapitalgesellschaft** iSd § 221 UGB.

Bei der gegenständlichen Prüfung handelt es sich um eine **Pflichtprüfung**.

Diese **Prüfung erstreckte sich darauf**, ob bei der Erstellung des Jahresabschlusses die gesetzlichen Vorschriften und die ergänzenden Bestimmungen der Satzung beachtet wurden.
Der Lagebericht ist darauf zu prüfen, ob er mit dem Jahresabschluss im Einklang steht und ob die sonstigen Angaben im Lagebericht keine falsche Vorstellung von der Lage des Unternehmens erwecken.

Bei unserer Prüfung beachteten wir die in Österreich geltenden **gesetzlichen Vorschriften** und die **berufsüblichen Grundsätze** ordnungsgemäßer Durchführung von Abschlussprüfungen. Wir weisen darauf hin, dass die Abschlussprüfung mit hinreichender Sicherheit die Richtigkeit des Abschlusses gewährleisten soll. Eine absolute Sicherheit lässt sich nicht erreichen, weil jedem Rechnungslegungs- und internen Kontrollsystem die Möglichkeit von Fehlern immanent ist und auf Grund der stichprobengestützten Prüfung ein unvermeidbares Risiko besteht, dass wesentliche Fehldarstellungen im Jahresabschluss unentdeckt bleiben. Die Prüfung erstreckte sich nicht auf Bereiche, die überlicherweise den Gegenstand von Sonderprüfungen bilden.

Wir führten die Prüfung mit Unterbrechungen im Zeitraum von Juni bis September 2012 überwiegend in den Räumen der Gesellschaft in Wien durch. Die Prüfung wurde mit dem Datum dieses Berichts materiell abgeschlossen.

Für die ordnungsgemäße Durchführung des Auftrages ist Herr Mag. Walter Mika, Wirtschaftsprüfer, **verantwortlich.**

Grundlage für unsere Prüfung ist der mit der Gesellschaft abgeschlossene Prüfungsvertrag, bei dem die von der Kammer der Wirtschaftstreuhänder herausgegebenen "Allgemeinen **Auftragsbedingungen** für Abschlussprüfungen" einen integrierten Bestandteil bilden. Diese Auftragsbedingungen gelten nicht nur zwischen der Gesellschaft und dem Abschlussprüfer, sondern auch gegenüber Dritten. Bezüglich unserer Verantwortlichkeit und Haftung als Abschlussprüfer gegenüber der Gesellschaft und gegenüber Dritten kommt § 275 UGB zur Anwendung.

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Aufgliederung und Erläuterung von wesentlichen Posten des Jahresabschlusses

AOP Orphan Pharmaceuticals AG

2. Aufgliederung und Erläuterung von wesentlichen Posten des Jahresabschlusses

Die Nummerierungen im folgenden Teil beziehen sich auf die entsprechenden Posten im Jahresabschluss.

2.1. Aktiva

A. Anlagevermögen

III. Finanzanlagen

Buchwertentwicklung:

	€
Stand 1.1.2011	3.834.801,62
Zugang	4.529.047,30
Buchwert Abgang	-2.569.217,86
Abschreibung	-2.565.883,95
Stand 31.12.2011	3.228.747,11

Die Wertpapiere wurden zum Bilanzstichtag außerplanmäßig auf den beizulegenden Wert abgeschrieben.

Zusammensetzung:

1. Anteile an verbundenen Unternehmen	35.001,00
2. Beteiligungen (Buchwert)	56.647,17
3. Wertpapiere des Anlagververmögens (Buchwert)	1.939.834,22
4. Ausleihungen	1.197.264,72

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AOP Orphan Pharmaceuticals AG

B. Umlaufvermögen

I. Vorräte

Zusammensetzung:

	31.12.2011 in €	31.12.2010 in €
Roh-, Hilfs- und Betriebsstoffe	2.864.820,08	2.104.186,94
unfertige Erzeugnisse	509.212,60	222.185,10
fertige Erzeugnisse und Waren	6.700.207,94	4.695.835,90

Rohstoffe:
Der Posten enthält die Rohstoffe zur Herstellung von Arzneien. Sie wurden zum Einstandspreis unter Beachtung des Niederstwertprinzips bewertet.

Unfertige Erzeugnisse:
Die Position setzt sich aus Bulkware zusammen, die noch im Fertigungsprozess steht. Die Bewertung erfolgt mit dem Einstandspreis des Rohstoffes, der beim Hersteller der Bulkware lagert und den Herstellungskosten der Bulkware.

Fertige Erzeugnisse:
Der Wert der fertigen Erzeugnisse ist mit dem Einstandspreis der Rohstoffe zuzüglich der Herstellungskosten ausgewiesen.

Waren:
Der Posten enthält ausschließlich Handelsware. Sie wurde zum Einstandspreis unter Beachtung des Niederstwertprinzips bewertet.

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II. **Forderungen und sonstige Vermögensgegenstände**

1. **Forderungen aus Lieferungen und Leistungen**

Zusammensetzung:

	31.12.2011 €	31.12.2010 €
Forderungen aus L+L EU	7.862.585,75	7.316.943,84
Forderungen aus L+L Export	3.420.060,32	2.574.011,89
Forderungen aus L+L Inland	2.541.453,49	2.508.033,46
Ford.lange LZ (Abzinsung)	-183.360,48	0,00
Einzel-WB zu inl. Ford. L+L	-150.805,50	-72.000,00
	13.489.933,58	12.326.989,19

In den Forderungen aus Lieferungen und Leistungen ist eine langfristige Forderung enthalten. Diese wurde auf 5 Jahre abgezinst.

2.2. Passiva

C. **Verbindlichkeiten**

2. **Verbindlichkeiten aus Lieferungen und Leistungen**

Zusammensetzung:

	31.12.2011 €	31.12.2010 €
Verbindlichkeiten a.L+L EU	4.315.122,80	1.750.053,33
Verbindlichkeiten a.L+L Inland	3.081.344,00	1.874.554,24
Verbindlichkeiten a.L+L Export	810.432,91	781.434,80
Haftrücklässe	6.282,01	6.282,01
	8.213.181,72	4.412.324,38

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AOP Orphan Pharmaceuticals AG

2.3. Gewinn- und Verlustrechnung

1. Umsatzerlöse

Zusammensetzung:

	2011 €	2010 €
Erlöse	57.178.940,48	45.198.193,68
Erlösminderungen	-106.022,16	-173.610,46
	57.072.918,32	45.024.583,22

4. Aufwendungen für Material und sonstige bezogene Herstellungsleistungen

a. Materialaufwand

Zusammensetzung:

	2011 €	2010 €
Handelswaren	15.111.669,82	12.366.674,48
Rohstoffe	4.351.247,35	1.847.837,35
Bezugskosten	7.162,16	3.990,98
Skontoertrag	-268.385,73	-262.205,02
	19.201.693,60	13.956.297,79

5. Personalaufwand

	2011 €	2010 €
Gehälter	5.901.212,13	4.437.179,40
Aufwendungen für Abfertigungen	53.982,75	71.264,15
Aufwendungen für Altersversorgung	77.071,83	73.454,71
Aufwendungen für gesetzlich vorgeschriebene Sozialabgaben sowie vom Entgelt abhängige Abgaben und Pflichtbeiträge	1.227.701,72	940.128,55
sonstige Sozialaufwendungen	104.306,19	60.107,84
	7.364.274,62	5.582.134,65

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7. sonstige betriebliche Aufwendungen

b. übrige

Zusammensetzung:

	2011 €	2010 €
Provisionen, Royalities	6.066.463,17	5.094.140,92
Werbung & Marketing	4.987.057,22	4.006.214,94
Forschung und Entwicklung	3.067.857,67	3.207.072,01
Pharmazeutische Entwicklung	2.207.030,82	1.295.105,57
Rechts- und Beratungsaufwand	1.466.046,36	791.091,77
Kursdifferenzen	814.305,37	584.614,94
Administrations- und Kommunikationsaufwand	518.371,98	352.593,99
Registrierung	500.051,75	507.696,54
Büro- und Verwaltungsaufwand	487.315,42	426.448,26
Reiseaufwendungen	391.911,45	326.927,31
KFZ-Aufwand	389.363,00	255.658,12
Abschreibung von Forderungen	208.714,09	114.996,51
Versicherungen	195.582,42	107.364,05
Präklinik	158.968,10	286.336,11
Aus- und Weiterbildung	130.228,65	86.037,43
Spesen des Geldverkehrs	111.858,62	92.775,01
Aufsichtsratsvergütungen	11.360,00	11.360,00
diverse betriebliche Aufwendungen	251.292,80	309.025,04
Verluste aus dem Abgang von Anlagevermögen, ausgenommen Finanzanlagen	5.743,29	9.881,75
	21.969.522,18	17.865.340,27

12. Aufwendungen aus Finanzanlagen und Wertpapieren des Umlaufvermögens

Zusammensetzung:

	2011 €	2010 €
BW Abgang WP UV - verlustig	150.274,13	73.995,00
Aufwendung aus Finanzanlagen	21.253,21	129.765,46
Ausgabeaufschlag WP des UV	14.014,75	0,00

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AOP Orphan Pharmaceuticals AG

Erlöse Abgang Wertpapiere UV verlustig	-128.427,49	0,00
Erl. aus Abg. WP UV-verlustig	0,00	-67.420,72
Abschreibung Finanzanlagen	2.565.883,95	1.412.584,96
Aufwand Drohverluste	945.000,00	0,00
Abschreibung WP des UV	387.430,20	14.826,68
Zinsaufwand SWAP	39.279,60	35.010,79
	3.994.708,35	1.598.762,17

In den Abschreibungen aus Finanzanlagen ist eine außerplanmäßige Abschreibung einer Ausleihung in Höhe von € 2.197.798,85 enthalten.

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Zusammenfassung des Prüfungsergebnisses

AOP Orphan Pharmaceuticals AG

3. Zusammenfassung des Prüfungsergebnisses

3.1. Feststellungen zur Gesetzmäßigkeit von Buchführung, Jahresabschluss und Lagebericht

Bei unseren Prüfungshandlungen stellten wir die Einhaltung der gesetzlichen Vorschriften und der Grundsätze ordnungsmäßiger **Buchführung** fest.

Im Rahmen unseres risiko- und kontrollorientierten Prüfungsansatzes haben wir - soweit wir dies für unsere Prüfungsaussage für notwendig erachteten - die internen Kontrollen in Teilbereichen des Rechnungslegungsprozesses in die Prüfung einbezogen.

Hinsichtlich der Gesetzmäßigkeit des **Jahresabschlusses** verweisen wir auf unsere Ausführungen im Bestätigungsvermerk.

Der **Lagebericht** entspricht nach unserer abschließenden Beurteilung den gesetzlichen Vorschriften.

3.2. Erteilte Auskünfte

Die gesetzlichen Vertreter erteilten die von uns verlangten Aufklärungen und Nachweise. Eine unterfertigte Vollständigkeitserklärung haben wir zu unseren Akten genommen.

3.3. Stellungnahme zu Tatsachen nach § 273 Abs 2 und Abs 3 UGB (Ausübung der Redepflicht)

Bei Wahrnehmung unserer Aufgaben als Abschlussprüfer haben wir keine Tatsachen festgestellt, die den Bestand der geprüften Gesellschaft gefährden oder ihre Entwicklung wesentlich beeinträchtigen können oder die schwerwiegende Verstöße der gesetzlichen Vertreter oder von Arbeitnehmern gegen Gesetz oder Satzung erkennen lassen. Wesentliche Schwächen bei der internen Kontrolle des Rechnungslegungsprozesses sind uns nicht zur Kenntnis gelangt. Die Voraussetzungen für die Vermutung eines Reorganisationsbedarfs (§ 22 Abs 1 Z 1 URG) sind nicht gegeben.

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Bestätigungsvermerk
AOP Orphan Pharmaceuticals AG

4. Bestätigungsvermerk

Bericht zum Jahresabschluss

Wir haben den beigefügten Jahresabschluss der

AOP Orphan Pharmaceuticals AG ,
Wien,

für das Geschäftsjahr vom 1. Jänner 2011 bis zum 31. Dezember 2011 unter Einbeziehung der Buchführung geprüft. Dieser Jahresabschluss umfasst die Bilanz zum 31. Dezember 2011, die Gewinn- und Verlustrechnung für das am 31. Dezember 2011 endende Geschäftsjahr sowie den Anhang.

Unsere Verantwortlichkeit und Haftung ist gemäß § 275 Abs 2 UGB (Haftungsregelungen bei der Abschlussprüfung einer kleinen oder mittelgroßen Gesellschaft) gegenüber der Gesellschaft und auch gegenüber Dritten mit insgesamt 2 Millionen Euro begrenzt.

Verantwortung der gesetzlichen Vertreter für den Jahresabschluss und für die Buchführung

Die gesetzlichen Vertreter der Gesellschaft sind für die Buchführung sowie für die Aufstellung eines Jahresabschlusses verantwortlich, der ein möglichst getreues Bild der Vermögens-, Finanz- und Ertragslage der Gesellschaft in Übereinstimmung mit den österreichischen unternehmensrechtlichen Vorschriften vermittelt. Diese Verantwortung beinhaltet: Gestaltung, Umsetzung und Aufrechterhaltung eines internen Kontrollsystems, soweit dieses für die Aufstellung des Jahresabschlusses und die Vermittlung eines möglichst getreuen Bildes der Vermögens-, Finanz- und Ertragslage der Gesellschaft von Bedeutung ist, damit dieser frei von wesentlichen Fehldarstellungen ist, sei es aufgrund von beabsichtigten oder unbeabsichtigten Fehlern; die Auswahl und Anwendung geeigneter Bilanzierungs- und Bewertungsmethoden; die Vornahme von Schätzungen, die unter Berücksichtigung der gegebenen Rahmenbedingungen angemessen erscheinen.

Verantwortung des Abschlussprüfers und Beschreibung von Art und Umfang der gesetzlichen Abschlussprüfung

Unsere Verantwortung besteht in der Abgabe eines Prüfungsurteils zu diesem Jahresabschluss auf der Grundlage unserer Prüfung. Wir haben unsere Prüfung unter Beachtung der in Österreich geltenden gesetzlichen Vorschriften und Grundsätze ordnungsgemäßer Abschlussprüfung durchgeführt. Diese Grundsätze erfordern, dass wir die Standesregeln einhalten und die Prüfung so planen und durchführen, dass wir uns mit hinreichender Sicherheit ein Urteil darüber bilden können, ob der Jahresabschluss frei von wesentlichen Fehldarstellungen ist.

Eine Prüfung beinhaltet die Durchführung von Prüfungshandlungen zur Erlangung von Prüfungsnachweisen hinsichtlich der Beträge und sonstigen Angaben im Jahresabschluss. Die Auswahl der Prüfungshandlungen liegt im pflichtgemäßen Ermessen des Abschlussprüfers unter Berücksichtigung seiner Einschätzung des Risikos eines Auftretens wesentlicher Fehldarstellungen, sei es aufgrund von beabsichtigten oder unbeabsichtigten Fehlern. Bei der Vornahme dieser Risikoeinschätzung berücksichtigt der Abschlussprüfer das interne Kontrollsystem, soweit es für die Aufstellung des Jahresabschlusses und die Vermittlung eines möglichst getreuen Bildes der Vermögens-, Finanz- und Ertragslage der Gesellschaft von Bedeutung ist, um unter Berücksichtigung der Rahmenbedingungen geeignete Prüfungshandlungen festzulegen, nicht jedoch um ein Prüfungsurteil über die Wirksamkeit der internen Kontrollen der Gesellschaft abzugeben. Die Prüfung umfasst ferner die Beurteilung der Angemessenheit der angewandten Bilanzierungs- und Bewertungsmethoden und der von den gesetzlichen Vertretern vorgenommenen wesentlichen Schätzungen sowie eine Würdigung der Gesamtaussage des Jahresabschlusses.

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AOP Orphan Pharmaceuticals AG

Wir sind der Auffassung, dass wir ausreichende und geeignete Prüfungsnachweise erlangt haben, sodass unsere Prüfung eine hinreichend sichere Grundlage für unser Prüfungsurteil darstellt.

Prüfungsurteil

Unsere Prüfung hat zu keinen Einwendungen geführt. Aufgrund der bei der Prüfung gewonnenen Erkenntnisse entspricht der Jahresabschluss nach unserer Beurteilung den gesetzlichen Vorschriften sowie den ergänzenden Bestimmungen in der Satzung und vermittelt ein möglichst getreues Bild der Vermögens- und Finanzlage der Gesellschaft zum 31. Dezember 2011 sowie der Ertragslage der Gesellschaft für das Geschäftsjahr vom 1. Jänner 2011 bis zum 31. Dezember 2011 in Übereinstimmung mit den österreichischen Grundsätzen ordnungsmäßiger Buchführung.

Aussagen zum Lagebericht

Der Lagebericht ist aufgrund der gesetzlichen Vorschriften darauf zu prüfen, ob er mit dem Jahresabschluss in Einklang steht und ob die sonstigen Angaben im Lagebericht nicht eine falsche Vorstellung von der Lage der Gesellschaft erwecken. Der Bestätigungsvermerk hat auch eine Aussage darüber zu enthalten, ob der Lagebericht mit dem Jahresabschluss in Einklang steht.

Der Lagebericht steht nach unserer Beurteilung in Einklang mit dem Jahresabschluss.

Wien, am 24.9.2012

SMP
Wirtschaftsprüfungsgesellschaft m.b.H.

Die Veröffentlichung oder Weitergabe des Jahresabschlusses mit unserem Bestätigungsvermerk darf nur in der von uns bestätigten Fassung erfolgen. Dieser Bestätigungsvermerk bezieht sich ausschließlich auf den deutschsprachigen und vollständigen Jahresabschluss samt Lagebericht. Für abweichende Fassungen sind die Vorschriften des § 281 Abs 2 UGB zu beachten.

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AOP Orphan Pharmaceuticals AG

Bilanz
zum 31.12.2011

AKTIVA	31.12.2011 EUR	31.12.2011 EUR	31.12.2010 EUR
A. Anlagevermögen			
I. Immaterielle Vermögensgegenstände			
1 gewerbliche Schutzrechte und ähnliche Rechte und Vorteile		284 287,07	48 707,28
II Sachanlagen			
1 Einbauten in fremden Gebäuden	426.197,31		471 715,80
2 andere Anlagen, Betriebs- und Geschäftsausstattung	1 007 883,62		895 406,17
		1.434.080,93	1 367 125,97
III Finanzanlagen			
1 Anteile an verbundenen Unternehmen	35.001,00		35 001,00
2. Beteiligungen	56 647,17		56 647,17
3 Wertpapiere (Wertrechte) des Anlagevermögens	1 939.834,22		2.693.792,78
4 Sonstige Ausleihungen	1.197 264,72		1.044 360,67
		3.228.747,11	3.834.801,62
		4.947.115,11	**5.250.634,87**
B. Umlaufvermögen			
I. Vorräte			
1 Roh-, Hilfs- und Betriebsstoffe	2.864.820,08		2.104.186,94
2 unfertige Erzeugnisse	509 212,60		222 185,10
3. fertige Erzeugnisse und Waren	6.700 207,94		4.695.835,90
		10 074 240,62	7 022.207,94
II Forderungen und sonstige Vermögensgegenstände			
1. Forderungen aus Lieferungen und Leistungen	13.469 933,58		12.326.989,19
2. Forderungen gegenüber verbundenen Unternehmen	720,00		9 166,39
3 sonstige Forderungen und Vermögensgegenstände	3.653 464,23		5 084 555,98
		17.144.117,81	17.420.711,56
III Wertpapiere und Anteile			
1 sonstige Wertpapiere und Anteile		1.566 652,47	1 456.354,07
IV. Kassenbestand, Guthaben bei Kreditinstituten		8 857 652,94	4 430 597,93
		37.642.663,84	**30.329.871,50**
C. Rechnungsabgrenzungsposten		598.399,03	336.900,73
SUMME AKTIVA		43.188.177,98	35.917.407,10

PASSIVA	31.12.2011 EUR	31.12.2011 EUR	31.12.2010 EUR
A. Eigenkapital			
I Grundkapital		200.000,00	200.000,00
II. Kapitalrücklagen			
1 nicht gebundene		980.627,20	980 627,20
III. Gewinnrücklagen			
1. gesetzliche Rücklage	20 000,00		20 000,00
2. andere Rücklagen (freie Rücklagen)	2.802 750,86		2 802 750,86
		2.822 750,86	2 822.750,86
IV Bilanzgewinn (Bilanzverlust)		22.499.035,67	18.579.365,43
davon Gewinnvortrag		*18 579 365,43*	*14 604 746,06*
		26.502.413,73	**22.582.743,49**
B. Rückstellungen			
1 Rückstellungen für Abfertigungen	258.679,10		251 465,22
2. Rückstellungen für Pensionen	441 523,81		371.171,98
3. Steuerrückstellungen	0,00		848 355,49
4 sonstige Rückstellungen	5.216.977,26		5.379.224,45
		5.917.180,17	**6.850.237,14**
C. Verbindlichkeiten			
1 Verbindlichkeiten gegenüber Kreditinstituten	118 186,37		334.999,99
2 Verbindlichkeiten aus Lieferungen und Leistungen	8.213 181,72		4.412.324,38
3 Verbindlichkeiten gegenüber verbundenen Unternehmen.	400 800,00		105.600,00
4 sonstige Verbindlichkeiten	2.036 415,99		1 631.502,10
davon aus Steuern	*149 599,81*		*180 580,34*
davon im Rahmen der sozialen Sicherheit	*36.921,72*		*36 690,56*
		10.768.584,08	**6.484.426,47**
D. Rechnungsabgrenzungsposten		0,00	0,00
SUMME PASSIVA		43.188.177,98	35.917.407,10

Bilanz GJ 2011
67

AOP Orphan Pharmaceuticals AG

Gewinn- und Verlustrechnung

01.01.2011 bis 31.12.2011

	2011 (EUR)	2010 (EUR)
1. Umsatzerlöse	**57.072.918,32**	**45.024.583,22**
2. Veränderung des Bestandes an fertigen und unfertigen Erzeugnissen	**565.471,51**	**-192.238,00**
3. sonstige betriebliche Erträge		
a) Erträge aus dem Abgang von Anlagevermögen	16.546,31	50,00
b) Erträge aus der Auflösung von Rückstellungen	1.198.252,69	404.559,42
c) übrige	2.681.689,19	1.689.398,77
	3.896.488,19	**2.094.008,19**
4. Aufwendungen für Material und sonstige bezogene Herstellungsleistungen		
a) Materialaufwand	19.201.693,60	13.956.297,79
b) Aufwendungen für bezogene Leistungen	3.213.913,78	2.115.544,21
	22.415.607,38	**16.071.842,00**
5. Personalaufwand		
a) Gehälter	5.901.212,13	4.437.179,40
b) Aufwendungen für Abfertigungen	53.982,75	71.264,15
c) Aufwendungen für Altersversorgung	77.071,83	73.454,71
d) Aufwendungen für gesetzliche vorgeschriebene Sozialabgaben sowie vom Entgelt abhängige Abgaben und Pflichtbeiträge	1.227.701,72	940.128,55
e) sonstige Sozialaufwendungen	104.306,19	60.107,84
	7.364.274,62	**5.582.134,65**
6. Abschreibungen		
a) auf immaterielle Gegenstände des Anlagevermögens und Sachanlagen	**577.982,42**	**465.947,15**
7. sonstige betriebliche Aufwendungen		
a) Steuern, soweit sie nicht unter Steuern vom Einkommen und vom Ertrag fallen	794.113,78	208.889,97
b) übrige	21.969.522,18	17.865.340,27
	22.763.635,96	**18.074.230,24**
8. Zwischensumme aus Z1 bis 7 (Betriebserfolg)	**8.413.377,64**	**6.732.199,37**
9. Erträge aus anderen Wertpapieren und Ausleihungen des Finanzanlagevermögens	**82.691,59**	**60.830,77**

GuV GJ 2011

68

AOP Orphan Pharmaceuticals AG

Gewinn- und Verlustrechnung

01.01.2011 bis 31.12.2011

	2011 (EUR)	2010 (EUR)
10. sonstige Zinsen und ähnliche Erträge		
Zinserträge aus Bankguthaben	45.162,98	46.786,03
Erträge aus Wertpapieren des Umlaufvermögens	0,00	0,00
Zinserträge aus gegebenen Darlehen	54.764,22	8.627,81
	99.927,20	**55.413,84**
11. Erträge aus dem Abgang und der Zuschreibung zu Finanzanlagen und Wertpapieren des Umlaufvermögens		
Erträge aus dem Abgang von Wertpapieren des Umlaufvermögens	373.316,16	1.620,66
Erträge aus Optionsgeschäften	30.423,71	30.637,48
	403.739,87	**32.258,14**
12. Aufwendungen aus Finanzanlagen und Wertpapieren des Umlaufvermögens		
Aufwendungen aus Finanzanlagen und Wertpapieren des Umlaufvermögens	3.955.428,75	1.433.985,92
davon Abschreibungen auf Finanzanlagen	*2.565.883,95*	*1.412.584,96*
davon Abschreibungen auf Wertpapiere des Umlaufvermögens	*387.430,20*	*14.826,68*
Aufwendungen aus Optionsgeschäften	39.279,60	164.776,25
	3.994.708,35	**1.598.762,17**
13. Zinsen und ähnliche Aufwendungen		
Sollzinsen	**208.575,87**	**51.310,47**
14. Zwischensumme aus Z 9 bis 13 (Finanzerfolg)	**-3.616.925,56**	**-1.501.569,89**
15. Ergebnis der gewöhnlichen Geschäftstätigkeit	**4.796.452,08**	**5.230.629,48**
16. Steuern vom Einkommen und vom Ertrag	**876.781,84**	**1.256.010,11**
17. Jahresüberschuß	**3.919.670,24**	**3.974.619,37**
18. Auflösung von Gewinnrucklagen		
a) gesetzliche Rücklage	**0,00**	**0,00**
19. Jahresgewinn	**3.919.670,24**	**3.974.619,37**
20. Gewinnvortrag aus dem Vorjahr	**18.579.365,43**	**14.604.746,06**
21. Bilanzgewinn	**22.499.035,67**	**18.579.365,43**

GuV GJ 2011

69

ANHANG

Jahresabschluss zum 31. Dezember 2011

BILANZIERUNGS- UND BEWERTUNGSMETHODEN

Allgemeine Grundsätze

Der Jahresabschluss wurde unter Beachtung der Grundsätze ordnungsmäßiger Buchführung, sowie unter Beachtung der Generalnorm, ein möglichst getreues Bild der Vermögens-, Finanz- und Ertragslage des Unternehmens zu geben, aufgestellt.

Bei der Erstellung des Jahresabschlusses wurde der Grundsatz der Vollständigkeit eingehalten.

Bei der Bewertung der einzelnen Vermögensgegenstände und Schulden wurde der Grundsatz der Einzelbewertung beachtet und eine Fortführung des Unternehmens unterstellt.

Dem Vorsichtsprinzip wurde dadurch Rechnung getragen, dass nur die am Abschlussstichtag realisierten Gewinne ausgewiesen wurden. Allen erkennbaren Risiken und drohenden Verlusten wurde entsprechend Raum getragen.

Anlagevermögen

Immaterielle Vermögensgegenstände

Erworbene immaterielle Anlagewerte wurden zu Anschaffungskosten angesetzt und, sofern sie der Abnutzung unterliegen, um planmäßige Abschreibungen vermindert.

Die planmäßige Abschreibung wird linear vorgenommen. Dabei wird folgende Nutzungsdauer zugrunde gelegt:

Anlagengruppe	Nutzungsdauer
EDV-Software	2 - 5 Jahre
Internetauftritt	3 Jahre

Sachanlagevermögen

Das Sachanlagevermögen wurde zu Anschaffungs- bzw. Herstellungskosten angesetzt und, soweit abnutzbar, um planmäßige Abschreibungen vermindert.

Die planmäßige Abschreibung wird linear vorgenommen, wobei für die einzelnen Anlagengruppen folgende Nutzungsdauer zugrunde gelegt wird:

Anlagengruppe	Nutzungsdauer
Investitionen in fremde Gebäude	4 - 10 Jahre
Betriebs- und Geschäftsausstattung	3 - 10 Jahre
Kraftfahrzeuge	4 Jahre

Die geringwertigen Vermögensgegenstände des Geschäftsjahres wurden im Jahr der Anschaffung sofort voll abgeschrieben.

Finanzanlagen

Finanzanlagen wurden zu Anschaffungskosten angesetzt und, soweit notwendig, außerplanmäßig abgeschrieben.

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70

Außerplanmäßige Abschreibungen wurden nur dann vorgenommen, wenn Wertminderungen voraussichtlich von Dauer sind.

Umlaufvermögen

Vorräte

Die Bewertung der Vorräte erfolgte zu Anschaffungs- bzw. Herstellungskosten oder zum niedrigeren beizulegenden Wert.

Bei der Ermittlung der Herstellungskosten wurden soziale Aufwendungen und Fremdkapitalzinsen nicht einbezogen.

Forderungen und sonstige Vermögensgegenstände

Die Forderungen und sonstigen Vermögensgegenstände wurden mit dem Nennwert angesetzt.

Fremdwährungsforderungen wurden mit ihrem Entstehungskurs oder mit dem niedrigeren Devisengeldkurs zum Bilanzstichtag bewertet.

Im Falle erkennbarer Einzelrisiken wurde der niedrigere beizulegende Wert angesetzt.

Wertpapiere des Umlaufvermögens wurden zu Anschaffungskosten bzw. niedrigeren Börsenkursen zum Bilanzstichtag bewertet.

Rückstellungen

Rückstellungen für Anwartschaften auf Abfertigungen

Die Abfertigungsrückstellung wurde nach finanzmathematischen Grundsätzen auf Basis eines Rechnungszinssatzes von 4 % und des gesetzlichen Pensionsantrittsalters ermittelt.

Bei der Rückstellungsberechnung wurde kein Fluktuationsabschlag berücksichtigt.

Pensionsrückstellungen

Die Rückstellung für Pensionen wurde nach versicherungsmathematischen Grundsätzen nach dem Teilwertverfahren auf Basis eines Rechnungszinssatzes von 5 % berechnet.

Sonstige Rückstellungen

In den sonstigen Rückstellungen wurden unter Beachtung des Vorsichtsprinzips alle im Zeitpunkt der Bilanzerstellung erkennbaren Risiken und der Höhe oder dem Grunde nach ungewissen Verbindlichkeiten mit den Beträgen berücksichtigt, die nach vernünftiger kaufmännischer Beurteilung erforderlich sind.

Verbindlichkeiten

Verbindlichkeiten sind mit dem Rückzahlungsbetrag unter Bedachtnahme auf den Grundsatz der Vorsicht ermittelt.

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71

ERLÄUTERUNGEN ZUR BILANZ

Entwicklung des Anlagevermögens

Die Entwicklung der einzelnen Posten des Anlagevermögens und die Aufgliederung der Jahresabschreibung nach einzelnen Posten (§ 226 Abs. 1) ist aus dem Anlagespiegel (Anlage IV) ersichtlich.

Vorräte

Der Bestand an Vorräten stellt sich wie folgt dar. In Klammer sind die Vorjahreswerte abgebildet:

	Bestandsveränderung (in EUR)	Endbestand 31.12. (in EUR)
Rohstoffe	+ 760.633,14 *(2010. - 151.356,50)*	2.864.820,08 *(2010: 2.104.186,94)*
Unfertige Erzeugnisse	+ 286.972,80 *(2010: + 47.545,11)*	509.212,60 *(2010: 222.185,10)*
Fertige Erzeugnisse	+278.498,71 (2010: - 239.783,11)	1.713.138,61 *(2010: 1.434.782,78)*
Handelswaren	+ 1.732.195,51 *(2010: + 1.232.846,57)*	4.987.069,33 *(2010: 3.261.053,12)*

Forderungen und sonstige Vermögensgegenstände

Die nachfolgende Darstellung zeigt die Restlaufzeiten der in der Bilanz ausgewiesenen Forderungen:

	Gesamtbetrag (EUR)	davon Restlaufzeit bis 1 Jahr (EUR)	davon Restlaufzeit 1 bis 5 Jahre (EUR)
Forderungen aus Lieferungen und Leistungen	13.489.933,58 *(2010: 12.326.989,19)*	12.642.900,58 *(2010: 12.326.989,19)*	847.033,00 *(2010: 0.00)*
Forderungen gegenüber verbundenen Unternehmen	720,00 *(2010: 9.166,39)*	720,00 *(2010: 9.166,39)*	*0,00)* *(2010: 0,00)*
Sonstige Forderungen und Vermögensgegenstände	3.653.464,23 *(2010: 5.084.555,98)*	3.103.838,28 *(2010: 2.816.427,11)*	549.625,95 *(2010: 2.268.127,87)*
Summe Forderungen	17.144.117,81 *(2010: 17.420.711,56)*	15.747.458,86 *(2010: 14.054.088,59)*	1.396.658,95 *(2010: 2.268.127,87)*

Sonstige Forderungen und Vermögensgegenstände

Im Posten „Sonstige Forderungen und Vermögensgegenstände" sind wesentliche Beträge enthalten, die erst nach dem Bilanzstichtag zahlungswirksam werden. Es handelt sich hier um eine Anzahlung für ein Forschungsprojekt, Forderungen gegenüber der Finanzbehörde sowie die Forschungsprämien 2010 und 2011.

Eigenkapital

Die Gesellschaft weist ein Eigenkapital in Höhe von EUR 26.502.413,73 (2010: EUR 22.582.743,49) aus.

Das Grundkapital von € 200.000,00 verteilt sich auf 20.000 Aktien zum Nennwert von je €10,00.

Rückstellungen

Anlage V stellt die Aufgliederung der Rückstellungen dar.

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72

Verbindlichkeiten

Zur Fristigkeit der in der Bilanz ausgewiesenen Verbindlichkeiten werden folgende Erläuterungen gegeben:

	Gesamtbetrag (in EUR)	davon Restlaufzeit bis 1 Jahr (in EUR)	davon Restlaufzeit 1 – 5 Jahre (in EUR)
Verbindlichkeiten gegenüber Kreditinstituten	118.186,37 *(2010: 334.999,99)*	118.186,37 *(2010: 223.000,00)*	0,00 *(2010: 111.999,99)*
Verbindlichkeiten aus Lieferungen und Leistungen	8.213.181,72 *(2010: 4.412.324,38)*	8.213.181,72 *(2010: 4.412.324,38)*	0,00 *(2010: 0,00)*
Verbindlichkeiten gegenüber verbundenen Unternehmen	400.800,00 *(2010: 105.600,00)*	400.800,00 *(2010: 105.600,00)*	0,00 *(2010: 0,00)*
Sonstige Verbindlichkeiten	2.036.415,99 *(2010: 1.631.502,10)*	2.036.415,99 *(2010: 1.631.502,10)*	0,00 *(2010: 0,00)*
Summe Verbindlichkeiten	10.768.584,08 *(2010: 6.484.426,47)*	10.768.584,08 *(2010: 6.312.426,48)*	0,00 *(2010: 111.999,99)*

Sonstige Verbindlichkeiten

Im Posten „Sonstige Verbindlichkeiten" sind wesentliche Beträge enthalten, die als Aufwand erfasst wurden, aber erst im Folgejahr zahlungswirksam werden. Hier handelt es sich um Prämien entsprechend der Prämienvereinbarungen für 2011.

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73

ERLÄUTERUNGEN ZUR GEWINN- UND VERLUSTRECHNUNG

Die Gliederung der Gewinn- und Verlustrechnung erfolgte nach dem Gesamtkostenverfahren gem. § 231 Abs. 2.

Umsatzerlöse

Die Aufgliederung der Umsatzerlöse nach geografisch bestimmten Märkten ist wie folgt:

Umsatzerlöse in Österreich	EUR 20.633.896,59
Umsatzerlöse EU (außer Österreich)	EUR 30.126.889,76
Umsatzerlöse Drittländer (Nicht-EU)	EUR 6.312.131,97
Umsatzerlöse gesamt:	EUR 57.072.918,32

Aufwendungen für Abfertigungen

Im Jahr 2011 wurden Aufwendungen für Abfertigungen in Höhe von EUR 53.982,75 dotiert. Davon entfallen EUR 46.788,87 auf Aufwendungen für betriebliche Mitarbeitervorsorgekassen.

Angaben über die Auswirkungen der Steuer vom Einkommen und Ertrag auf das EGT

Die Steuern vom Einkommen und Ertrag betragen EUR 876.781,84 und belasten das Ergebnis der gewöhnlichen Geschäftstätigkeit um 18,28 %.

SONSTIGE PFLICHTANGABEN

Angaben zu Beteiligungsunternehmen

Die Angaben gem. § 238 Z 2 unterbleiben, da das berichtende Unternehmen weniger als 20 % der Anteile besitzt.

Zahl der Arbeitnehmerinnen und Arbeitnehmer

Die durchschnittliche Zahl der Arbeitnehmerinnen und Arbeitnehmer gegliedert nach Arbeitern und Angestellten beträgt (§ 239 Abs. 1 Z 1):

	2011	2010
Arbeiter	0	0
Angestellte	98	73
Gesamt	98	73

Angaben zu den Mitgliedern des Vorstands

Geschäftsführung:	Name	seit
	Dr. Georg Fischer	27.06.2008
	Dr. Christoph Wachter	27.06.2008
	Dr. Rudolf Widmann	15.08.2003

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74

Angaben zu den Mitgliedern des Aufsichtsrats

Im Geschäftsjahr 2011 waren folgende Personen Mitglieder des Aufsichtsrates:

DDr. Heinz Russwurm (Vorsitzender)
Mag. Heinrich Friedrich (Stellvertreter des Vorsitzenden)
Dr. Ingrid Aichinger-Widmann

Wien, im September 2012

Dr. Rudolf Widmann
Vorstand

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75

AOP Orphan Pharmaceuticals AG

Anlagenspiegel
zum 31.12.2011

	Entwicklung zu Anschaffungs- und Herstellungskosten					Entwicklung der Abschreibung					Buchwerte	
	Stand 01.01.2011 in EUR	Zugang in EUR	Umbuchung in EUR	Abgang in EUR	Stand 31.12.2011 in EUR	Stand 01.01.2011 in EUR	Zugang in EUR	Abgang in EUR	Zuschreibung in EUR	Stand 31.12.2011 in EUR	Stand 31.12.2010 in EUR	Stand 31.12.2011 in EUR
A. Anlagevermögen												
I. Immaterielle Vermögensgegenstände												
1. Gewerbliche Schutzrechte und ähnliche Rechte und Vorteile												
Datenverarbeitungsprogramme	125.696,85	197.937,66	0,00	7.181,00	316.453,51	76.989,57	41.911,57	7.181,00	0,00	111.720,14	48.707,28	204.733,37
Internetauftritt	0,00	80.750,00	0,00	0,00	80.750,00	0,00	1.196,30	0,00	0,00	1.196,30	0,00	79.553,70
	125.696,85	278.687,66	0,00	7.181,00	397.203,51	76.989,57	43.107,87	7.181,00	0,00	112.916,44	48.707,28	284.287,07
II. Sachanlagen												
1. Einbauten in fremden Gebäuden												
Baul. Inv. Frmd. Betr.-u. Geschg	562.867,70	12.481,65	0,00	0,00	575.349,35	91.147,90	58.004,14	0,00	0,00	149.152,04	471.719,80	426.197,31
2. andere Anlagen, Betriebs- und Geschäftsausstattung												
Fahrzeuge PKW	1.050.885,67	454.929,20	0,00	162.626,05	1.343.188,82	463.731,84	281.969,22	137.104,43	0,00	608.596,73	587.153,83	734.592,09
Büromaschinen, EDV-Anlagen	425.496,63	50.245,24	0,00	76.356,12	399.385,75	205.858,03	71.160,66	75.300,04	0,00	201.718,65	219.638,60	197.667,10
Büroeinrichtung	210.785,42	8.394,93	0,00	17.624,18	201.556,17	122.171,68	20.498,67	16.738,61	0,00	125.931,74	88.613,74	75.624,43
Geringwertige Vermögensgegenstände	0,00	103.241,76	0,00	103.241,76	0,00	0,00	103.241,76	103.241,76	0,00	0,00	0,00	0,00
	1.687.167,72	616.811,13	0,00	359.848,11	1.944.130,74	791.761,55	476.870,41	332.384,84	0,00	936.247,12	895.406,17	1.007.883,62
	2.250.035,42	629.292,78	0,00	359.848,11	2.519.480,09	882.909,45	534.874,55	332.384,84	0,00	1.085.399,16	1.367.125,97	1.434.080,93
III Finanzanlagen												
1. Anteile an verbundenen Unternehmen												
Anteile an verb. Unternehmen	35.001,00	0,00	0,00	0,00	35.001,00	0,00	0,00	0,00	0,00	0,00	35.001,00	35.001,00
2. Beteiligungen												
Beteiligungen Sonstige	56.647,17	0,00	0,00	0,00	56.647,17	0,00	0,00	0,00	0,00	0,00	56.647,17	56.647,17
3. Wertpapier des Anlagevermögens	4.152.670,34	2.057.250,00	0,00	2.488.356,10	3.721.564,24	1.453.877,56	368.085,10	40.232,64	0,00	1.781.730,02	2.698.792,78	1.939.834,22
4. sonstige Ausleihungen												
Darlehen	837.360,67	29.798,60	0,00	121.094,40	746.064,87	0,00	0,00	0,00	0,00	0,00	837.360,67	746.064,87
Gegeb. Darlehen	207.000,00	2.441.998,72	0,00	0,00	2.648.998,72	0,00	2.197.798,85	0,00	0,00	2.197.798,85	207.000,00	451.199,87
	1.044.360,67	2.471.797,32	0,00	121.094,40	3.395.063,59	0,00	2.197.798,85	0,00	0,00	2.197.798,85	1.044.360,67	1.197.264,74
	5.288.679,18	4.529.047,32	0,00	2.609.450,50	7.208.276,00	1.453.877,56	2.565.883,95	40.232,64	0,00	3.979.528,87	3.834.801,62	3.228.747,13
SUMME ANLAGENSPIEGEL	7.664.411,45	5.437.027,76	0,00	2.976.479,61	10.124.959,60	2.413.776,58	3.143.866,37	379.798,48	0,00	5.177.844,47	5.250.634,87	4.947.115,13

Anhang/Anlage IV

76

AOP Orphan Pharmaceuticals AG

RÜCKSTELLUNGEN
zum 31.12.2011

	Stand (in EUR) 31.12.2010	Verwendung (in EUR)	Auflösung (in EUR)	Zuweisung (in EUR)	Stand (in EUR) 31.12.2011
Rückstellung für Abfertigungen	251.485,22	0,00	0,00	7.193,88	258.679,10
Rückstellung für Pensionen	371.171,98	0,00	0,00	70.351,83	441.523,81
Steuerrückstellungen	848.355,49	848.355,49	0,00	0,00	0,00
Rückstellung für Prozesskosten	142.000,00	0,00	20.000,00	566.953,10	688.953,10
Rückstellung für Prämien	60.779,77	60.779,77	0,00	187.533,54	187.533,54
Rückstellung für Urlaub	156.008,35	0,00	0,00	21.888,76	177.897,11
Rückstellung für Jubiläumsgelder	85.298,21	0,00	0,00	16.310,59	101.608,80
Rückstellung Prüfungsaufwand	45.000,00	0,00	0,00	0,00	45.000,00
Rückstellung für Drohverluste	373.448,27	0,00	5.295,20	945.000,00	1.313.153,07
Rückstellungen für Forschung & Entwicklung	4.516.689,85	1.117.273,60	1.156.374,72	459.790,11	2.702.831,64
Summe Rückstellungen	**6.850.237,14**	**2.026.408,86**	**1.181.669,92**	**2.275.021,81**	**5.917.180,17**

Anhang/Anlage V

77

KAMMER DER WIRTSCHAFTSTREUHÄNDER

Allgemeine Auftragsbedingungen für Abschlussprüfungen (AAB AP 2011)

Auszug aus den vom Vorstand der Kammer der Wirtschaftstreuhänder mit Beschluss vom 8.3.2000 zur Anwendung empfohlenen Allgemeinen Auftragsbedingungen für Wirtschaftstreuhandberufe, umfassende Teile der Präambel und die Punkte 1 bis 16 des I. Teiles. Adaptiert vom Arbeitskreis für Honorarfragen und Auftragsbedingungen am 23.5.2002, am 21.10.2004, am 18.12.2006, am 31.8.2007, am 26.2.2008, am 30.06.2009, am 22.3.2010 sowie am 21.02.2011.

Präambel und Allgemeines

(1) Wird nicht abgedruckt.

(2) Für alle Teile der Auftragsbedingungen gilt, dass, falls einzelne Bestimmungen unwirksam sein sollten, dies die Wirksamkeit der übrigen Bestimmungen nicht berührt. Die unwirksame Bestimmung ist durch eine gültige, die dem angestrebten Ziel möglichst nahe kommt, zu ersetzen.

(3) Für alle Teile der Auftragsbedingungen gilt weiters, dass der zur Ausübung eines Wirtschaftstreuhandberufes Berechtigte verpflichtet ist, bei der Erfüllung der vereinbarten Leistung nach den Grundsätzen ordnungsgemäßer Berufsausübung vorzugehen. Er ist berechtigt, sich zur Durchführung des Auftrages hiefür geeigneter Mitarbeiter zu bedienen.

(4) Für alle Teile der Auftragsbedingungen gilt schließlich, dass ausländisches Recht vom Berufsberechtigten nur bei ausdrücklicher schriftlicher Vereinbarung zu berücksichtigen ist.

(5) Die in der Kanzlei des Berufsberechtigten erstellten Arbeiten können nach Wahl des Berufsberechtigten entweder mit oder ohne elektronische Datenverarbeitung erstellt werden. Für den Fall des Einsatzes von elektronischer Datenverarbeitung ist der Auftraggeber, nicht der Berufsberechtigte, verpflichtet, die nach den DSG notwendigen Registrierungen oder Verständigungen vorzunehmen.

(6) Der Auftraggeber verpflichtet sich, Mitarbeiter des Berufsberechtigten während und binnen eines Jahres nach Beendigung des Auftragsverhältnisses nicht in seinem Unternehmen oder in einem ihm nahestehenden Unternehmen zu beschäftigen, widrigenfalls er sich zur Bezahlung eines Jahresbezuges des übernommenen Mitarbeiters an den Berufsberechtigten verpflichtet.

I.TEIL

1. Geltungsbereich

(1) Die Auftragsbedingungen des I. Teiles gelten für Verträge über (gesetzliche und freiwillige) Prüfungen mit und ohne Bestätigungsvermerk, Gutachten, gerichtliche Sachverständigentätigkeit, Erstellung von Jahres- und anderen Abschlüssen, Steuerberatungstätigkeit und über andere im Rahmen eines Werkvertrages zu erbringende Tätigkeiten mit Ausnahme der Führung der Bücher, der Vornahme der Personalsachbearbeitung und der Abgabenverrechnung.

(2) Die Auftragsbedingungen gelten, wenn ihre Anwendung ausdrücklich oder stillschweigend vereinbart ist. Darüber hinaus sind sie mangels anderer Vereinbarung Auslegungsbehelf.

(3) Punkt 8 gilt auch gegenüber Dritten, die vom Beauftragten zur Erfüllung des Auftrages im Einzelfall herangezogen werden.

2. Umfang und Ausführung des Auftrages

(1) Auf die Absätze 3 und 4 der Präambel wird verwiesen.

(2) Ändert sich die Rechtslage nach Abgabe der abschließenden beruflichen schriftlichen als auch mündlichen Äußerung, so ist der Berufsberechtigte nicht verpflichtet, den Auftraggeber auf Änderungen oder sich daraus ergebende Folgerungen hinzuweisen. Dies gilt auch für abgeschlossene Teile eines Auftrages.

(3) Ein vom Berufsberechtigten bei einer Behörde (z.B. Finanzamt, Sozialversicherungsträger) elektronisch eingereichtes Anbringen ist als nicht von ihm beziehungsweise vom übermittelnden Bevollmächtigten unterschrieben anzusehen.

3. Aufklärungspflicht des Auftraggebers; Vollständigkeitserklärung

(1) Der Auftraggeber hat dafür zu sorgen, dass dem Berufsberechtigten auch ohne dessen besondere Aufforderung alle für die Ausführung des Auftrages notwendigen Unterlagen rechtzeitig vorgelegt werden und ihm von allen Vorgängen und Umständen Kenntnis gegeben wird, die für die Ausführung des Auftrages von Bedeutung sein können. Dies gilt auch für die Unterlagen, Vorgänge und Umstände, die erst während der Tätigkeit des Berufsberechtigten bekannt werden.

(2) Der Auftraggeber hat dem Berufsberechtigten die Vollständigkeit der vorgelegten Unterlagen sowie der gegebenen Auskünfte und Erklärungen im Falle von Prüfungen, Gutachten und Sachverständigentätigkeit schriftlich zu bestätigen. Diese Vollständigkeitserklärung kann auf den berufsüblichen Formularen abgegeben werden.

(3) Wenn bei der Erstellung von Jahresabschlüssen und anderen Abschlüssen vom Auftraggeber erhebliche Risken nicht bekannt gegeben worden sind, bestehen für den Auftragnehmer insoweit keinerlei Ersatzpflichten.

4. Sicherung der Unabhängigkeit

(1) Der Auftraggeber ist verpflichtet, alle Vorkehrungen zu treffen, um zu verhindern, dass die Unabhängigkeit der Mitarbeiter des Berufsberechtigten gefährdet wird, und hat selbst jede Gefährdung dieser Unabhängigkeit zu unterlassen. Dies gilt insbesondere für Angebote auf Anstellung und für Angebote, Aufträge auf eigene Rechnung zu übernehmen.

(2) Der Auftraggeber stimmt zu, dass seine persönlichen Daten, nämlich sein Name sowie Art und Umfang inklusive Leistungszeitraum der zwischen Berufsberechtigten und Auftraggeber vereinbarten Leistungen (sowohl Prüfungs- als auch Nichtprüfungsleistungen) zum Zweck der Überprüfung des Vorliegens von Befangenheits- oder Ausschließungsgründen iSd §§ 271 ff UGB im Informationsverbund (Netzwerk), dem der Berufsberechtigte angehört, verarbeitet und zu diesem Zweck an die übrigen Mitglieder des Informationsverbundes (Netzwerkes) auch ins Ausland übermittelt werden (eine Liste aller Übermittlungsempfänger wird dem Auftraggeber auf dessen Wunsch vom beauftragten Berufsberechtigten zugesandt). Hierfür entbindet der Auftraggeber den Berufsberechtigten nach dem Datenschutzgesetz und gem § 91 Abs 4 Z 2 WTBG ausdrücklich von dessen Verschwiegenheitspflicht. Der Auftraggeber nimmt in diesem Zusammenhang des Weiteren zur Kenntnis, dass in Staaten, die nicht Mitglieder der EU sind, ein niedrigeres Datenschutzniveau als in der EU herrschen kann. Der Auftraggeber kann diese Zustimmung jederzeit schriftlich an den Berufsberechtigten widerrufen.

5. Berichterstattung

(1) Bei Prüfungen und Gutachten ist, soweit nichts anderes vereinbart wurde, ein schriftlicher Bericht zu erstatten.

(2) Gibt der Berufsberechtigte über die Ergebnisse seiner Tätigkeit eine schriftliche Äußerung ab, so haftet er für mündliche Erklärungen über diese Ergebnisse nicht. Für schriftlich nicht bestätigte Erklärungen und Auskünfte von Mitarbeitern haftet der Berufsberechtigte nicht.

(3) Alle Auskünfte und Stellungnahmen vom Berufsberechtigten und seinen Mitarbeitern sind nur dann verbindlich, wenn sie schriftlich erfolgen oder schriftlich bestätigt werden. Als schriftliche Stellungnahmen gelten nur solche, bei denen eine firmenmäßige Unterfertigung erfolgt. Als schriftliche Stellungnahmen gelten keinesfalls Auskünfte auf elektronischem Wege, insbesondere auch nicht per E-Mail.

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(4) Bei elektronischer Übermittlung von Informationen und Daten können Übertragungsfehler nicht ausgeschlossen werden. Der Berufsberechtigte und seine Mitarbeiter haften nicht für Schäden, die durch die elektronische Übermittlung verursacht werden. Die elektronische Übermittlung erfolgt ausschließlich auf Gefahr des Auftraggebers. Dem Auftraggeber ist es bewusst, dass bei Benutzung des Internet die Geheimhaltung nicht gesichert ist. Weiters sind Änderungen oder Ergänzungen zu Dokumenten, die übersandt werden, nur mit ausdrücklicher Zustimmung zulässig.

(5) Der Empfang und die Weiterleitung von Informationen an den Berufsberechtigten und seine Mitarbeiter sind bei Verwendung von Telefon – insbesondere in Verbindung von automatischen Anrufbeantwortungssystemen, Fax, E-Mail und anderen elektronischen Kommunikationsmittel – nicht immer sichergestellt. Aufträge und wichtige Informationen gelten daher dem Berufsberechtigten nur dann als zugegangen, wenn sie auch schriftlich zugegangen sind, es sei denn, es wird im Einzelfall der Empfang ausdrücklich bestätigt. Automatische Übermittlungs- und Lesebestätigungen gelten nicht als solche ausdrücklichen Empfangsbestätigungen. Dies gilt insbesondere für die Übermittlung von Bescheiden und anderen Informationen über Fristen. Kritische und wichtige Mitteilungen müssen daher per Post oder Kurier an den Berufsberechtigten gesandt werden. Die Übergabe von Schriftstücken an Mitarbeiter außerhalb der Kanzlei gilt nicht als Übergabe.

(6) Der Auftraggeber stimmt zu, dass er vom Berufsberechtigten wiederkehrend allgemeine steuerrechtliche und allgemeine wirtschaftsrechtliche Informationen elektronisch übermittelt bekommt. Es handelt sich dabei nicht um unerbetene Nachrichten gemäß § 107 TKG.

6. Schutz des geistigen Eigentums des Berufsberechtigten

(1) Der Auftraggeber ist verpflichtet, dafür zu sorgen, dass die im Rahmen des Auftrages vom Berufsberechtigten erstellten Berichte, Gutachten, Organisationspläne, Entwürfe, Zeichnungen, Berechnungen und dergleichen nur für Auftragszwecke (z.B. gemäß § 44 Abs 3 EStG 1988) verwendet werden. Im Übrigen bedarf die Weitergabe beruflicher schriftlicher als auch mündlicher Äußerungen des Berufsberechtigten an einen Dritten zur Nutzung der schriftlichen Zustimmung des Berufsberechtigten.

(2) Die Verwendung beruflicher schriftlicher als auch mündlicher Äußerungen des Berufsberechtigten zu Werbezwecken ist unzulässig; ein Verstoß berechtigt den Berufsberechtigten zur fristlosen Kündigung aller noch nicht durchgeführten Aufträge des Auftraggebers.

(3) Dem Berufsberechtigten verbleibt an seinen Leistungen das Urheberrecht. Die Einräumung von Werknutzungsbewilligungen bleibt der schriftlichen Zustimmung des Berufsberechtigten vorbehalten.

7. Mängelbeseitigung

(1) Der Berufsberechtigte ist berechtigt und verpflichtet, nachträglich hervorkommende Unrichtigkeiten und Mängel in seiner beruflichen schriftlicher als auch mündlicher Äußerung zu beseitigen, und verpflichtet, den Auftraggeber hievon unverzüglich zu verständigen. Er ist berechtigt, auch über die ursprüngliche Äußerung informierte Dritte von der Änderung zu verständigen.

(2) Der Auftraggeber hat Anspruch auf die kostenlose Beseitigung von Unrichtigkeiten, sofern diese durch den Auftragnehmer zu vertreten sind; dieser Anspruch erlischt sechs Monate nach erbrachter Leistung des Berufsberechtigten bzw. – falls eine schriftliche Äußerung nicht abgegeben wird – sechs Monate nach Beendigung der beanstandeten Tätigkeit des Berufsberechtigten.

(3) Der Auftraggeber hat bei Fehlschlägen der Nachbesserung etwaiger Mängel Anspruch auf Minderung. Soweit darüber hinaus Schadenersatzansprüche bestehen, gilt Punkt 8.

8. Haftung

(1) Der Berufsberechtigte haftet nur für vorsätzliche und grob fahrlässig verschuldete Verletzung der übernommenen Verpflichtungen.

(2) Im Falle grober Fahrlässigkeit beträgt die Ersatzpflicht des Berufsberechtigten höchstens das zehnfache der Mindestversicherungssumme der Berufshaftpflichtversicherung gemäß § 11 Wirtschaftstreuhandberufsgesetz (WTBG) in der jeweils geltenden Fassung.

(3) Jeder Schadenersatzanspruch kann nur innerhalb von sechs Monaten nachdem der oder die Anspruchsberechtigten von dem Schaden Kenntnis erlangt haben, spätestens aber innerhalb von drei Jahren ab Eintritt des (Primär)Schadens nach dem anspruchsbegründenden Ereignis gerichtlich geltend gemacht werden, sofern nicht in gesetzlichen Vorschriften zwingend andere Verjährungsfristen festgesetzt sind.

(4) Gilt für Tätigkeiten § 275 UGB kraft zwingenden Rechtes, so gelten die Haftungsnormen des § 275 UGB insoweit sie zwingenden Rechtes sind und zwar auch dann, wenn an der Durchführung des Auftrages mehrere Personen beteiligt gewesen oder mehrere zum Ersatz verpflichtete Handlungen begangen worden sind, und ohne Rücksicht darauf, ob andere Beteiligte vorsätzlich gehandelt haben.

(5) In Fällen, in denen ein förmlicher Bestätigungsvermerk erteilt wird, beginnt die Verjährungsfrist spätestens mit Erteilung des Bestätigungsvermerkes zu laufen.

(6) Wird die Tätigkeit unter Einschaltung eines Dritten, z.B. eines Daten verarbeitenden Unternehmens, durchgeführt und der Auftraggeber hievon benachrichtigt, so gelten nach Gesetz und den Bedingungen des Dritten entstehende Gewährleistungs- und Schadenersatzansprüche gegen den Dritten als an den Auftraggeber abgetreten. Der Berufsberechtigte haftet nur für Verschulden bei der Auswahl des Dritten.

(7) Eine Haftung des Berufsberechtigten einem Dritten gegenüber wird bei Weitergabe beruflicher schriftlicher als auch mündlicher Äußerungen durch den Auftraggeber ohne Zustimmung oder Kenntnis des Berufsberechtigten nicht begründet.

(8) Die vorstehenden Bestimmungen gelten nicht nur im Verhältnis zum Auftraggeber, sondern auch gegenüber Dritten, soweit ihnen der Berufsberechtigte ausnahmsweise doch für seine Tätigkeit haften sollte. Ein Dritter kann jedenfalls keine Ansprüche stellen, die über einen allfälligen Anspruch des Auftraggebers hinausgehen. Die Haftungshöchstsumme gilt nur insgesamt einmal für alle Geschädigten, einschließlich der Ersatzansprüche des Auftraggebers selbst, auch wenn mehrere Personen (der Auftraggeber und ein Dritter oder auch mehrere Dritte) geschädigt worden sind; Geschädigte werden nach ihrem Zuvorkommen befriedigt.

9. Verschwiegenheitspflicht, Datenschutz

(1) Der Berufsberechtigte ist gemäß § 91 WTBG verpflichtet, über alle Angelegenheiten, die ihm im Zusammenhang mit seiner Tätigkeit für den Auftraggeber bekannt werden, Stillschweigen zu bewahren, es sei denn, dass der Auftraggeber ihn von dieser Schweigepflicht entbindet oder gesetzliche Äußerungspflichten entgegen stehen.

(2) Der Berufsberechtigte darf Berichte, Gutachten und sonstige schriftliche Äußerungen über die Ergebnisse seiner Tätigkeit Dritten nur mit Einwilligung des Auftraggebers aushändigen, es sei denn, dass eine gesetzliche Verpflichtung hiezu besteht.

(3) Der Berufsberechtigte ist befugt, ihm anvertraute personenbezogene Daten im Rahmen der Zweckbestimmung des Auftrages zu verarbeiten oder durch Dritte gemäß Punkt 8 Abs 6 verarbeiten zu lassen. Der Berufsberechtigte gewährleistet gemäß § 15 Datenschutzgesetz die Verpflichtung zur Wahrung des Datengeheimnisses. Dem Berufsberechtigten überlassenes Material (Datenträger, Daten, Kontrollzahlen, Analysen und Programme) sowie alle Ergebnisse aus der Durchführung der Arbeiten werden grundsätzlich dem Auftraggeber gemäß § 11 Datenschutzgesetz zurückgegeben, es sei denn, dass ein schriftlicher Auftrag seitens des Auftraggebers vorliegt, Material bzw. Ergebnis an Dritte weiterzugeben. Der Berufsberechtigte verpflichtet sich, Vorsorge zu treffen, dass der Auftraggeber seiner Auskunftspflicht laut § 26 Datenschutzgesetz nachkommen kann. Die dazu notwendigen Aufträge des Auftraggebers sind schriftlich an den Berufsberechtigten weiterzugeben. Sofern für solche Auskunftsarbeiten kein Honorar vereinbart wurde, ist nach tatsächlichem Aufwand an den Auftraggeber zu verrechnen. Der Verpflichtung zur Information der Betroffenen bzw. Registrierung im Datenverarbeitungsregister hat der Auftraggeber nachzukommen, sofern nichts Anderes ausdrücklich schriftlich vereinbart wurde.

10. Kündigung

(1) Soweit nicht etwas Anderes schriftlich vereinbart oder gesetzlich zwingend vorgeschrieben ist, können die Vertragspartner den Vertrag jederzeit mit sofortiger Wirkung kündigen. Der Honoraranspruch bestimmt sich nach Punkt 12.

(2) Ein – im Zweifel stets anzunehmender – Dauerauftrag (auch mit Pauschalvergütung) kann allerdings, soweit nichts Anderes schriftlich vereinbart ist, ohne Vorliegen eines wichtigen Grundes (vergleiche § 88 Abs 4 WTBG) nur unter Einhaltung einer Frist von drei Monaten zum Ende eines Kalendermonats gekündigt werden.

(3) Bei einem gekündigten Dauerauftragsverhältnis zählen - außer in Fällen des Abs 5 - nur jene einzelnen Werke zum verbleibenden Auftragsstand, deren vollständige oder überwiegende Ausführung innerhalb der Kündigungsfrist möglich ist, wobei Jahresabschlüsse und Jahressteuererklärungen innerhalb von 2 Monaten nach Bilanzstichtag als überwiegend ausführbar anzusehen sind. Diesfalls sind sie auch tatsächlich innerhalb berufsüblicher Frist fertig zu stellen, sofern sämtliche

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erforderlichen Unterlagen unverzüglich zur Verfügung gestellt werden und soweit nicht ein wichtiger Grund iSd § 88 Abs 4 WTBG vorliegt.

(4) Im Falle der Kündigung gemäß Abs 2 ist dem Auftraggeber innerhalb Monatsfrist schriftlich bekannt zu geben, welche Werke im Zeitpunkt der Kündigung des Auftragsverhältnisses noch zum fertig zu stellenden Auftragsstand zählen.

(5) Unterbleibt die Bekanntgabe von noch auszuführenden Werken innerhalb dieser Frist, so gilt der Dauerauftrag mit Fertigstellung der zum Zeitpunkt des Einlangens der Kündigungserklärung begonnenen Werke als beendet.

(6) Wären bei einem Dauerauftragsverhältnis im Sinne der Abs 2 und 3 - gleichgültig aus welchem Grunde - mehr als 2 gleichartige, üblicherweise nur einmal jährlich zu erstellende Werke (z.B. Jahresabschlüsse, Steuererklärungen etc.) fertig zu stellen, so zählen die darüber hinaus gehenden Werke nur bei ausdrücklichem Einverständnis des Auftraggebers zum verbleibenden Auftragsstand. Auf diesen Umstand ist der Auftraggeber in der Mitteilung gemäß Abs 4 gegebenenfalls ausdrücklich hinzuweisen.

11. Annahmeverzug und unterlassene Mitwirkung des Auftraggebers

Kommt der Auftraggeber mit der Annahme der vom Berufsberechtigten angebotenen Leistung in Verzug oder unterlässt der Auftraggeber eine ihm nach Punkt 3 oder sonst wie obliegende Mitwirkung, so ist der Berufsberechtigte zur fristlosen Kündigung des Vertrages berechtigt. Seine Honoraransprüche bestimmen sich nach Punkt 12. Annahmeverzug sowie unterlassene Mitwirkung seitens des Auftraggebers begründen auch dann den Anspruch des Berufsberechtigten auf Ersatz der ihm hierdurch entstandenen Mehraufwendungen sowie des verursachten Schadens, wenn der Berufsberechtigte von seinem Kündigungsrecht keinen Gebrauch macht.

12. Honoraranspruch

(1) Unterbleibt die Ausführung des Auftrages (z.B. wegen Kündigung), so gebührt dem Berufsberechtigten gleichwohl das vereinbarte Entgelt, wenn er zur Leistung bereit war und durch Umstände, deren Ursache auf Seiten des Bestellers liegen, daran verhindert worden ist (§ 1168 ABGB); der Berufsberechtigte braucht sich in diesem Fall nicht anrechnen zu lassen, was er durch anderweitige Verwendung seiner und seiner Mitarbeiter Arbeitskraft erwirbt oder zu erwerben unterlässt.

(2) Unterbleibt eine zur Ausführung des Werkes erforderliche Mitwirkung des Auftraggebers, so ist der Berufsberechtigte auch berechtigt, ihm zur Nachholung eine angemessene Frist zu setzen mit der Erklärung, dass nach fruchtlosem Verstreichen der Frist der Vertrag als aufgehoben gelte, im Übrigen gelten die Folgen des Abs 1.

(3) Kündigt der Berufsberechtigte ohne wichtigen Grund zur Unzeit, so hat er dem Auftraggeber den daraus entstandenen Schaden nach Maßgabe des Punktes 8 zu ersetzen.

(4) Ist der Auftraggeber – auf die Rechtslage hingewiesen – damit einverstanden, dass sein bisheriger Vertreter den Auftrag ordnungsgemäß zu Ende führt, so ist der Auftrag auch auszuführen.

13. Honorar

(1) Sofern nicht ausdrücklich Unentgeltlichkeit, aber auch nichts Anderes vereinbart ist, wird gemäß § 1004 und § 1152 ABGB eine angemessenen Entlohnung geschuldet. Sofern nicht nachweislich eine andere Vereinbarung getroffen wurde sind Zahlungen des Auftraggebers immer auf die älteste Schuld anzurechnen. Der Honoraranspruch des Berufsberechtigten ergibt sich aus der zwischen ihm und seinem Auftraggeber getroffenen Vereinbarung.

(2) Das gute Einvernehmen zwischen den zur Ausübung eines Wirtschaftstreuhandberufes Berechtigten und ihren Auftraggebern wird vor allem durch möglichst klare Entgeltvereinbarungen bewirkt.

(3) Die kleinste verrechenbare Leistungseinheit beträgt eine viertel Stunde.

(4) Auch die Wegzeit wird üblicherweise im notwendigen Umfang verrechnet.

(5) Das Aktenstudium in der eigenen Kanzlei, das nach Art und Umfang zur Vorbereitung des Berufsberechtigten notwendig ist, kann gesondert verrechnet werden.

(6) Erweist sich durch nachträglich hervorgekommene besondere Umstände oder besondere Inanspruchnahme durch den Auftraggeber ein bereits vereinbartes Entgelt als unzureichend, so sind Nachverhandlungen mit dem Ziel, ein angemessenes Entgelt nachträglich zu vereinbaren, üblich. Dies ist auch bei unzureichenden Pauschalhonoraren üblich.

(7) Die Berufsberechtigten verrechnen die Nebenkosten und die Umsatzsteuer zusätzlich.

(8) Zu den Nebenkosten zählen auch belegte oder pauschalierte Barauslagen, Reisespesen (bei Bahnfahrten 1. Klasse, gegebenenfalls Schlafwagen), Diäten, Kilometergeld, Fotokopierkosten und ähnliche Nebenkosten.

(9) Bei besonderen Haftpflichtversicherungserfordernissen zählen die betreffenden Versicherungsprämien zu den Nebenkosten.

(10) Weiters sind als Nebenkosten auch Personal- und Sachaufwendungen für die Erstellung von Berichten, Gutachten uä. anzusehen.

(11) Für die Ausführung eines Auftrages, dessen gemeinschaftliche Erledigung mehreren Berufsberechtigten übertragen worden ist, wird von jedem das seiner Tätigkeit entsprechende Entgelt verrechnet.

(12) Entgelte und Entgeltvorschüsse sind mangels anderer Vereinbarungen sofort nach deren schriftlicher Geltendmachung fällig. Für Entgeltzahlungen, die später als 14 Tage nach Fälligkeit geleistet werden, können Verzugszinsen verrechnet werden. Bei beiderseitigen Unternehmergeschäften gelten Verzugszinsen in der Höhe von 8 % über dem Basiszinssatz als vereinbart (siehe § 352 UGB).

(13) Die Verjährung richtet sich nach § 1486 ABGB und beginnt mit Ende der Leistung bzw. mit späterer, in angemessener Frist erfolgter Rechnungslegung zu laufen.

(14) Gegen Rechnungen kann innerhalb von 4 Wochen ab Rechnungsdatum schriftlich beim Berufsberechtigten Einspruch erhoben werden. Andernfalls gilt die Rechnung als anerkannt. Die Aufnahme einer Rechnung in die Bücher gilt jedenfalls als Anerkenntnis.

(15) Auf die Anwendung des § 934 ABGB im Sinne des § 351 UGB, das ist die Anfechtung wegen Verkürzung über die Hälfte für Geschäfte unter Unternehmern, wird verzichtet.

14. Sonstiges

(1) Der Berufsberechtigte hat neben der angemessenen Gebühren- oder Honorarforderung Anspruch auf Ersatz seiner Auslagen. Er kann entsprechende Vorschüsse verlangen und seine (fortgesetzte) Tätigkeit von der Zahlung dieser Vorschüsse abhängig machen. Er kann auch die Auslieferung des Leistungsergebnisses von der vollen Befriedigung seiner Ansprüche abhängig machen. Auf das gesetzliche Zurückbehaltungsrecht (§ 471 ABGB, § 369 UGB) wird in diesem Zusammenhang verwiesen. Wird das Zurückbehaltungsrecht zu Unrecht ausgeübt, haftet der Berufsberechtigte nur bei krass grober Fahrlässigkeit bis zur Höhe seiner noch offenen Forderung. Bei Dauerverträgen darf die Erbringung weiterer Leistungen bis zur Bezahlung früherer Leistungen verweigert werden. Bei Erbringung von Teilleistungen und offener Teilhonorierung gilt dies sinngemäß.

(2) Nach Übergabe sämtlicher vom WT erstellten aufbewahrungspflichtigen Daten an den Auftraggeber bzw. an den nachfolgenden Wirtschaftstreuhänder ist der Berufsberechtigte berechtigt, die Daten zu löschen.

(3) Eine Beanstandung der Arbeiten des Berufsberechtigten berechtigt, außer bei offenkundigen wesentlichen Mängeln, nicht zur Zurückhaltung der ihm nach Abs 1 zustehenden Vergütungen.

(4) Eine Aufrechnung gegen Forderungen des Berufsberechtigten auf Vergütungen nach Abs 1 ist nur mit unbestrittenen oder rechtskräftig festgestellten Forderungen zulässig.

(5) Der Berufsberechtigte hat auf Verlangen und Kosten des Auftraggebers alle Unterlagen herauszugeben, die er aus Anlass seiner Tätigkeit von diesem erhalten hat. Dies gilt jedoch nicht für den Schriftwechsel zwischen dem Berufsberechtigten und seinem Auftraggeber und für die Schriftstücke, die dieser in Urschrift besitzt und für Schriftstücke, die einer Aufbewahrungspflicht nach der Geldwäscherichtlinie unterliegen. Der Berufsberechtigte kann von Unterlagen, die er an den Auftraggeber zurückgibt, Abschriften oder Fotokopien anfertigen. Der Auftraggeber hat hiefür die Kosten insoweit zu tragen als diese Abschriften oder Fotokopien zum nachträglichen Nachweis der ordnungsgemäßen Erfüllung der Berufspflichten des Berufsberechtigten erforderlich sein könnten.

(6) Der Auftragnehmer ist berechtigt, im Falle der Auftragsbeendigung für weiterführende Fragen nach Auftragsbeendigung und die Gewährung des Zugangs zu den relevanten Informationen über das geprüfte Unternehmen ein angemessenes Entgelt zu verrechnen.

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(7) Der Auftraggeber hat die dem Berufsberechtigten übergebenen Unterlagen nach Abschluss der Arbeiten binnen 3 Monaten abzuholen. Bei Nichtabholung übergebener Unterlagen kann der Berufsberechtigte nach zweimaliger nachweislicher Aufforderung an den Auftraggeber, übergebene Unterlagen abzuholen, diese auf dessen Kosten zurückstellen und/oder Depotgebühren in Rechnung stellen.

(8) Der Berufsberechtigte ist berechtigt, fällige Honorarforderungen mit etwaigen Depotguthaben, Verrechnungsgeldern, Treuhandgeldern oder anderen in seiner Gewahrsame befindlichen liquiden Mitteln auch bei ausdrücklicher Inverwahrungnahme zu kompensieren, sofern der Auftraggeber mit einem Gegenanspruch des Berufsberechtigten rechnen musste.

(9) Zur Sicherung einer bestehenden oder künftigen Honorarforderung ist der Berufsberechtigte berechtigt, ein finanzamtliches Guthaben oder ein anderes Abgaben- oder Beitragsguthaben des Auftraggebers auf ein Anderkonto zu transferieren. Diesfalls ist der Auftraggeber vom erfolgten Transfer zu verständigen. Danach kann der sichergestellte Betrag entweder im Einvernehmen mit dem Auftraggeber oder bei Vollstreckbarkeit der Honorarforderung eingezogen werden.

15. Anzuwendendes Recht, Erfüllungsort, Gerichtsstand

(1) Für den Auftrag, seine Durchführung und die sich hieraus ergebenden Ansprüche gilt nur österreichisches Recht.

(2) Erfüllungsort ist der Ort der beruflichen Niederlassung des Berufsberechtigten.

(3) Für Streitigkeiten ist das Gericht des Erfüllungsortes zuständig.

16. Ergänzende Bestimmungen für Prüfungen

(1) Bei Abschlussprüfungen, die mit dem Ziel der Erteilung eines förmlichen Bestätigungsvermerkes durchgeführt werden (wie z.B. §§ 268ff UGB) erstreckt sich der Auftrag, soweit nicht anderweitige schriftliche Vereinbarungen getroffen worden sind, nicht auf die Prüfung der Frage, ob die Vorschriften des Steuerrechts oder Sondervorschriften, wie z.B. die Vorschriften des Preis-, Wettbewerbsbeschränkungs- und Devisenrechts, eingehalten sind. Die Abschlussprüfung erstreckt sich auch nicht auf die Prüfung der Führung der Geschäfte hinsichtlich Sparsamkeit, Wirtschaftlichkeit und Zweckmäßigkeit. Im Rahmen der Abschlussprüfung besteht auch keine Verpflichtung zur Aufdeckung von Buchfälschungen und sonstigen Unregelmäßigkeiten.

(2) Bei Abschlussprüfungen ist der Jahresabschluss, wenn ihm der uneingeschränkte oder eingeschränkte Bestätigungsvermerk beigesetzt werden kann, mit jenem Bestätigungsvermerk zu versehen, der der betreffenden Unternehmensform entspricht.

(3) Wird ein Jahresabschluss mit dem Bestätigungsvermerk des Prüfers veröffentlicht, so darf dies nur in der vom Prüfer bestätigten oder in einer von ihm ausdrücklich zugelassenen anderen Form erfolgen.

(4) Widerruft der Prüfer den Bestätigungsvermerk, so darf dieser nicht weiterverwendet werden. Wurde der Jahresabschluss mit dem Bestätigungsvermerk veröffentlicht, so ist auch der Widerruf zu veröffentlichen.

(5) Für sonstige gesetzliche und freiwillige Abschlussprüfungen sowie für andere Prüfungen gelten die obigen Grundsätze sinngemäß.

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NOTICE OF EXTRAORDINARY GENERAL MEETING

Elan Corporation, plc

(Registered in Ireland under the Companies Acts 1963 to 2012 with registered number 30356)

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Meeting”) of Elan Corporation, plc (“Elan” or the “Company”) will be held at The O’Callaghan Davenport Hotel, 8/10 Merrion Street Lower, Dublin 2, Ireland on 17 June 2013 at 10.00 a.m. (Irish time) to consider and, if thought fit, pass the following Resolutions:

AS ORDINARY RESOLUTIONS

Resolution 1

“THAT the entry by the Company into the Theravance Transaction, (as described and defined in the circular to Elan Shareholders dated 27 May 2013 of which this Notice forms part) (the “Circular”), be and is hereby approved and the Directors, or a duly authorised committee of the Directors, be and are hereby authorised to carry the Theravance Transaction into effect (with such non-material amendments as they shall deem necessary or appropriate) and in connection therewith the Directors of the Company be and are hereby authorised to do or procure to be done any such acts and things on behalf of the Company and its subsidiaries as they consider necessary or expedient for the purpose of giving effect to the foregoing.”

Resolution 2

“THAT the entry by the Company into the AOP Transaction, (as described and defined in the Circular), be and is hereby approved and the Directors, or a duly authorised committee of the Directors, be and are hereby authorised to carry the AOP Transaction into effect (with such non-material amendments as they shall deem necessary or appropriate) and in connection therewith the Directors of the Company be and are hereby authorised to do or procure to be done any such acts and things on behalf of the Company and its subsidiaries as they consider necessary or expedient for the purpose of giving effect to the foregoing.”

Resolution 3

“THAT the entry by the Company into the ELND005 Transaction, (as described and defined in the Circular), be and is hereby approved and the Directors, or a duly authorised committee of the Directors, be and are hereby authorised to carry the ELND005 Transaction into effect (with such non-material amendments as they shall deem necessary or appropriate) and in connection therewith the Directors of the Company be and are hereby authorised to do or procure to be done any such acts and things on behalf of the Company and its subsidiaries as they consider necessary or expedient for the purpose of giving effect to the foregoing.”

Resolution 4

“THAT the entry by the Company into the Share Repurchase Program, (as described and defined in the Circular), be and is hereby approved and the Directors, or a duly authorised committee of the Directors, be and are hereby authorised to carry the Share Repurchase Program into effect (with such non-material amendments as they shall deem necessary or appropriate) and in connection therewith the Directors of the Company be and are hereby authorised to do or procure to be done any such acts and things on behalf of the Company and its subsidiaries as they consider necessary or expedient for the purpose of giving effect to the foregoing.”

By order of the Board

William F. Daniel

Company Secretary

Dated 27 May 2013

Registered Office:

Elan Corporation, plc,

Treasury Building,

Lower Grand Canal Street,

Dublin 2,

Ireland

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NOTES FOR HOLDERS OF ORDINARY SHARES
AND FOR INFORMATION PURPOSES ONLY FOR ADS HOLDERS

1.	Total voting rights

At 23 May 2013, being the latest practicable date prior to the publication of this Notice of Extraordinary General Meeting (EGM), the Company’s issued share capital consisted of 510,727,975 Ordinary Shares. The Ordinary Shares carry one vote each. Therefore, the total number of voting rights of the Company at 23 May 2013, was of 510,727,975.

2.	Conditions for participating in the meeting

Every member, irrespective of how many shares they hold, has the right to attend, speak, ask questions relating to the agenda and to vote at the EGM. Completion of a Form of Proxy will not affect your right to attend, speak, ask questions relating to the agenda and vote at the EGM in person. The right to participate in the EGM is subject to the registration of the shares on the Voting Record Date (as set out in note 4 below). For the EGM on 17 June 2013, the Voting Record Date is close of business on 15 June 2013 (or in the case of an adjournment at close of business two days before the time fixed for the adjourned meeting). Changes to entries in the Register after that time will be disregarded in determining the right of any person to attend, speak, ask questions relating to the agenda and/or vote at the meeting.

If you are a registered shareholder, your shareholder reference number is to be found on your Form of Proxy. You will need to use your shareholder reference number and your PIN number to lodge your vote online via the Registrar’s website.

3.	Appointment of proxy

If you cannot attend the EGM in person, you may appoint a proxy (or proxies) to attend, speak, ask questions relating to the agenda and vote on your behalf. For this purpose a personalised Form of Proxy is sent to each member. A member entitled to attend and vote at the above meeting is entitled to appoint one or more proxies to attend, speak and vote on his/her behalf. A proxy need not be a member of the Company. You may appoint the Chairman of the Company or another individual as your proxy. You may appoint a proxy by completing your Form of Proxy, making sure to sign and date the form at the bottom and return it in the pre-paid envelope provided. Forms of Proxy, to be valid, must reach the Registrars to the Company, Computershare Services (Ireland) Limited, Heron House, Sandyford Industrial Estate, Dublin 18, Ireland not later than 10.00 a.m. (Irish time) on 15 June 2013. If you are appointing someone other than the Chairman as your proxy, then you must fill in the details of your representative at the meeting in the box located underneath the wording “I/We hereby appoint the Chairman of the EGM OR the following person” on the Form of Proxy.

Alternatively, you may appoint a proxy electronically, by visiting the website of the Company’s Registrars at www.eproxyappointment.com . You will need your shareholder reference number and your PIN number, which can be found on the lower section of your Form of Proxy.

If you appoint the Chairman or another person as a proxy to vote on your behalf, please make sure to indicate how you wish your votes to be cast by ticking the relevant boxes on your Form of Proxy. If you do not indicate how you wish your proxy to vote (or where additional Resolution or procedural matters are put to the meeting) your proxy may vote or abstain as he or she sees fit. Completing and returning a Form of Proxy will not preclude you from attending and voting at the meeting should you so wish.

4.	Voting Record Date for EGM

The Company, pursuant to Section 134A of the Companies Act, 1963, specifies that only those shareholders registered in the Register as at close of business on 15 June 2013 (or in the case of an adjournment at close of business two days before the time fixed for the adjourned meeting) shall be entitled to attend and vote at the meeting in respect of the number of shares registered in their names at the time. Changes in the Register after that time will be disregarded in determining the right of any person to attend and/or vote at the meeting.

5.	How to exercise your voting rights

As a shareholder, you have several ways to exercise your right to vote:

5.1.	By attending the EGM in person;

5.2.	By appointing the Chairman or another person as a proxy to vote on your behalf;

5.3.	By appointing a proxy via the CREST System if you hold your shares in CREST.

In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other registered holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the register of members.

6.	Tabling draft Resolution

If you or a group of members hold at least 3% of the issued share capital, representing at least 3% of the total voting rights, of the Company, you or the group of members acting together have the right to table a draft resolution for an item already on the agenda of the EGM subject to any contrary provision in company law.

In order to exercise this right, the text of the draft resolution and evidence of your identity and shareholding must be received by post by the Company Secretary at Elan Corporation, plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland or by email to GeneralMeeting@Elan.com within sufficient time so that it may be dispatched by the Company within the minimum notice period required for the resolution by the Companies Acts unless expressly provided otherwise in the Company’s Articles of Association. A resolution cannot be included in the EGM agenda unless the above requirements are complied with and it is received at either of these addresses by this deadline. Furthermore, members are reminded that there are provisions in company law which impose other conditions on the right of members to propose a resolution at the general meeting of a company.

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7.	Members’ right to ask questions

Members have a right to ask questions related to items on the EGM agenda and to have such questions answered by the Company subject to any reasonable measures the Company may take to ensure the identification of members. An answer is not required where: (i) to give an answer would interfere unduly with the preparation for the meeting or the confidentiality and business interests of the Company, (ii) the answer has already been given on the Company’s internet site in a question and answer forum, (iii) it appears to the Chairman of the meeting that it is undesirable in the interests of good order of the meeting that the question be answered or (iv) to give an answer will cause the Company to breach its obligations under the Irish Takeover Rules or any other relevant legislation.

8.	How to request/inspect documentation relating to the meeting

The Circular and the notice of the extraordinary general meeting were issued on 27 May 2013. These documents are also available on the Company’s website, www.elan.com.

Should you wish to be sent copies of documents relating to the meeting, you may request this by telephoning the Company’s Registrars on +353 1 4475107 or by writing to the Company Secretary at the address set out above.

The Memorandum and Articles of Association of the Company may be inspected during normal business hours on any normal working day at the registered office of the Company, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, up to and including the date of the EGM and at the EGM itself.

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